                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report:  October 10, 1997

                            Washington Mutual, Inc.
           ----------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)

                                   Washington
           ----------------------------------------------------------

               0-25188                                 91-1653725
        ------------------------            ----------------------------
         Commission File Number                IRS Identification No.


        1201 Third Avenue, Seattle, Washington                  98101
        ----------------------------------------------------------------
         Address of Principal Executive Office               Postal Code

                                  206-461-2000
               -------------------------------------------------
               Registrant's telephone number including area code

ITEM 5. OTHER EVENTS

        On July 1, 1997, Great Western Financial Corporation ("GWFC") was merged with and into a subsidiary of Washington Mutual, Inc. The merger was accounted for as a pooling-of-interests. This Form 8-K contains audited supplemental consolidated financial statements for Washington Mutual, Inc. for the three years ended December 31, 1996 and unaudited supplemental consolidated financial statements for the six months ended June 30, 1997 and 1996, which have been restated as if the respective companies had been combined for all periods presented. In addition, included herein is Management's Discussion and Analysis of Financial Position and Results of Operations for the periods presented in the supplemental consolidated financial statements.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a)     Financial Statements

                (i) SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996, 1995 AND 1994.

        Independent Auditors' Report.

        Supplemental Consolidated Statements of Income for the years ended December 31, 1996, 1995 and 1994.

        Supplemental Consolidated Statements of Financial Position as of December 31, 1996 and 1995.

        Supplemental Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.

        Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994.

        Notes to Supplemental Consolidated Financial Statements

                (ii) UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 1997 AND 1996.

        Supplemental Consolidated Statements of Income for the six months ended June 30, 1997 and 1996.

        Supplemental Consolidated Statements of Financial Position as of June 30, 1997 and December 31, 1996.

        Supplemental Consolidated Statement of Stockholders' Equity for the six months ended June 30, 1997 and 1996.

        Supplemental Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996.

        Notes to Supplemental Consolidated Financial Statements.

        (b)     Exhibits

                (i)  Consent of KPMG Peat Marwick LLP.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                WASHINGTON MUTUAL, INC.


Date: October 8, 1997           By:  /s/ WILLIAM A. LONGBRAKE
                                   -------------------------
                                   Chief Financial Officer

                             SELECTED FINANCIAL DATA

   The following table presents selected consolidated financial data for Washington Mutual, Inc. ("Washington Mutual" or the "Company") and is derived from and should be read in conjunction with the supplemental consolidated financial statements of Washington Mutual and the notes thereto, which are included in this Current Report on Form 8-K, and which give effect to the Company's merger with Great Western Financial Corporation ("Great Western"). The merger with Great Western was accounted for as a pooling-of-interests. The financial statements presented herein are designated as "supplemental" because generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The assets, liabilities, stockholders' equity, and results of operations of Great Western have been recorded on the books of Washington Mutual at their values as carried on the books of Great Western, and no goodwill was created. Washington Mutual's supplemental financial information contained herein has been restated as if the respective companies had been combined for all periods presented. As such, the information presented herein is not comparable to that reflected in the Company's annual report on Form 10-K for the year ended December 31, 1996.

                                                                     YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------------
                                            1996             1995             1994               1993               1992
                                        ------------     ------------     -------------      -------------      -------------
INCOME STATEMENT DATA                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income ....................    $  6,387,090     $  6,158,371     $   4,928,851      $   4,883,407      $   5,268,651
Interest expense ...................       3,814,143        3,860,018         2,642,806          2,509,827          2,971,220
                                        ------------     ------------     -------------      -------------      -------------
Net interest income ................       2,572,947        2,298,353         2,286,045          2,373,580          2,297,431
Provision for loan losses ..........         392,435          251,424           327,068            620,808            578,537
Other income .......................         658,164          603,567           694,228            648,925            518,778
Other expense ......................       2,428,599        1,802,886         1,883,348          1,922,639          1,819,540
                                        ------------     ------------     -------------      -------------      -------------
Income before income taxes, extra-
  ordinary items, cumulative effect
  of changes, and minority
  interest..........................         410,077          847,610           769,857            479,058            418,131
Income taxes .......................         141,220          273,006           265,180            126,034             84,062
Provision for payments in lieu of
  taxes ............................          25,187            7,887              (824)            14,075             53,980
Extraordinary items, net of federal
  income tax effect ................              --               --                --             (8,953)            (4,638)
Cumulative effect of change in tax
  accounting method ................              --               --                --             13,365            121,045
Cumulative effect of change in other
  post-retirement employee benefits               --               --                --                 --            (29,906)
Minority interest in earnings of
  consolidated subsidiaries ........          13,570           15,793            13,992             13,991             14,030
                                        ------------     ------------     -------------      -------------      -------------
Net income .........................    $    230,100     $    550,924     $     491,509      $     320,546      $     179,558
                                        ============     ============     =============      =============      =============
Net income attributable to common
 stock .............................    $    191,386     $    507,325     $     447,910      $     253,764      $     262,140
                                        ============     ============     =============      =============      =============

Net income per common share(1):
  Primary ..........................    $       0.81     $       2.17     $        1.98      $        1.30      $        1.54
  Fully diluted ....................            0.80             2.15              1.97               1.27               1.49
Average fully diluted common shares
  used to calculate earnings per
  share(5) .........................     238,463,909      239,520,022       232,057,126        235,721,785        227,000,202

SELECTED FINANCIAL DATA
Cash dividends paid per common
  share(1)(2) ......................    $       0.90     $       0.77     $        0.70      $        0.50      $        0.33
Common stock dividend payout ratio:
  Pre-business combinations(2)(3)...           29.01%           25.74%            24.50%             15.98%             15.43%
  Post-business combination ........          112.13            33.16             38.73              62.81              60.25
Return on average assets ...........            0.27             0.66              0.67               0.36               0.44
Return on average stockholders'
  equity ...........................            4.40            11.58             11.36               6.14               7.09
Return on average common
  stockholders equity ..............            3.86            11.33             11.07               5.54               6.77

                                                                        DECEMBER 31,
                                    -------------------------------------------------------------------------------------
                                        1996              1995              1994              1993              1992
                                    -------------     -------------     -------------     -------------     -------------
BALANCE SHEET DATA                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Assets ..........................   $  87,426,497     $  86,613,386     $  79,699,553     $  71,961,681     $  66,118,109
Available-for-sale securities ...      16,095,343        20,749,500         7,780,460         4,917,290         3,836,349
Held-to-maturity securities .....       4,479,056         5,084,456        10,791,135         6,270,139         4,638,473
Loans:
  Residential ...................      48,689,404        41,907,598        42,737,451        41,171,112        38,833,829
  Residential construction ......         728,121           629,280           559,365           435,307           373,743
  Commercial real estate ........       6,488,254         6,467,013         6,086,906         6,095,881         4,737,741
  Manufactured housing, second
    mortgage and other consumer .       3,399,278         3,358,832         2,894,327         2,678,169         1,702,834
  Consumer finance ..............       2,185,903         2,136,022         1,998,830         1,830,995         1,722,611
  Commercial business ...........         340,149           179,568           257,048           261,468           504,717
  Reserve for loan losses .......        (677,141)         (598,124)         (683,040)         (747,331)         (624,509)
                                    -------------     -------------     -------------     -------------     -------------
     Total loans ................      61,153,968        54,080,189        53,850,887        51,725,601        47,250,966
                                    =============     =============     =============     =============     =============
Deposits ........................      52,666,914        53,697,888        52,044,953        54,876,165        51,637,869
Annuities .......................         878,057           855,503           799,178           713,383           571,428
Borrowings ......................      27,407,744        25,169,766        21,078,049        10,416,757         8,714,104
Stockholders' equity ............       4,993,088         5,364,180         4,338,622         4,188,961         3,917,569
Stockholders' equity ratio ......            5.71%             6.19%             5.44%             5.82%             5.93%
Fully diluted book value per
  common share(1)(4) ............   $       20.13     $       20.73     $       17.01     $       16.65     $       15.93
Number of fully diluted common
  shares at end of period(4)(5)..     242,230,645       246,366,127       239,731,824       235,938,428       232,792,166

------------

(1) Net income per common share, cash dividends paid per common share, fully diluted book value per common share and number of common shares outstanding for 1992 have been adjusted for the third quarter 1993 50% stock dividend.

(2) Dividends include only amounts paid to Washington Mutual, Inc. shareholders.

(3) Dividend payout ratio is based on Washington Mutual's net income prior to business combinations, which was $223.9 million, $190.6 million, $172.3 million, $179.7 million, and $110.5 million in 1996, 1995, 1994, 1993, and
    1992.

(4) Does not include 8,000,000 shares of common stock issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FSLIC Resolution Fund ("FRF") and their transferees.

(5) As part of the business combination with Keystone Holdings, 8,000,000 shares of common stock, with an assigned value of $41.6125 per share, were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FRF and their transferees. The Company will use the treasury stock method to determine the effect of the shares upon the Company's financial statements. At December 31, 1996, the dilutive effect of the 8,000,000 shares of common stock on primary and fully diluted earnings per share was minimal.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
     AND RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 30, 1996

        The following discussion and analysis should be read in conjunction with the Supplemental Consolidated Financial Statements and Notes thereto presented elsewhere in this report.

GENERAL

        Washington Mutual is a financial services company committed to serving consumers and small and mid-sized businesses primarily throughout the Western United States and Florida. The Company's banking subsidiaries accept deposits from the general public, make residential loans, consumer loans, limited types of commercial real estate loans (primarily loans secured by multi-family properties), and engage in certain commercial banking activities. The Company's consumer finance operations provide direct installment loans and related credit insurance services and purchase retail installment contracts. Washington Mutual also sells annuities and other insurance products, offers full service securities brokerage, and acts as the investment advisor to and the distributor of mutual funds.

        The Keystone Holdings Transaction. In December 1996, Keystone Holdings, Inc. ("Keystone Holdings") merged with and into Washington Mutual, and all of the subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), became subsidiaries of the Company. ASB became an operating subsidiary of the Company.

        Keystone Holdings commenced operations in December 1988 as an indirect holding company for ASB. ASB was formed to effect the December 1988 acquisition (the "1988 Acquisition") of certain assets and liabilities of the failed savings and loan association subsidiary (the "Failed Association") of Financial Corporation of America. In connection with the 1988 Acquisition, the Federal Savings and Loan Insurance Corporation ("FSLIC") received warrants (the "Warrants") that represented the right to purchase capital stock of ASB's corporate parent, an intermediary holding company between Keystone Holdings and ASB. In addition, the 1988 Acquisition had a "good bank/bad bank" structure, with ASB, the "good bank," acquiring substantially all of the Failed Association's performing loans and fixed assets and assuming substantially all of its deposit liabilities. New West Federal Savings and Loan Association ("New West") , the "bad bank," was formed to acquire the Failed Association's other assets (including nonperforming loans) and liabilities with a view toward their liquidation. New West was transferred to the Federal Deposit Insurance Corporation ("FDIC") as manager of the FRF, prior to the merger of Keystone Holdings with and into Washington Mutual. New West was subsequently liquidated.

        The Great Western Transaction. In July 1997, Great Western merged with and into a subsidiary of Washington Mutual, and all of the subsidiaries of Great Western, including Great Western Bank, a Federal Savings Bank ("GWB") and its consumer finance subsidiary, Aristar, Inc. ("Aristar"), became subsidiaries of the Company. On October 1, 1997, GWB was merged with and into ASB and at the time of such merger the name of ASB was changed to Washington Mutual Bank, FA. Great Western was a diversified financial services company with more than 1,150 mortgage lending, retail banking and consumer finance offices nationwide. GWB conducts most of its real estate lending operations in 27 states with business concentrated in California, Florida, Texas and Washington. Aristar operates in 23 states primarily in the Southeast and Southwest regions of the United States principally under the names Blazer Financial Services and City Finance Company.

        The mergers of Keystone Holdings and Great Western have been accounted for as poolings-of-interests. The financial information presented herein has been restated as if the respective companies had been combined for all periods presented. Accordingly, unless otherwise noted, all references to Washington Mutual or the Company refer to the combined entity, including Keystone Holdings and Great Western.

        In connection with the closing of the merger with Great Western, the Company recorded pretax transaction-related expenses of $366.9 million in the third quarter of 1997. (This brings the total of such expenses for the first nine months of 1997 to $424.9 million.) As anticipated, the largest of these expense categories were severance and management payments and facilities and equipment impairment.

        Additionally, the Company has begun to implement its plan to securitize and sell approximately $1.1 billion of residential mortgage loans from GWB's portfolio which the Company had previously identified as having both high loan-to-value ratios and borrowers whose credit history is marginal. These loans are being transferred to a special purpose corporation which will issue two classes of securities. One class will be subordinated to the other, thereby providing credit enhancement to the first class. When this securitization is completed, in the fourth quarter of 1997, the securities will be placed in the Company's available-for-sale or trading portfolios, as management deems appropriate. The securities may subsequently be sold, from time to time, based upon management's future judgment of market conditions and execution capabilities. As a result of the foregoing process, the identified loans have been classified as held for sale as of September 30, 1997 and marked to the lower of cost or market with a charge to earnings of approximately $100.0 million.

        In addition to the transaction-related charges and the market adjustment of the loans, during the first nine months of 1997 the Company recorded $116.5 million in tax benefits related to the exercise of options under the Great Western stock option plan. This benefit was recorded directly as an increase to stockholders' equity as the options were exercised. The net after-tax effect upon stockholders' equity of all adjustments from merger-related activity was a reduction of $267.9 million.

RESULTS OF OPERATIONS

        Washington Mutual's 1996 net income of $230.1 million was down from $550.9 million in 1995 and $491.5 million in 1994. Earnings for 1996 were reduced a total of $489.4 million due to an after-tax charge of $209.8 million for transaction-related expenses resulting from the merger with Keystone Holdings; an after-tax charge of $79.6 million at Great Western for nonrecurring charges (including a $68.3 million pretax restructuring charge related to reengineering their loan origination operations and to consolidate Great Western's corporate headquarters and a $50.0 million pretax provision for losses on the bulk sale by Great Western of nonperforming loans and real estate); and by a third quarter after-tax charge of $200.0 million representing the Company's portion of the one-time assessment paid by savings institutions and banks nationally to recapitalize the Savings Association Insurance Fund ("SAIF"). Fully diluted earnings per share were $0.80 in 1996, compared with $2.15 in 1995 and $1.97 in 1994. Washington Mutual's return on average assets for 1996 equaled 0.27%, down from 0.66% in 1995 and 0.67% in 1994. Its return on common stockholders' equity for 1996 was 3.86%, also down from 11.33% in 1995 and 11.07% in 1994. An increase of approximately 250 basis points in short-term market interest rates in 1994 led to a compression of the net interest margin in late 1994 and 1995 (the net interest margin measures the Company's net interest income as a percentage of average interest-earning assets) and a corresponding pressure on net interest income. Certain short-term interest rates decreased 25 basis points in mid-1995 and again in December 1995, resulting in an improved operating environment for the Company during 1996.

        Net Interest Income. Net interest income for 1996 of $2.6 billion increased 12% from $2.3 billion in both 1995 and 1994. The net interest margin for 1996 was 3.13%, compared with 2.91% in 1995 and 3.30% in 1994. The 1996 increase in net interest income and margin reflected the effect of two primary factors. First, average interest-earning assets of $82.3 billion increased 4% from 1995. Second, the net interest spread (which is the difference between the Company's yield on interest-earning assets and its cost of funds) rose to 2.99% for 1996 from 2.81% during 1995. To a certain extent, the Company's net interest spread is affected by changes in the yield curve. Savings institutions generally have better financial results in a steep yield curve environment. During 1996, the difference between the yield on a three-month treasury bill and a 30-year bond was 155 basis points compared with 124 basis points a year earlier. This increased differential helped increase the Company's net interest spread.

        Although long-term interest rates were generally higher during 1996 when compared with 1995, the Company's yield on loans and investments dropped 3 basis points to 7.76% during 1996, compared with 7.79% for 1995. As part of a strategy initiated in late 1995 and continued in 1996 to restructure the Company's asset base, the Company purchased adjustable-rate assets while selling fixed-rate assets. See " -- Interest Rate Risk Management." The disposition of these higher yield fixed-rate assets and inclusion of more adjustable-rate assets more than offset the increased yields resulting from higher market interest rates. The decrease in market short-term interest rates during 1996 led to a decline in the Company's cost of funds to 4.77% for 1996, from 4.98% during 1995.

        The growth in net interest income in 1995 was due primarily to an increase in average interest-earning assets. Although average interest-earning assets increased 14% during 1995, a decline in the net interest spread from 3.23% in 1994 to 2.81% in 1995 limited the increase in net interest income. The full effect of the rise in short-term rates that began in late 1994 was felt in 1995 (mitigated somewhat by a subsequent lowering of short-term rates mid-year) increasing the cost of funds during 1995 to 4.98% from 3.88% during 1994. The yield on interest-earning assets during 1995 increased to only 7.79% from 7.11% during 1994 because long-term interest rates did not increase as much as short-term rates.

        Rising interest rates during 1994 and into 1995 also had a negative effect on the net interest spread due to the lag in repricing of the Company's adjustable-rate mortgages ("ARMs"), particularly its ARMs indexed to the 11th District Cost of Funds Index ("COFI"). In both 1995 and 1994, the net interest spread was negatively affected by the lag between COFI and changes in the repricing of the Company's interest-bearing liabilities. However, during 1996, short-term interest rates, the main component of COFI, declined slightly with the result that the repricing lag provided a slight benefit to the net interest spread. See " -- Interest Rate Risk Management" and "Consolidated Financial Statements -- Note 18: Interest Rate Risk Management."

        The following table sets forth information regarding the Company's consolidated average statements of financial condition, together with the total dollar amounts of interest income and expense and the weighted average interest rates for the periods presented.

                      YEAR ENDED DECEMBER 31, 1996       YEAR ENDED DECEMBER 31, 1995       YEAR ENDED DECEMBER 31, 1994
                    --------------------------------   --------------------------------   -------------------------------
                                          INTEREST                           INTEREST                          INTEREST
                                           INCOME                             INCOME                            INCOME
                     AVERAGE                 OR         AVERAGE                 OR         AVERAGE                OR
                    BALANCE(1)    RATE     EXPENSE     BALANCE(2)    RATE     EXPENSE     BALANCE(2)    RATE    EXPENSE
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
                                                     (DOLLARS IN THOUSANDS)
ASSETS
Investments(3)..... $25,026,183   7.06%   $1,765,937   $23,291,051   7.08%   $1,649,792   $14,674,748   5.70%  $  837,110
New West Note......          --     --            --       723,800   8.13        58,841     2,346,753   6.01      141,039
Loans(4)...........  57,273,243   8.07     4,621,153    55,048,673   8.08     4,449,738    52,277,836   7.56    3,950,702
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
Total
interest-earning
  assets...........  82,299,426   7.76     6,387,090    79,063,524   7.79     6,158,371    69,299,337   7.11    4,928,851
Other assets.......   4,377,424                          4,617,038                          4,511,338
                    -----------                        -----------                        -----------
    Total assets... $86,676,850                        $83,680,562                        $73,810,675
                    ===========                        ===========                        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Checking accounts $ 6,898,233   0.83        57,449   $ 6,744,793   0.95        63,958   $ 6,990,250   1.00       69,564
  Savings and money
    market accounts  13,670,008   3.18       434,691    13,541,539   3.32       449,813    14,626,997   2.49      364,542
  Time deposits....  32,458,419   5.39     1,748,162    33,205,445   5.54     1,838,132    31,657,602   4.32    1,368,859
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
    Total deposits.  53,026,660   4.22     2,240,302    53,491,777   4.40     2,351,903    53,274,849   3.38    1,802,965
Borrowings:
  Annuities........     812,185   5.01        40,658       801,129   5.58        44,716       734,969   4.51       33,143
  Federal funds
    purchased and
    commercial
    paper..........   2,040,637   5.40       110,247     1,898,473   6.19       117,442       759,404   4.40       33,390
  Securities sold
    under
    agreements
    to repurchase    14,360,452   5.50       790,483    14,800,811   6.11       904,698     6,313,546   4.76      300,820
  Advances from
    FHLBs..........   6,509,897   5.56       361,695     3,668,898   5.73       210,324     4,269,344   5.41      231,037
  Other interest-
    bearing
    liabilities....   3,143,556   8.61       270,758     2,867,735   8.05       230,935     2,743,820   8.80      241,451
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
    Total
      borrowings...  26,866,727   5.86     1,573,841    24,037,046   6.27     1,508,115    14,821,083   5.67      839,841
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
    Total interest
      bearing
      liabilities..  79,893,387   4.77     3,814,143    77,528,823   4.98     3,860,018    68,095,932   3.88    2,642,806
                    -----------   ----    ----------   -----------   ----    ----------   -----------   ----   ----------
Other liabilities..   1,552,701                          1,392,702                          1,389,350
                    -----------                        -----------                        -----------
    Total
      liabilities..  81,446,088                         78,921,525                         69,485,282

Stockholders'
  equity...........   5,230,762                          4,759,037                          4,325,393
                    -----------                        -----------                        -----------

    Total
      liabilities and
      stockholders'
      equity....... $86,676,850                        $83,680,562                        $73,810,675
                    ===========                        ===========                        ===========

Net interest
  spread and net
  interest income..               2.99%   $2,572,947                 2.81%   $2,298,353                 3.23%  $2,286,045
                                  ====    ==========                 ====    ==========                 ====   ==========
Net interest
  margin...........               3.13%                              2.91%                              3.30%


----------

(1) Average balances were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1996, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1996.

(2) Average balances were calculated on a daily basis for Keystone Holdings and were calculated on a monthly basis for Washington Mutual and Great Western. Due to the relative consistency of the Company's asset and liability balances during 1995 and 1994, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995 and 1994.

(3) The Company holds a small amount of tax exempt securities, but has chosen not to report the applicable interest income and yield on a tax equivalent basis.

(4) Nonaccruing loans were included in the average loan amounts outstanding. Amortized net deferred loan fees are included in the interest income calculations.

   The following table presents certain information regarding changes in interest income and interest expense of the Company during the periods indicated. The dollar amounts of interest income and interest expense fluctuate depending upon changes in interest rates and upon changes in amounts (volume) of the Company's interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and (ii) changes in rate (changes in average interest rate multiplied by the prior period's volume). Changes in rate/volume (changes in rate times the change in volume) are allocated proportionately to the changes in volume and the changes in rate.

                                               1996 VS. 1995                                  1995 VS. 1994
                                 -----------------------------------------       -------------------------------------------
                                    INCREASE (DECREASE)                            INCREASE (DECREASE)
                                           DUE TO                                         DUE TO
                                 -------------------------        TOTAL          -------------------------         TOTAL
                                 VOLUME(1)         RATE           CHANGE         VOLUME(2)         RATE            CHANGE
                                 ---------       ---------       ---------       ---------       ---------       -----------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST INCOME
Investments ...............      $ 122,412       $  (6,267)      $ 116,145       $ 575,674       $ 237,008       $   812,682
New West Note .............        (58,841)             --         (58,841)       (167,731)         85,533           (82,198)
Loans (3) .................        179,476          (8,061)        171,415         215,697         283,339           499,036
                                 ---------       ---------       ---------       ---------       ---------       -----------
     Total interest income         243,047         (14,328)        228,719         623,640         605,880         1,229,520

INTEREST EXPENSE
Deposits:
  Checking accounts .......          1,496          (8,005)         (6,509)         (2,394)         (3,212)           (5,606)
  Savings and money market
     accounts .............          4,319         (19,441)        (15,122)        (24,469)        109,740            85,271
  Time deposits ...........        (40,845)        (49,125)        (89,970)         69,714         399,559           469,273
                                 ---------       ---------       ---------       ---------       ---------       -----------
     Total deposit expense         (35,030)        (76,571)       (111,601)         42,851         506,087           548,938
Borrowings:
  Annuities ...............            627          (4,685)         (4,058)          3,178           8,395            11,573
  Federal funds purchased
  and commercial paper ....         10,405         (17,600)         (7,195)         66,115          17,937            84,052
  Securities sold under
    agreements to
    repurchase ............        (26,300)        (87,915)       (114,215)        498,897         104,981           603,878
  Advances from FHLBs .....        157,640          (6,269)        151,371         (35,828)         15,115           (20,713)
  Other ...................         23,108          16,715          39,823          11,957         (22,473)          (10,516)
                                 ---------       ---------       ---------       ---------       ---------       -----------
     Total borrowing
       expense ............        165,480         (99,754)         65,726         544,319         123,955           668,274
                                 ---------       ---------       ---------       ---------       ---------       -----------
     Total interest expense        130,450        (176,325)        (45,875)        587,170         630,042         1,217,212
                                 ---------       ---------       ---------       ---------       ---------       -----------
Net interest income .......      $ 112,597       $ 161,997       $ 274,594       $  36,470       $ (24,162)      $    12,308
                                 =========       =========       =========       =========       =========       ===========

------------

(1) Average balances in 1996 were calculated on a monthly basis. Due to the relative consistency of the Company's asset and liability balances during 1996, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1996.

(2) Average balances were calculated on a daily basis for Keystone Holdings and were calculated on a monthly basis for Washington Mutual and Great Western. Due to the relative consistency of the Company's asset and liability balances during 1995 and 1994, the average balances calculated on a monthly basis approximate the average balances calculated on a daily basis and were representative of the Company's operations in 1995 and 1994.

(3) Nonaccruing loans were included in the average loan amounts outstanding.

        Other Income. Other income was $658.2 million in 1996, compared with $603.6 million in 1995 and $694.2 million in 1994.

   Other income consisted of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                    1996            1995            1994
                                                  ---------       ---------       ---------
                                                           (DOLLARS IN THOUSANDS)
        Depositor fees .....................      $ 282,468       $ 233,879       $ 185,958
        Loan servicing fees ................         86,987          84,474          74,100
        Securities and insurance commissions        175,483         168,939         206,203
        Other operating income .............         88,836          71,932         111,529
        Gain on sale of loans ..............         44,897          11,024          29,180
        Gain on sale of assets .............         17,832          34,739          88,079
        Write-down of MBS ..................        (38,339)        (19,651)           (821)
        Loss on sale of covered assets .....             --         (37,399)             --
        FDIC assistance on covered assets ..             --          55,630              --
                                                  ---------       ---------       ---------
          Total other income ...............      $ 658,164       $ 603,567       $ 694,228
                                                  =========       =========       =========

        Depositor fees of $282.5 million in 1996 increased from $233.9 million in 1995 and $186.0 million in 1994. The increases reflected an expanded use of NSF and overdraft protection fees on checking accounts combined with an aggressive marketing campaign centered in the Pacific Northwest that increased the number of checking accounts. The growth in depositor fees has been tempered somewhat by an increase in the amount of deposit account-related losses (included in other operating expense) incurred by the Company resulting from the increased number of checking accounts. Management closely monitors the amount of losses incurred.

        Loan servicing fees were $87.0 million in 1996, up from $84.5 million in 1995 and $74.1 million in 1994. The higher level of loan servicing fees recognized reflected the increase in the amount of loans serviced for others. The average balance of loans serviced for others during 1996 increased approximately 7% from 1995 due primarily to the securitization and sale of residential loans. Loans serviced for others totaled $34.7 billion at December 31, 1996. The increase in the portfolio of loans serviced for others to $32.5 billion at December 31, 1995, from $26.3 billion at the end of 1994 was due mainly to the purchase of servicing rights on $4.2 billion of loans and loan securitizations. During 1994, the Company purchased the rights to service $3.9 billion of ARMs and sold servicing rights relating to $1.9 billion of its fixed-rate loan portfolio.

        Loan servicing fees consisted of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                         1996            1995            1994
                                                       ---------       ---------       ---------
                                                                (DOLLARS IN THOUSANDS)
        Loan servicing income ...................      $ 123,832       $ 106,484       $ 103,704
        Amortization of mortgage servicing rights        (36,845)        (22,010)        (29,604)
                                                       ---------       ---------       ---------
          Loan servicing fees ...................      $  86,987       $  84,474       $  74,100
                                                       =========       =========       =========

        Securities and insurance commissions were principally generated by the Company's nonbanking subsidiaries and totaled $175.5 million for 1996, compared with $168.9 million for 1995 and $206.2 million for 1994. The lower level of commissions during 1995 was the result of lower than anticipated sales activity at the securities subsidiaries. During 1996, commissions included the addition of nonproprietary mutual funds which improved the product mix.

        Other operating income during 1996 was $88.8 million, compared with $71.9 million in 1995 and $111.5 million in 1994. While the majority of other operating income was derived from loan-related fees, other operating income also included the following:

                                                 YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                             1996          1995         1994
                                           --------      --------      -------
                                                   (DOLLARS IN THOUSANDS)
Real estate fees                           $ 29,105      $ 24,208      $29,385
Real estate held for investment income        9,448         4,314        8,308
Mutual Travel fee income*                        --         3,632       14,215
Loss on affordable housing                   (4,052)       (7,611)          --

*During 1994, Mutual Travel, Inc. ("Mutual Travel"), the Company's travel agency subsidiary, recorded $14.2 million on fee income. With the sale of Mutual Travel in March 1995, fees recorded by the company amounted to only $3.6 million for 1995.

        Gain on sale of loans totaled $44.9 million in 1996, compared with $11.0 million in 1995 and $29.2 million in 1994. During 1996, Great Western sold a substantial portion of its student loan portfolio for $386.6 million, realizing a gain of $22.5 million. Most of the remaining gains recognized during 1996 were the result of selling $2.0 billion of fixed-rate loans as part of WMB's program of selling fixed-rate loan production with the objective of reducing the effect of future movements in interest rates. See below for further discussion of gain recognition under a new accounting pronouncement. During 1995 and 1994, Washington Mutual retained or securitized most of its loan production. During 1994, a $25.0 million gain was realized on the sale of ASB's credit card portfolio with a book value of $151.9 million.

        The balance of mortgage servicing rights increased to $165.3 million at December 31, 1996, from $115.1 million at the end of 1995 and $71.5 million at the end of 1994. The higher level of capitalized servicing rights reflected the increase in the amount of loans serviced for others and the implementation of Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights by the Company in 1995. SFAS No. 122 eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to record the servicing rights on loans as separate assets, no matter what their origin. Banks that sell or securitize loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and principal balance. Capitalizing the mortgage servicing rights on loans originated for sale effectively reduces the Company's cost basis in the loans and leads to higher gains on sale.

   Mortgage servicing rights were as follows:

                                                    YEAR ENDED DECEMBER 31,
                                             --------------------------------------
                                               1996           1995           1994
                                             ---------      ---------      --------
                                                      (DOLLARS IN THOUSANDS)
        Balance, beginning of year .....     $ 115,145      $  71,489      $ 75,191
          Additions ....................        96,166         66,548        38,989
          Sales ........................        (5,395)            --       (13,087)
          Amortization .................       (36,845)       (22,010)      (29,604)
          Impairment of short servicing         (1,643)            --            --
          Impairment valuation allowance        (2,158)          (882)           --
                                             ---------      ---------      --------
        Balance, end of year ...........     $ 165,270      $ 115,145      $ 71,489
                                             =========      =========      ========

        Gain on sale of assets consisted of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                           -----------------------------------
                                                             1996          1995         1994
                                                           --------      --------      -------
                                                                   (DOLLARS IN THOUSANDS)
        Securities transactions ......................     $  8,040      $ 21,585      $ 4,554
        Gain on sale of leases .......................          811        14,909        1,507
        Mortgage servicing rights ....................        4,030            --       20,396
        Premises and equipment .......................         (460)       (2,958)      60,978
        Recognition of deferred gain on sale of
          Mutual Travel ..............................        4,100            --           --
        Other ........................................        1,311         1,203          644
                                                           --------      --------      -------
          Total gain on sale of assets ...............     $ 17,832      $ 34,739      $88,079
                                                           ========      ========      =======

        Net gain on the sale of assets was $17.8 million during 1996. The largest component was net gains on securities transactions of $8.0 million. In 1995, net gain on the sale of assets was $34.7 million, mainly due to net gains on securities transactions of $21.6 million and gain on sale of leases of $14.9 million. Included in gains on the sale of assets in 1994 of $88.1 million was a $62.3 million gain on the sale of 31 GWB retail banking branches located on Florida's west coast. This branch network was not able to develop the economies of scale necessary to meet the Company's performance objectives. During 1994, the Company also recognized a $20.4 million gain on the sale of mortgage servicing rights related to $1.9 billion of loans serviced for others.

        Impairment charge-offs on MBS are reported in write-down of MBS. Write-downs on MBS were $38.3 million for 1996, down from $19.7 in 1995 and $821,000 in 1994. The year-to-year increase reflected the Company's pricing decision to securitize more of its loans with full or limited recourse.

        During 1995, a loss of $37.4 million was recognized on the sale of certain assets by ASB. These assets, single-family residential loans, were acquired by ASB in the 1988 Acquisition and were designated by relevant agreements as covered assets. The loss on the sale of the covered assets was offset by a $55.6 million payment received during the same year from the FRF representing compensation, under the terms of the 1988 Acquisition, for the remaining value of such covered assets computed in accordance with the Assistance Agreement.

        Other Expense. Other expense in 1996 totaled $2.4 billion, compared with $1.8 billion in 1995 and $1.9 billion in 1994. Included in other expense in 1996 were restructuring charges of $68.3 million at Great Western, transaction-related expenses of $158.1 million resulting from the merger with Keystone Holdings and the one-time SAIF recapitalization assessment of $312.6 million.

        Other expense consisted of the following:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1996           1995           1994
                                                          ----------     ----------     ----------
                                                               (DOLLARS IN THOUSANDS)
        Salaries and employee benefits ..............     $  819,965     $  793,971     $  829,684
        Occupancy and equipment .....................        321,142        309,368        320,287
        Regulatory assessments ......................        108,271        121,274        132,338
        SAIF special assessment .....................        312,552             --             --
        Telecommunications and outsourced information
          services ..................................        151,312        138,564         97,258
        Other operating expense .....................        405,244        351,952        368,919
        Restructure expense .........................         68,293             --             --
        Transaction-related expense .................        158,121          2,000             --
        Amortization of goodwill and other intangible
          assets ....................................         65,394         68,592         87,765
        Foreclosed asset expense, net ...............         18,305         17,165         47,097
                                                          ----------     ----------     ----------
          Total other expense .......................     $2,428,599     $1,802,886     $1,883,348
                                                          ==========     ==========     ==========

        Salaries and employee benefits totaled $820.0 million during 1996 compared with $794.0 million during 1995 and $829.7 million during 1994. Despite reductions in the number of full-time equivalent employees, record loan production and, correspondingly, higher commissions during 1996 contributed to the rise in salary expense. Full-time equivalent employees were 17,689 at December 31, 1996, down from 18,169 at year-end 1995. The decrease in full-time equivalent employees was augmented by the sale of WMB's item processing operation and the outsourcing of WMB's information systems and property management departments during 1996. The decrease in salary and employee benefits during 1995 compared with 1994 was due to reductions in the work force.

        The increase in occupancy and equipment expense to $321.1 million in 1996 from $309.4 million in 1995 was primarily due to the growth in the number of consumer financial centers and an expansion of head office facilities. Occupancy expense in 1994 included $11.7 million of building repairs resulting from the January 1994 Northridge, California earthquake.

        Regulatory assessments (excluding the one-time SAIF recapitalization assessment) were $108.3 million in 1996, down from $121.3 million in 1995 and $132.3 million in 1994, reflecting a reduction in the assessment rate on the portion of the Company's deposits insured through the BIF.

        Washington Mutual's special assessment on deposits held by its banking subsidiaries resulted in a pretax charge of $312.6 million, which was taken in the quarter ended September 30, 1996. Based on current levels of deposits, Washington Mutual estimates that the reduction in the regular assessment on its SAIF deposits beginning in 1997 should result in annual savings of approximately $78 million.

        Telecommunications and outsourced information services in 1996 were $151.3 million, compared with $138.6 million in 1995 and $97.3 million in 1994. The year-to-year increase reflected the Company's growth and continued use of outsourced data processing services.

        Other operating expense increased to $405.2 million in 1996 from $352.0 million in 1995 and $368.9 million in 1994. Increases in 1996 were due in part to higher professional fees associated with process reengineering projects designed to increase income, improve strategies and operations and reduce costs. In general, other operating expense tends to rise with the increased size of the Company.

        During 1996, the Company implemented a restructure plan at GWB to improve its competitive position, accelerate expense reduction and enhance future revenue growth by streamlining operations, making efficient use of premises and modernizing its systems platform. Due to merger activities, some of the planned restructure activities, such as consolidation of GWB's campus premises and standardization of GWB's distributed systems platform, have been suspended.

        Restructure activity consisted of the following:

                                            1996
                                         RESTRUCTURE                    DEC. 31, 1996
                                           ACCRUAL      1996 ACTIVITY      BALANCE
                                           -------      -------------      -------
                                                   (DOLLARS IN THOUSANDS)
        Severance .................        $17,036        $ (2,776)        $14,260
        Premises ..................         29,456              --          29,456
        Equipment .................         21,801         (18,388)          3,413
                                           -------        --------         -------
                                           $68,293        $(21,164)        $47,129
                                           =======        ========         =======

        Transaction-related expenses in 1996 associated with the merger with Keystone Holdings were related to severance and management payments, payments related to a tax settlement between Keystone Holdings and the FRF, write-downs on software and equipment, premiums paid on redemption of debt securities of a Keystone Holdings subsidiary, professional fees and investment banking fees. See " -- General" for a discussion of the merger with Keystone Holdings and transaction-related expenses anticipated to be recorded as part of the merger with Great Western. As part of the merger with Olympus Capital Corporation in 1995, the Company recorded transaction-related expenses of $2.0 million.

   The following is a reconciliation of the accrual activity established for the transaction-related expenses associated with the Keystone Holdings merger:

                                 1996 TRANSACTION-                 DEC. 31, 1996
                                  RELATED ACCRUAL   1996 ACTIVITY     BALANCE
                                  ---------------   -------------     -------
                                              (dollars in thousands)
Severance ......................     $ 42,678          $     --       $42,678
Legal, underwriting and other...      115,443           <78,635>       36,808
                                     --------          ---------      -------
                                     $158,121          $<78,635>      $79,486
                                     ========          =========      =======

        Goodwill and other intangible assets have resulted from branch acquisitions and business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited. The amortization of goodwill and other intangible assets was $65.4 million in 1996, compared with $68.6 million in 1995. Included in the $87.8 million of amortization expense in 1994 was $11.7 million of accelerated amortization related to interstate banking access rights.

        Foreclosed asset expense, net was $18.3 million in 1996 compared with $17.2 million in 1995 and $47.1 million in 1994. During 1996, the Company recorded a provision for losses on foreclosed assets at ASB of $7.1 million and a reversal of $13.0 million to the provision at Great Western as a result of the reduction in nonperforming real estate assets and improving prospects for the remainder of the California portfolio. The provision totaled $12.0 million during 1995 and $27.5 million in 1994 and reflected credit problems in California. See " -- Asset Quality -- Provision for Loan Losses and Reserve for Loan Losses." In general, foreclosed asset operations in California resulted in net operating expenses, as opposed to net operating income in Washington.

        Taxation. Income taxes include federal income taxes and applicable state income taxes.

        In connection with the 1988 Acquisition, the Internal Revenue Service entered into a closing agreement (the "Closing Agreement") with respect to the federal income tax consequences of the 1988 Acquisition and certain aspects of the taxation of Keystone Holdings and certain of its affiliates. The Closing Agreement contains provisions that are intended to ensure that losses generated by New West would be available to offset income of ASB for federal income tax purposes. In connection with the 1988 Acquisition, Keystone Holdings and certain of its affiliates entered into a number of continuing agreements with the predecessor to the FRF, which agreements were designed, in part, to provide that over time 75% of most of the federal income tax savings and 19.5% of most of the California tax savings (in each case computed in accordance with specific provisions contained in the Assistance Agreement) attributable to the utilization of certain tax loss carryforwards of New West are paid ultimately to the FRF. The provision for such payments is reflected in the financial statements as "payments in lieu of taxes." Due to the above arrangements, the Company's effective tax rate (including payments in lieu of taxes) for the three years ended December 31, 1996 has averaged below 34%, compared to a normal corporate tax rate of 35%.

         The provision for income taxes of $141.2 million for 1996 represented an effective tax rate of 34%. The 1996 provision included a $25.2 million provision for payments in lieu of taxes. In 1996, the benefit for use of net operating loss carryover decreased due to the change of control as of December 20, 1996. 1996 was also the first year in which New West's current losses were not included in ASB's taxable income. In addition, ASB realized in 1995 and 1994 benefits from increases to tax base year bad debt reserves which were not realized in 1996. See "Supplemental Consolidated Financial Statements -- Note 20: Income Taxes."

        Due to Section 382 of the Code, most of the value of the net operating loss carryforward deductions of Keystone Holdings and its subsidiaries was eliminated due to the Keystone Holdings Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions (other than amounts used to offset bad debt reserve deduction recapture for ASB) will be greatly reduced.

        Nonbanking Subsidiary Operations. The Company's principal nonbanking subsidiary is Aristar. During 1996, the consumer finance line of business had net income of $62.5 million, down from $65.3 million in 1995 and $64.1 million in 1994. Despite growth in the loan portfolio, credit quality for the market served by this line of business deteriorated in 1996 as evidenced by the year-to-year increase in loan loss provision of $10.3 million.

REVIEW OF FINANCIAL POSITION

        Assets. At December 31, 1996, the Company's assets were $87.4 billion, an increase of 1% from $86.6 billion at December 31, 1995. During 1995, total assets grew $6.9 billion. Most of the growth during 1996 and 1995 resulted from retaining originated loans (either as part of the loan portfolio or as MBS).

        Investment Activities. Washington Mutual's investment portfolio of $20.6 billion at December 31, 1996 declined $5.2 billion from the December 31, 1995 balance of $25.8 billion. Contributing to the decline were paydowns of investment securities and the Company's decision to continue the restructuring of WMB's investment portfolio by selling fixed-rate securities and replacing them with adjustable-rate loans and securities. This portfolio restructuring was intended to reduce Washington Mutual's sensitivity to changes in market interest rates. As noted above, however, the portfolio restructuring also negatively affected the yield on interest-earning investment securities. See " -- Net Interest Income."

        The Company's securities portfolio consisted of the following:

                                                                  DECEMBER 31,
                                               -------------------------------------------------
                                                   1996               1995              1994
                                               ------------       ------------       -----------
Investment securities:
   U.S. government and agency obligations      $    884,972       $    962,178       $ 1,089,432
   Corporate debt obligations ...........         1,118,690          1,053,240           981,802
   Municipal obligations ................           108,271             92,508            80,762
   Equity securities ....................           208,877            141,241            63,133
                                               ------------       ------------       -----------
                                                  2,320,810          2,249,167         2,215,129

Mortgage-backed securities:
   U.S. government agency ...............        16,906,066         21,700,810        14,569,874
   Corporate ............................         1,347,356          1,886,649         1,726,820
                                               ------------       ------------       -----------
                                                 18,253,422         23,587,459        16,296,694

Derivative instruments:
   Interest rate exchange agreements ....              (646)           (11,847)           18,654
   Interest rate cap agreements .........             2,460              9,415            41,690
                                               ------------       ------------       -----------
                                                      1,814             (2,432)           60,344
                                               ------------       ------------       -----------
                                               $ 20,576,046       $ 25,834,194       $18,572,167
                                               ============       ============       ===========

        At December 31, 1996, the Company's investment portfolio included $16.1 billion of available-for-sale securities, $4.5 billion of held-to-maturity securities (with a fair value of $4.5 billion), and $1.6 million of trading account securities. MBS constituted $18.3 billion or 89% of the total investment portfolio. MBS consisted largely of single-family residential loans swapped for MBS to provide collateral for borrowings. At December 31, 1996, $12.8 billion represented securitized single-family residential loans originated by the Company. The Company has retained the credit risk on approximately 73% of the loans underlying these securities.

   The securities portfolio by remaining maturity period, including yield was the following:

                                                               DECEMBER 31, 1996
                                                         ------------------------------
                                                         CARRYING VALUE            YIELD
                                                         --------------            -----
                                                              (DOLLARS IN THOUSANDS)
      Investment securities:
        U.S. government and agency obligations:
         Due within one year ........................     $    258,522             6.47%
         Due after one year but within five years....          605,464             6.32
         After five but within 10 years .............           18,301             7.32
         After 10 years .............................            2,685             6.92
                                                          ------------             ----
                                                               884,972             6.38
      Corporate debt obligations:
         Due within one year ........................          327,989             5.66
         Due after one year but within five years....          412,353             6.80
         After five but within 10 years .............          244,205             7.24
         After 10 years .............................          134,143             7.64
                                                          ------------             ----
                                                             1,118,690             6.66
      Equity securities:
         Preferred stock ............................          174,210             6.88
         Other securities ...........................           34,667             5.99
                                                          ------------             ----
                                                               208,877             6.73
      Municipal obligations:
         Due after one year but within five years....            7,294             6.24
         After five but within 10 years .............           30,176             6.70
         After 10 years .............................           70,801             6.02
                                                          ------------             ----
                                                               108,271             6.22
                                                          ------------             ----
                                                             2,320,810             6.54
   Mortgage-backed securities:
      U.S. government agency:
         Due within one year ........................           76,314             5.48
         Due after one year but within five years ...          427,464             7.13
         After five but within 10 years .............          276,116             7.22
         After 10 years .............................       16,126,458             7.13
                                                          ------------             ----
                                                            16,906,352             7.10
      Corporate:
         Due after five but within 10 years..........           24,869             7.59
         After 10 years .............................        1,322,487             7.34
                                                          ------------             ----
                                                             1,347,356             7.34
                                                          ------------             ----
                                                            18,253,422             7.11
   Derivative instruments:
      Interest rate exchange agreements .............             (646)              --
      Interest rate cap agreements ..................            2,460               --
                                                          ------------             ----
                                                                 1,814               --
                                                          ------------             ----
                                                          $ 20,576,046             7.03%
                                                          ============             ====

        The Company's investment portfolio increased 39% to $25.8 billion at December 31, 1995 from $18.6 billion a year earlier, primarily due to the Company's retention of MBS which were securitized with loans originated by the Company. Also in 1995, Washington Mutual leveraged its capital through purchases of investment securities. These purchases were funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

        At December 31, 1995, the Company's investment portfolio included $20.7 billion of available-for-sale securities, $5.1 billion of held-to-maturity securities (with a fair value of $5.2 billion), and $238,000 of trading account securities. During 1995, the Financial Accounting Standards Board ("FASB") issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers which allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Pursuant to the FASB report, Washington Mutual reclassified $10.8 billion of its held-to-maturity securities into the available-for-sale category on December 1, 1995.

        Loans. Total loans outstanding at December 31, 1996 were $61.2 billion, up from $54.1 billion at December 31, 1995. Changes in the loan balances are primarily driven by originations of new loans, prepayments of existing loans, scheduled repayments of principal, and loan securitizations. The increase in single-family residential real estate loans is due to customer demand for adjustable-rate mortgage lending rather than fixed-rate loans, which are usually sold shortly after origination.

        Loans, exclusive of reserve for loan losses, consisted of the following:

                                                                              DECEMBER 31,
                                           -----------------------------------------------------------------------------------
                                              1996              1995              1994              1993              1992
                                           -----------       -----------       -----------       -----------       -----------
                                                                          (DOLLARS IN THOUSANDS)
Loans:
  Residential .......................      $48,689,404       $41,907,598       $42,737,451       $41,171,112       $38,833,829
  Residential construction ..........          728,121           629,280           559,365           435,307           373,743
  Commercial real estate ............        6,488,254         6,467,013         6,086,906         6,095,881         4,737,741
  Manufactured housing, second
    mortgage and other consumer .....        3,399,278         3,358,832         2,894,327         2,678,169         1,702,834
  Consumer finance ..................        2,185,903         2,136,022         1,998,830         1,830,995         1,722,611
  Commercial business ...............          340,149           179,568           257,048           261,468           504,717
                                           -----------       -----------       -----------       -----------       -----------
     Total loans ....................      $61,831,109       $54,678,313       $54,533,927       $52,472,932       $47,875,475
                                           ===========       ===========       ===========       ===========       ===========
Loans as a percentage of total loans:
  Residential .......................               79%               77%               79%               79%               80%
  Residential construction ..........                1                 1                 1                 1                 1
  Commercial real estate ............               10                12                11                12                10
  Manufactured housing, second
    mortgage and other consumer .....                5                 6                 5                 5                 4
  Consumer finance ..................                4                 4                 4                 3                 4
  Commercial business ...............                1                --                --                --                 1
                                           -----------       -----------       -----------       -----------       -----------
     Total loans ....................              100%              100%              100%              100%              100%
                                           ===========       ===========       ===========       ===========       ===========

        Consumer finance loans consisted of the following:

                                                   DECEMBER 31,
                                         -------------------------------
                                            1996                 1995
                                         -----------         -----------
                                                (DOLLARS IN THOUSANDS)
Real estate secured loans .......        $   994,097         $   890,949
Installment loans ...............          1,109,143           1,182,892
Retail installment contracts ....            400,530             397,977
Deferred fees ...................           (317,867)           (335,796)
                                         -----------         -----------
     Total consumer finance loans        $ 2,185,903         $ 2,136,022
                                         ===========         ===========

         The majority of consumer finance loans have maximum terms of 360 months, with the exception of retail installment contracts which have maximum terms of 60 months. The majority of loans provide for a fixed rate of interest over the contractual life of the loan.

   Loan originations were as follows:

                                                        YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
                                             1996                1995                1994
                                          -----------         -----------         -----------
                                                         (DOLLARS IN THOUSANDS)
Real estate:
  Residential (1-4 family units):
     Adjustable rate .............        $11,088,190         $10,374,740         $12,167,231
     Fixed rate ..................          4,930,874           3,583,603           1,947,035
  Residential construction:
     Custom ......................            779,698             583,658             705,655
     Builder .....................            514,047             377,169             349,521
  Apartment buildings ............            548,531             391,942             669,201
  Other commercial real estate ...            295,043             242,987             199,749
                                          -----------         -----------         -----------
     Total real estate loans .....         18,156,383          15,554,099          16,038,392
Second mortgage and other consumer          1,301,952           1,005,871           1,038,176
Manufactured housing .............            334,721             274,115             277,358
Consumer finance .................          1,995,696           2,124,368           2,046,085
Commercial business ..............            348,400             167,830             128,539
                                          -----------         -----------         -----------
     Total loans originated ......        $22,137,152         $19,126,283         $19,528,550
                                          ===========         ===========         ===========
Residential refinances to total
  residential  originations ......              41.13%              39.94%              46.24%


        The strong housing market, attractive interest rates, and an increased number of distribution outlets led to record lending volumes during 1996. In early 1994, the Company's originations included significant refinancing activity that was generated by low market interest rates. The onset of higher interest rates later in 1994 curtailed refinancing activity for the year and resulted in an increase in residential adjustable-rate originations compared to residential fixed-rate originations. Refinancings increased again during the second half of 1995 and during 1996 as market interest rates declined. In addition, of the total residential loans originated in 1996, 69% were adjustable rate, the majority of which were indexed to COFI.

        The decline in apartment building originations from 1994 to 1995 was due to a management decision to reduce lending volumes in that product line in California.

        Deposits. Total deposits were $52.7 billion at December 31, 1996, down $1.0 billion from $53.7 billion at the end of 1995.

        Deposits consisted of the following:

                                                             DECEMBER 31,
                                           -------------------------------------------------
                                              1996               1995               1994
                                           -----------        -----------        -----------
                                                        (DOLLARS IN THOUSANDS)
  Checking accounts:
  Interest bearing ................        $ 4,980,766        $ 5,194,668        $ 5,617,095
  Noninterest bearing .............          2,576,822          2,243,622          1,955,262
                                           -----------        -----------        -----------
    Total checking accounts .......          7,557,588          7,438,290          7,572,357
Savings accounts ..................          3,265,995          3,668,641          4,223,254
MMDAs .............................         10,320,276          9,494,137          8,915,393
Time deposit accounts:
  Due within one year .............         27,002,176         25,718,918         21,594,888
  After one but within two years ..          2,525,843          5,245,809          6,234,944
  After two but within three years             713,005            799,580          1,794,219
  After three but within four years            631,922            618,541            732,167
  After four but within five years             567,004            615,415            823,522
  After five years ................             83,105             98,557            154,209
                                           -----------        -----------        -----------
    Total time deposit accounts ...         31,523,055         33,096,820         31,333,949
                                           -----------        -----------        -----------
     Total deposits ...............        $52,666,914        $53,697,888        $52,044,953
                                           ===========        ===========        ===========

        The total decrease in deposits reflected the competitive environment of banking institutions and the wide array of investment opportunities available to consumers. Partially offsetting the $1.6 billion decline in time deposits were increases in the level of money market and checking accounts. Both of these products have the benefit of lower interest costs. While money market and checking accounts are liquid, they are considered by the Company to be the core relationship with its customers. In the aggregate, the Company views these core accounts to be a more stable source of long-term funding.

        While the vast majority of its deposits are retail in nature, the Company does engage in certain wholesale activities -- primarily accepting time deposits from political subdivisions and public agencies. The Company considers wholesale deposits to be an alternative borrowing source rather than a customer relationship, and as such, their levels are determined by management's decisions as to the most economic funding sources.

        Financial data pertaining to deposits were as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                      1996                  1995                  1994
                                                  ------------          ------------          ------------
                                                                   (DOLLARS IN THOUSANDS)
Decrease due to deposit outflow ..........        $ (3,337,939)         $ (1,116,046)         $ (4,035,904)
Increase due to acquired deposits ........             106,663               417,078               263,998
Decrease due to deposits sold ............                  --                    --            (1,033,986)
Increase due to interest credited ........           2,240,302             2,351,903             1,802,965
                                                  ------------          ------------          ------------
     (Decrease) increase in total deposits        $ (1,030,974)         $  1,652,935          $ (3,002,927)
                                                  ============          ============          ============
Total deposits at end of period ..........        $ 52,666,914          $ 53,697,888          $ 52,044,953
Weighted average rate for the period .....                4.22%                 4.40%                 3.38%

        Borrowings and Annuities. Washington Mutual's borrowings primarily take the form of federal funds purchased, commercial paper, securities sold under agreements to repurchase and advances from the FHLBs of Seattle and San Francisco.

The exact mix at any given time is dependent upon the market pricing of the individual borrowing sources. The increase in the level of borrowings in 1996 was used to fund the Company's asset growth.

        Borrowings and annuities consisted of the following:

                                                       DECEMBER 31,
                                      ---------------------------------------------
                                         1996             1995             1994
                                      -----------      -----------      -----------
                                                  (DOLLARS IN THOUSANDS)
Annuities ......................      $   878,057      $   855,503      $   799,178
Federal funds purchased and
  commercial paper .............        2,153,506        1,749,833        1,020,461

Securities sold under agreements
  to repurchase ................       12,033,119       14,853,052       12,936,401
Advances from the FHLB .........       10,011,425        5,570,819        4,315,977
Other borrowings* ..............        3,209,694        2,996,062        2,805,210
                                      -----------      -----------      -----------
  Total borrowings .............      $28,285,801      $26,025,269      $21,877,227
                                      ===========      ===========      ===========

-----------
* Includes $100.0 million of Company-obligated mandatorily redeemable preferred securities of the Company's subsidiary trust in 1996 and 1995.

        In December 1995, Great Western Financial Trust I (the "subsidiary trust"), a wholly-owned subsidiary of the Company, issued $100.0 million of 8.25% Trust Originated Preferred Securities (the "preferred securities"). In connection with the subsidiary trust's issuance of the preferred securities, the Company issued to the subsidiary trust $103.1 million principal amount of its 8.25% subordinated deferrable interest notes, due 2025 (the "subordinated notes"). The sole assets of the subsidiary trust are and will be the subordinated notes. The Company's obligations under the subordinated notes and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the subsidiary trust's obligations under the preferred securities.

        In December 1996, Washington Mutual entered into two Facilities: a $100.0 million 364-day facility and a $100.0 million 4-year facility. At December 31, 1996, no monies had been drawn. However, in January 1997, $150.0 million was drawn for the redemption of debt securities of a Keystone Holdings' subsidiary and in February 1997, another $20.0 million was drawn. The remaining proceeds of the Facilities are available for general corporate purposes, including providing capital at a subsidiary level.

        SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in June 1996 and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, Statement No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 127 defers for one year the effective date of certain provisions of SFAS No. 125. The Company will implement SFAS No. 125, as amended by SFAS No. 127 as required. The adoption is not anticipated to have a material impact on the results of operations or financial position of the Company.

ASSET QUALITY

        Provision for Loan Losses and Reserve for Loan Losses. The provision for loan losses is based upon management's estimate of the amount necessary to maintain adequate reserves for losses inherent in the Company's loan portfolio. The estimate of inherent losses is developed by management considering a number of factors, including matters pertinent to the underlying quality of the loan portfolio and management's policies, practices and intentions with respect to credit administration and asset management.

        The California market has shown signs of improvement, however it requires continued review. There are regional differences in economic performance within California and among property types which are attributable to differing recovery rates for the wide range of economic activities within California. On a regional basis, the economic factors affecting the single-family market appear to be somewhat more favorable in Northern California than in Southern California.

        The provision for loan losses during 1996 was $392.4 million, which included a $125.0 million addition to the reserve for loan losses at the date of the merger with Keystone Holdings. The additional reserve for loan losses was provided principally because a number of Washington Mutual's credit administration and asset management philosophies and procedures differed from those of ASB. Those differences consisted principally of the following: (i) Washington Mutual is more proactive in dealing with emerging credit problems and tends to prefer foreclosure actions to induce borrowers to correct defaults, whereas ASB was not as proactive and tended to prefer workouts in lieu of a more aggressive foreclosure stance; and (ii) ASB considered the risk characteristics of its portfolio of loans secured by apartment buildings of less than $1.0 million to be similar to its single-family residential portfolio; Washington Mutual, on the other hand, considers the risk characteristics of that portfolio to be more closely aligned with its commercial real estate loan portfolio, which tends to have a higher incidence of loan losses than the single-family residential portfolio. Washington Mutual is conforming ASB's asset management practices, administration, philosophies and procedures to those of WMB and WMBfsb. The plan of realization of troubled loans differed between the companies and therefore resulted in different levels of loss reserves. The addition to the reserve for loan losses was to a lesser degree provided because Washington Mutual believed that, while there had been an increase in the value of residential real estate in certain California markets, a decline in collateral values for some portions of the California real estate market occurred in 1996. Management of the Company has individually reviewed ASB's large performing and nonperforming loans and performed a review of its other loan portfolios and is developing appropriate strategies for such credits. As a result, Washington Mutual allocated approximately 43% of the additional $125.0 million provision to loans in the commercial real estate loan portfolio. The remainder was attributed to ASB's various residential loan portfolios, for which specific reserve allocations were not recorded.

        In addition to the $125.0 million discussed above and a one-time addition of $50.0 million attributable to the bulk sale of loans, the provision for loan losses for 1996 included $217.4 million of charges, which was down from the $251.4 million in 1995, reflecting the fact that the dollar amounts of nonperforming assets were down between the two periods. The balance of the reserve for loan losses was $677.1 million or 84% of nonperforming assets at December 31, 1996, compared with $598.1 million or 60% of nonperforming assets at December 31, 1995.

        The provision for loan losses during 1995 was $251.4 million, compared with $327.1 million in 1994 and $620.8 million in 1993. The 1995 provision reflected a decline in the level of nonperforming assets, particularly California residential and apartment building real estate loans. The 1994 provision reflected a significant decline in the levels of certain nonperforming assets.

        The provision for loan losses of $620.8 million during 1993 was up from 1992's level of $578.5 million. During 1991, California's general economic indicators, including employment, consumer confidence and the value of residential real estate, began to deteriorate. These trends continued through 1992 and 1993. In response to these trends, the Company increased its reserve for loan losses through the provision for loan losses during those years. Management believes that the high rate of delinquencies in prior years' originations can be attributed to the general decline in the value of residential real estate that resulted in the deterioration of many borrowers' equity. The loan loss provision in 1992 and 1993 was also affected by the increase in the size of the loan portfolio, and in 1993, caution about the quality of the loans acquired from Pacific First Bank.

        Integral to determining the level of the provision for loan losses in any given year is an analysis of actual loss experience and plans for problem loan administration and resolution. Loan charge-offs, net of recoveries for 1996 totaled $314.5 million, which was less than the level of net charge-offs of $341.7 million in 1995, $392.3 million in 1994, $592.0 million in 1993, and
$352.8 million in 1992. The downward trend in residential charge-offs over the past several years resulted in declines in the overall provision for loan losses. Charge-offs on loans secured by commercial real estate in 1996 were lower, compared with the previous four years. The commercial real estate portfolio has continued to decrease as a result of the Company's decision to reduce commercial real estate lending in California. The quality of the commercial real estate loan portfolio continues to improve as a result of the recovery in the commercial real estate markets nationwide and particularly in California. There has been a substantial amount of liquidity that has returned to the real estate markets. This liquidity has contributed significantly to the Company's progress in reducing this portfolio. The Company expects the commercial real estate portfolio to continue to improve in quality. Charge-offs of consumer finance loans have increased in recent years as a result of some deterioration in credit quality of the consumer finance loan portfolio.

        Changes in the reserve for loan losses were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                      -----------------------------------------------------------------------------
                                        1996             1995             1994             1993             1992
                                      ---------        ---------        ---------        ---------        ---------
                                                                  (DOLLARS IN THOUSANDS)
Balance, beginning of year .....      $ 598,124        $ 683,040        $ 747,331        $ 624,509        $ 393,473
Provision for loan losses ......        392,435          251,424          327,068          620,808          578,537
Reserves added through business
  combinations .................          1,077            5,372              921           46,000            5,321
Adoption of SFAS 114............            --               --               --            47,974              --
Loans charged-off:
  Residential ..................       (232,653)        (240,489)        (278,786)        (346,565)        (130,846)
  Residential construction .....            (16)            (125)            (190)            (297)            (937)
  Commercial real estate .......        (36,354)         (55,888)         (69,816)        (178,667)        (136,988)
  Manufactured housing, second
    mortgage and other consumer         (11,127)          (8,905)         (14,306)         (40,058)         (53,664)
  Consumer finance .............        (60,520)         (62,206)         (54,041)         (50,174)         (55,436)
  Commercial business/credits ..           (435)            (813)          (2,065)          (3,065)          (1,321)
                                      ---------        ---------        ---------        ---------        ---------
                                       (341,105)        (368,426)        (419,204)        (618,826)        (379,192)
Recoveries of loans previously
  charged-off:
  Residential ..................          5,693            3,891            3,942            2,070              229
  Residential construction .....             --               47               --               --               --
  Commercial real estate .......          3,425            5,286            5,110            5,162            5,579
  Manufactured housing, second
    mortgage and other consumer           1,221              951            1,861            3,999            5,004
  Consumer finance .............         16,197           16,057           15,568           15,523           14,661
  Commercial business/credits ..             74              482              443              112              897
                                      ---------        ---------        ---------        ---------        ---------
                                         26,610           26,714           26,924           26,866           26,370
                                      ---------        ---------        ---------        ---------        ---------
Net charge-offs ................       (314,495)        (341,712)        (392,280)        (591,960)        (352,822)
                                      ---------        ---------        ---------        ---------        ---------
Balance, end of year ...........      $ 677,141        $ 598,124        $ 683,040        $ 747,331        $ 624,509
                                      =========        =========        =========        =========        =========
Net charge-offs as a percentage
  of average loans .............           0.55%            0.62%            0.74%            1.14%            0.74%


        As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the identified loss exposure. Residential real estate and consumer loans are not individually analyzed for impairment and loss exposure because of the significant number of loans and their relatively small individual balances. Commercial real estate, residential construction and commercial business loans are evaluated individually for impairment. Allocated reserves at the end of 1996 increased significantly to $118.6 million. During 1996, the Company's review of ASB's loan portfolio resulted in approximately 43% of the additional $125.0 million provision being allocated to loans in the commercial real estate loan portfolio.

        Unallocated reserves are established for loss exposure that are not yet identified but may exist in the remainder of the loan portfolio. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, historical loan loss experience, current and anticipated economic conditions, and the Company's credit administration and asset management philosophies and procedures.

        An analysis of the reserve for loan losses was as follows:

                                                                DECEMBER 31,
                                       ----------------------------------------------------------------
                                         1996          1995          1994          1993          1992
                                       --------      --------      --------      --------      --------
                                                           (DOLLARS IN THOUSANDS)
Specific and allocated reserves:
  Commercial real estate .........     $117,343      $ 66,397      $ 58,595      $ 60,005      $ 40,610
  Builder construction ...........           --           158         1,327         1,503         1,219
  Commercial business/credits ....        1,285            --            --         1,718         5,597
                                       --------      --------      --------      --------      --------
     Total specific and allocated
       reserves ..................      118,628        66,555        59,922        63,226        47,426
Unallocated reserves .............      558,513       531,569       623,118       684,105       577,083
                                       --------      --------      --------      --------      --------
     Total loan loss reserves ....     $677,141      $598,124      $683,040      $747,331      $624,509
                                       ========      ========      ========      ========      ========
Total reserve for loan losses as a
  percentage of:
  Nonperforming loans ............          118%           85%           81%           78%           52%
  Nonperforming assets ...........           84            60            59            52            26

        A reserve for losses on foreclosed assets is maintained for any subsequent decline in the value of foreclosed property. The reserve was $9.0 million at December 31, 1996, compared with $37.0 million at December 31, 1995. The level is based upon a routine review foreclosed assets and the strength of national and local economies.

        Nonperforming Assets. Assets considered to be nonperforming include nonaccrual loans and investment securities, foreclosed assets and real estate held for investment properties which do not generate sufficient income to meet return on investment criteria ("REI"). When and if loans sold on a recourse basis are nonperforming, they are included in nonaccrual loans. Management's classification of a loan as nonaccrual does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Loans are generally placed on nonaccrual status when they become more than 90 days past due. See "Supplemental Consolidated Financial Statements -- Note 1: Summary of Significant Accounting Policies."

        Nonperforming assets consisted of the following:

                                                              DECEMBER 31,
                                   ----------------------------------------------------------------------
                                     1996          1995           1994            1993            1992
                                   --------      --------      ----------      ----------      ----------
                                                         (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate loans:
   Residential ...............     $461,730      $590,040      $  662,136      $  754,618      $1,035,888
   Residential construction ..        9,235         9,550           4,640           8,527           5,856
   Apartment buildings .......       19,659        36,300         110,944          93,474          68,059
   Other commercial real
     estate ..................       14,616        26,663          35,549          63,516          51,883
                                   --------      --------      ----------      ----------      ----------
       Total real estate loans      505,240       662,553         813,269         920,135       1,161,686
  Second mortgage and other
    consumer .................       14,346         9,266           8,077          16,487          14,446
  Manufactured housing .......        8,721         1,923           1,643           2,207           1,571
  Consumer finance ...........       45,622        25,772          21,277          20,667          21,840
  Commercial business
    loans/credits ............        1,068           824           1,018           3,785           8,580
                                   --------      --------      ----------      ----------      ----------
       Total nonperforming
         loans ...............      574,997       700,338         845,284         963,281       1,208,123
Foreclosed assets ............      222,884       286,705         313,392         470,167       1,157,154
Other nonperforming assets ...        7,232         4,564           4,980              --              --
                                   --------      --------      ----------      ----------      ----------
       Total nonperforming
         assets ..............     $805,113      $991,607      $1,163,656      $1,433,448      $2,365,277
                                   ========      ========      ==========      ==========      ==========
Nonperforming assets as a
  percentage of total assets .         0.92%         1.14%           1.46%           1.99%           3.58%

        Nonperforming assets decreased to $805.1 million or 0.92% of total assets at December 31, 1996, compared with $991.6 million or 1.14% of total assets at December 31, 1995. Nonperforming assets decreased 15% during 1995, from $1.2 billion at the end of 1994. At December 31, 1996, nonperforming assets in California accounted for approximately 70% of total nonperforming assets, down from 80% and 78% at December 31, 1995 and 1994. Declining market rents and occupancy rates in certain areas of Los Angeles that were negatively affected by the economic environment during the three years ended December 31, 1995, as well as the Los Angeles riots in 1992 and the Northridge earthquake in January 1994, contributed to higher charge-offs in the apartment loan portfolio in 1994 and 1995, thereby reducing the level of nonperforming apartment loans. See " -- Provision for Loan Losses and Reserve for Loan Losses."

        Nonperforming assets by geographic concentration were as follows:

                                                                      DECEMBER 31, 1996
                                     --------------------------------------------------------------------------------------
                                                                                                   OTHER
                                    CALIFORNIA      WASHINGTON      FLORIDA        OREGON          STATES(1)        TOTAL
                                     --------        -------        -------        -------        --------        ---------
                                                                    (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential ................       $338,643        $48,867        $17,216        $ 9,516        $ 47,488        $ 461,730
  Residential construction ...             --          5,823             --          2,143           1,269            9,235
  Apartment buildings ........         17,590          1,759             --            267              43           19,659
  Other commercial real estate          9,676          1,718            364            227           2,631           14,616
                                     --------        -------        -------        -------        --------        ---------
     Total real estate loans .        365,909         58,167         17,580         12,153          51,431          505,240
Second mortgage and other
  consumer ...................          2,101          5,514            108          3,010           3,613           14,346
Manufactured housing .........            446          3,893             --          1,818           2,564            8,721
Consumer finance .............          2,775             --          2,450             --          40,397           45,622
Commercial business ..........             --            193             --            691             184            1,068
                                     --------        -------        -------        -------        --------        ---------
    Total nonperforming loans         371,231         67,767         20,138         17,672          98,189          574,997
Foreclosed assets ............        192,738         25,380          5,925            462           7,384          231,889
Foreclosed assets reserves ...             --             --             --             --              --           (9,005)
Other nonperforming assets ...          3,410             --             --             --           3,822            7,232
                                     --------        -------        -------        -------        --------        ---------
  Total nonperforming assets .       $567,379        $93,147        $26,063        $18,134        $109,395        $ 805,113
                                     ========        =======        =======        =======        ========        =========
Nonperforming assets by state
  as a percentage of total
  nonperforming assets .......             70%            11%             3%             2%             14%             100%

(1) No one other state represented more than 1% of the total.

        Real estate loans and nonperforming real estate loans by region in California were as follows:

                                                                   DECEMBER 31, 1996
                            -----------------------------------------------------------------------------------------------------
                             NORTHERN CALIFORNIA       CENTRAL CALIFORNIA        SOUTHERN CALIFORNIA              TOTAL
                            -----------------------  -----------------------   -----------------------    -----------------------
                                            Non-                     Non-                      Non-                       Non-
                            Portfolio    performing  Portfolio    performing   Portfolio    performing    Portfolio    performing
                            ---------    ----------  ---------    ----------   ---------    ----------    ---------    ----------
                                                            (dollars in thousands)
Real estate loans:
  Residential............  $10,165,632    $79,938    $2,339,852    $15,559    $16,511,611    $243,146    $29,017,096    $338,643
  Apartment buildings....      803,946        837       351,687        993      1,719,814      15,765      2,875,590      17,590

  Other commercial real
    estate...............      269,937        118       120,517        600        935,817       8,953      1,327,369       9,676
                           -----------    -------    ----------    -------    -----------    --------    -----------    --------

      Total real
        estate loans.....  $11,239,515    $80,893    $2,812,056    $17,152    $19,167,242    $267,864    $33,220,055    $365,909
                           ===========    =======    ==========    =======    ===========    ========    ===========    ========

        The California real estate market requires continued review. There appear to be regional differences in economic performance within California and among property types which are attributable to differing recovery rates for the wide range of economic activities within California.

        On a regional basis, the economic factors affecting the single-family market appear to be somewhat more favorable in Northern California than in Southern California. In particular, the median metropolitan area sales price of existing single-family homes in the San Jose area increased from the third quarter of 1995 to the third quarter of 1996 by 3%. During the same period, the median sales price for the Los Angeles area declined 3% while the median sales price for the San Diego area increased by approximately 1%.

        Impaired Loans. On January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan as modified by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. It is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include residential real estate and consumer loans. All builder construction, commercial real estate and commercial business loans are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, the value of the underlying collateral, and current economic conditions.

        A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include all loans on nonaccrual and any substandard loan, whether or not performing, with an allocated reserve. SFAS No. 114 requires that impairment of loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged off.

        At December 31, 1996, loans totaling $498.3 million were impaired, of which $402.1 million had allocated reserves of $79.7 million. The remaining $96.2 million were either nonperforming or previously written down and had no reserves allocated to them. Of the $498.3 million of impaired loans, $45.6 million were on nonaccrual status. The average balance of impaired loans during 1996 was $479.2 million and the Company recognized $30.7 million of related interest income. Interest income is normally recognized on an accrual basis; however, if the impaired loan is nonperforming, interest income is then recorded on the receipt of cash. The rise in the level of impaired loans during 1996 reflected, for the most part, the Company's review of large commercial real estate loans at ASB. Of the $125.0 million addition to the reserve for loan losses, $18.9 million was allocated to $110.3 million of commercial real estate loans that management deemed to be impaired.

        The amount of impaired loans based upon the fair value of the underlying collateral and the related allocated reserve for loan losses were as follows:

                                                            DECEMBER 31, 1996
                                                         ------------------------
                                                          LOAN         ALLOCATED
                                                          AMOUNT        RESERVES
                                                         --------       ---------
                                                           (DOLLARS IN THOUSANDS)
        Nonaccrual loans:
          With allocated reserves ..................       $ 19,071       $ 6,641
          Without allocated reserves................         26,561            --
                                                           --------       -------
                                                             45,632         6,641
        Other impaired loans:
          With allocated reserves ..................        382,975        73,063
          Without allocated reserves................         69,649            --
                                                           --------       -------
                                                            452,624        73,063
                                                           --------       -------
             Total impaired loans ..................       $498,256       $79,704
                                                           ========       =======

        At December 31, 1995, loans totaling $417.6 million were impaired, of which $274.6 million had allocated reserves of $61.8 million. The remaining $143.0 million were either nonperforming or previously written down and had no reserves allocated to them. Of the $417.6 million of impaired loans, $67.7 million were on nonaccrual status and $349.8 million were performing but judged to be impaired.

        The amount of impaired loans based upon the fair value of the underlying collateral and the related allocated reserve for loan losses were as follows:

                                                               DECEMBER 31, 1995
                                                            ------------------------
                                                              LOAN         ALLOCATED
                                                             AMOUNT        RESERVES
                                                            --------       ---------
                                                             (DOLLARS IN THOUSANDS)
        Nonaccrual loans:
          With allocated reserves ...................       $ 30,202       $ 9,851
          Without allocated reserves ................         37,522            --
                                                            --------       -------
                                                              67,724         9,851
        Other impaired loans:
          With allocated reserves ...................        244,327        51,932
          Without allocated reserves ................        105,500            --
                                                            --------       -------
                                                             349,827        51,932
                                                            --------       -------
             Total impaired loans ...................       $417,551       $61,783
                                                            ========       =======


INTEREST RATE RISK MANAGEMENT

        Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. One of the Company's strategies to reduce the effect of future movements in interest rates is to increase the percentage of adjustable-rate assets in its portfolio. During 1996, the Company securitized and then sold the majority of the fixed-rate loans it originated, while retaining nearly all of its adjustable-rate loan production. In addition, as part of the balance sheet restructuring strategy initiated in late 1995, the Company purchased adjustable-rate assets and sold fixed-rate mortgage-backed securities. The Company, however, has short-term volatility of net interest income due to the effect of the COFI lag. Management plans to reduce this short-term volatility in part by increasing production of non-COFI adjustable-rate products and short-term fixed-rate products such as consumer loans.

        The implementation of strategies to reduce interest rate risk, however, generally has a negative effect on earnings. The Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates. Nevertheless, rising interest rates or a flat yield curve adversely affect the Company's operations. Management tries to balance these two factors in administering its interest rate risk program.

        As part of its asset and liability management program, the Company actively manages asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements, interest rate cap agreements and cash flow swaps, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments, if not used appropriately, can subject a company to unintended financial exposure. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial condition. The contract or notional amount of these instruments reflects the extent of involvement the Company has in particular classes of financial instruments. For interest rate exchange agreements and interest rate cap agreements, the notional amount does not represent exposure to credit loss. The amount potentially subject to credit loss is limited to the net difference between the calculated payable and receivable amounts on each transaction, which is generally netted and paid or received quarterly, and the net market or settlement value of the agreement. The Company is subject to credit loss only in the event of nonperformance by counterparties to the agreements. Based on management's credit analysis and collateral requirements, however, the Company does not anticipate any credit losses on these agreements. The Company's interest rate exchange agreements and interest rate cap agreements are generally transacted with other financial institutions such as major banks and broker-dealers, with no single institution handling a disproportionate amount of the transactions.

        Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for the use of derivative instruments. Moreover, Washington Mutual has used these instruments for many years to mitigate interest rate risk. These instruments generally are not intended to be used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. See "Supplemental Consolidated Financial Statements -- Note 18:
Interest Rate Risk Management."

        A conventional measure of interest rate sensitivity for savings institutions is the one-year gap, which is calculated by dividing the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets. The Company's assets and liabilities that mature or reprice within one year were as follows:

                                                                                        DECEMBER 31,
                                                                              ---------------------------------
                                                                                  1996                 1995
                                                                              ------------         ------------
                                                                                  (DOLLARS IN THOUSANDS)
        Interest-sensitive assets .....................................       $ 66,697,670         $ 64,689,380
        Derivative instruments designated against assets ..............          1,150,000            1,825,000
        Interest-sensitive liabilities ................................        (66,759,281)         (64,779,960)
        Derivative instruments designated against liabilities .........          1,707,433              941,000
                                                                              ------------         ------------
          Net asset sensitivity .......................................       $  2,795,822         $  2,675,420
                                                                              ============         ============
          One-year gap ................................................               3.20%                3.09%

        At the end of 1996, Washington Mutual's one-year gap was a positive 3.20%, compared with a positive 3.09% at the end of 1995. While the Company's consolidated one-year gap at December 31, 1996 was fairly neutral, WMB's, ASB's and GWB's one-year gap positions were quite different. WMB's one-year gap was a negative 18.19% at the end of 1996 due in large part to the preference of its customers for fixed-rate loan products. Management can compensate for this preference by selling fixed-rate loans, purchasing adjustable-rate assets, and strategically using hedging instruments, all of which were done during 1996. Since the vast majority of interest-earning assets at ASB and GWB were COFI ARM products, their one-year gap at the end of 1996 was a positive 12.85% and 10.31%. At December 31, 1996, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $9.4 billion. Without these instruments, the Company's one-year gap at December 31, 1996, would have been a negative 0.37% as opposed to a positive 3.20%. See "Supplemental Consolidated Financial Statements -- Note 18: Interest Rate Risk Management" for a discussion of the use of derivative instruments.

        Interest sensitivity analysis by repricing period or maturity was as follows:

                                                                     DECEMBER 31, 1996
                            -------------------------------------------------------------------------------------------------
                                                                                                      AFTER
                            DUE WITHIN    DUE WITHIN      AFTER ONE     AFTER TWO     AFTER FIVE   10 YEARS OR
                                0-3           4-12        BUT WITHIN    BUT WITHIN    BUT WITHIN   NONINTEREST
                               MONTHS        MONTHS        TWO YEARS    FIVE YEARS     10 YEARS     SENSITIVE       TOTAL
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Cash, cash
  equivalents and
  trading account
  securities .........      $ 1,665,355   $         --    $        --   $     1,647   $       --   $        --   $  1,667,002
Available-for-sale
  securities .........       10,318,480      3,336,675        719,078       807,369      586,049     1,170,694     16,938,345
Held-to-maturity
  securities .........        4,107,455          1,445         12,189        37,102      119,682       201,183      4,479,056
Loans:
  Real estate ........       36,374,008      8,298,710      1,544,580     6,494,467    2,523,423     3,028,174     58,263,362
  Manufactured
    housing, second
    mortgage and
    other consumer ...        1,246,095        804,552        613,828       508,087      162,393        50,901      3,385,856
  Commercial business           259,559         26,872         11,549        19,733        2,832            --        320,545
  Loan loss reserve
    and deferred fees                --             --             --            --           --      (815,795)      (815,795)
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total loans ....       37,879,662      9,130,134      2,169,957     7,022,287    2,688,648     2,263,280     61,153,968
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total interest-
        earning
          assets .....       53,970,952     12,468,254      2,901,224     7,868,405    3,394,379     3,635,157     84,238,371
Other assets .........          258,464             --             --            --           --     2,929,662      3,188,126
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total assets ...       54,229,416     12,468,254      2,901,224     7,868,405    3,394,379     6,564,819     87,426,497
Derivative instruments
  affecting interest
  sensitivity:
Interest rate exchange
  agreements:
  Designated against
    available-for-sale
    securities .......          500,000             --       (300,000)     (200,000)          --            --             --

Interest rate cap
  agreements:
  Designated against
    available-for-sale
    securities .......        1,050,000       (400,000)      (650,000)           --           --            --             --
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total effect of
        derivative
        instruments ..        1,550,000       (400,000)      (950,000)     (200,000)          --            --             --
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total assets and
        derivative
        instruments ..       55,779,416     12,068,254      1,951,205     7,668,405    3,394,379     6,564,819     87,426,497

INTEREST-BEARING
LIABILITIES
Deposits:
  Checking accounts ..        4,996,605             --             --            --           --     2,560,983      7,557,588
  Savings and money
    market accounts ..       10,515,297             --             --            --           --     3,070,974     13,586,271
  Time deposits ......       10,443,152     16,559,024      2,525,843     1,911,931       78,810         4,295     31,523,055
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total deposits .       25,955,054     16,559,024      2,525,843     1,911,931       78,810     5,636,252     52,666,914
Annuities ............           87,806        263,417        263,417       263,417           --            --        878,057
Federal funds
  purchased and
  commercial paper ...        2,153,506             --             --            --           --            --      2,153,506
Securities sold under
  agreements to
  repurchase .........       11,117,977        421,054        191,918       302,170           --            --     12,033,119
Advances from the FHLB        8,005,237      1,496,546        153,509       308,910        5,306        41,917     10,011,425
Other interest-
  bearing liabilities           446,546        253,114        572,990     1,343,646      547,633        45,765      3,209,694
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total interest-
        bearing
        liabilities ..       47,766,126     18,993,155      3,707,677     4,130,074      631,749     5,723,934     80,952,715
Other liabilities and
  stockholders' equity               --             --             --            --           --     6,473,782      6,473,782
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total iabilities and

                                                                     DECEMBER 31, 1996
                            -------------------------------------------------------------------------------------------------
                                                                                                      AFTER
                            DUE WITHIN    DUE WITHIN      AFTER ONE     AFTER TWO     AFTER FIVE   10 YEARS OR
                                0-3           4-12        BUT WITHIN    BUT WITHIN    BUT WITHIN   NONINTEREST
                               MONTHS        MONTHS        TWO YEARS    FIVE YEARS     10 YEARS     SENSITIVE       TOTAL
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
                                                                  (DOLLARS IN THOUSANDS)
        stockholders'
        equity............   47,766,126     18,993,155      3,707,677     4,130,074      631,749    12,197,716     87,426,497
Derivative instruments
  affecting interest
  sensitivity:
Interest rate exchange
  agreements:
  Designated against
    deposits and
    short-term
    borrowings............   (1,497,881)       405,948        446,533       636,200        9,200            --             --
Interest rate cap
  agreements:
  Designated against
    deposits and
    short-term
    borrowings............     (615,500)            --        254,000       361,500          --             --             --
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total effect of
        derivative
        instruments.......   (2,113,381)       405,948        700,533       997,700        9,200            --             --
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Total liabilities,
        stockholders'
        equity
        and derivative
        instruments.......   45,652,745     19,399,103      4,408,210     5,127,774      640,949    12,197,716     87,317,464
                            -----------   ------------    -----------   -----------   ----------   -----------   ------------
      Net asset
        (liability)
        sensitivity.......  $10,126,671   $ (7,330,849)   $(2,456,986)  $ 2,540,631   $2,753,430   $(5,632,897)  $ (3,079,093
                            ===========   ============    ===========   ===========   ==========   ===========   ============
      Net asset (liability)
        sensitivity as a
        percentage of
        total assets......        11.58%         (8.39)%        (2.81)%        2.91%        3.15%        (6.44)%           --%
Cumulative net asset
  (liability)
  sensitivity ............  $10,126,671   $  2,795,822    $   338,836   $ 2,879,467   $5,632,897   $        --   $         --
Cumulative net asset
  (liability)
  sensitivity as a
  percentage of total
  assets..................        11.58%          3.20%

        While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trend of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

        The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is substantially composed of MBS, of which the vast majority have adjustable rates and the remainder have fixed rates. In an attempt to modify the interest flows on these securities, as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets and also by the very nature of the fixed-rate assets in the portfolio. The Company, therefore, seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps and fixed-rate securities in the portfolio. Through the use of specific interest rate cap agreements, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

   The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio in an increasing interest rate environment (up 200 basis points) for the period the derivatives are outstanding:

                                                              DECEMBER 31, 1996
                                    -------------------------------------------------------------------
                                                                  AFTER ONE
                                    DUE WITHIN      DUE WITHIN    BUT WITHIN     AFTER
                                    0-3 MONTHS      4-12 MONTHS    TWO YEARS    TWO YEARS       TOTAL
                                    -----------     -----------    ---------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS)
   Principal amount of securities   $10,318,480     $3,336,675     $719,078    $ 2,564,112   $16,938,345
   Effect of derivative
     instruments..................    2,225,000             --           --     (2,225,000)           --
                                    -----------     ----------     --------    -----------   -----------
   Principal amount of
     securities after
     effect of derivative
     instruments..................  $12,543,480     $3,336,675     $719,078    $   339,112   $16,938,345
                                    ===========     ==========     ========    ===========   ===========

        The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment (down 200 basis points) for the period the derivatives are outstanding:

                                                      DECEMBER 31, 1996
                                   ----------------------------------------------------------------
                                                              AFTER ONE
                                   DUE WITHIN    DUE WITHIN   BUT WITHIN     AFTER
                                   0-3 MONTHS    4-12 MONTHS   TWO YEARS   TWO YEARS       TOTAL
                                   -----------   -----------   ---------   ----------   -----------
                                                    (DOLLARS IN THOUSANDS)
   Principal amount of securities  $10,318,480   $3,336,675    $719,078   $2,564,112    $16,938,345
   Effect of derivative
     instruments.................      700,000           --          --     (700,000)            --
                                   -----------   ----------    --------    ----------   -----------
   Principal amount of
     securities after
     effect of derivative
     instruments.................  $11,018,480   $3,336,675    $719,078    $1,864,112   $16,938,345
                                   ===========   ==========    ========    ==========   ===========


        Management actively manages the liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, to reduce the negative effect that rising rates could have on net interest income. The Company seeks to lengthen the repricing period of its deposits and borrowings by entering into interest rate cap agreements to provide an additional layer of interest rate protection should interest rates on deposits and borrowings rise. Through the use of these agreements, management attempts to offset increases in interest expense related to these deposits and borrowings and effectively lengthen the repricing period. Thus, the Company has a degree of interest rate protection when interest rates increase because the interest rate cap agreements provide a mechanism for repricing the deposits and borrowings generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

        The following table presents the effect interest rate exchange and interest rate cap agreements would have had on the repricing period of deposits and borrowings currently (as of December 31, 1996) or in an increasing rate environment (up 200 basis points) for the period the derivatives are outstanding:

                                                                    DECEMBER 31, 1996
                                            ------------------------------------------------------------------
                                                                        AFTER ONE
                                            DUE WITHIN    DUE WITHIN    BUT WITHIN      AFTER
                                            0-3 MONTHS    4-12 MONTHS   TWO YEARS     TWO YEARS       TOTAL
                                            -----------   -----------   ----------   -----------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Amount of deposits and borrowings........   $47,766,126   $18,993,155   $3,707,677   $10,485,757   $80,952,715
Effect of derivative instruments.........    (6,897,400)           --           --     6,897,400            --
                                            -----------   -----------   ----------   -----------   -----------
Amount of deposits and borrowings after
  effect of derivative instruments.......   $40,868,726   $18,993,155   $3,707,677   $17,383,157   $80,952,715
                                            ===========   ===========   ==========   ===========   ===========

        The following table presents the effect interest rate exchange agreements and interest rate cap agreements would have had on the repricing period of deposits and borrowings currently (as of December 31, 1996) or in a decreasing interest rate environment (down 200 basis points) for the period the derivatives are outstanding:

                                                                   DECEMBER 31, 1996
                                           ------------------------------------------------------------------
                                                                       AFTER ONE
                                           DUE WITHIN    DUE WITHIN    BUT WITHIN      AFTER
                                           0-3 MONTHS    4-12 MONTHS   TWO YEARS     TWO YEARS       TOTAL
                                           -----------   -----------   ----------   -----------   -----------
                                                                  (DOLLARS IN THOUSANDS)
Amount of deposits and borrowings........  $47,766,126   $18,993,155   $3,707,677   $10,485,757   $80,952,715
Effect of derivative instruments.........   (1,642,400)           --           --     1,642,400            --
                                           -----------   -----------   ----------   -----------   -----------
Amount of deposits and borrowings after
  effect of derivative instruments.......  $46,123,726   $18,993,155   $3,707,677   $12,128,157   $80,952,715
                                           ===========   ===========   ==========   ===========   ===========


LIQUIDITY

        Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

        Washington Mutual monitors its ability to meet short-term cash requirements using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The volatile dependency ratio measures the degree to which the Company depends on wholesale funds maturing within one year weighted by the dependability of the source. At December 31, 1996, the Company had substantial liquidity compared with its established guidelines.

        The Company also computes ratios promulgated by the FDIC to monitor the liquidity position of WMB. The regulatory liquidity ratio measures WMB's ability to use liquid assets to meet unusual cash demands. The regulatory dependency ratio measures WMB's reliance upon potentially volatile liabilities to fund long-term assets. WMB manages both ratios to remain within the acceptable ranges and, at December 31, 1996, met the established FDIC guidelines.

        Regulations promulgated by the OTS require that the Company's federal savings banks maintain for each calendar month an average daily balance of liquid assets at least equal to 5.00% of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. At December 31, 1996, all three federal savings banks had liquidity ratios in excess of 5.00%.

        As presented in the Consolidated Statements of Cash Flows, the sources of liquidity vary between years. The statement of cash flows includes operating, investing and financing categories. Cash flows from operating activities included net income for 1996 of $230.1 million, $558.3 million for noncash items and $810.2 million of other net cash flows from operating activities. Cash flows from investing activities consisted mainly of both proceeds from and purchases of securities, and the impact of loans made and principal collected on loans. In 1996, cash flows from investing activities included sales and principal payments on securities and loans held for investment totaling $22.4 billion. Loans originated and purchased for investment required $18.0 billion, and $7.5 billion was used for the purchase of securities. Cash flows from financing activities consisted of the net change in the Company's deposit accounts and short-term borrowings, the proceeds and repayments from both securities sold under long-term agreements to repurchase and FHLB advances, and also the issuance of long-term debt. In 1996, the above mentioned financing activities increased cash and cash equivalents by $1.2 billion on a net basis. Cash and cash equivalents were $1.7 billion at December 31, 1996. See "Supplemental Consolidated Financial Statements -- Consolidated Statements of Cash Flows."

        At December 31, 1996, the Company was in position to obtain an additional $19.7 billion through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources. The ability of the Company's banking subsidiaries to make dividends to the Company is influenced by legal, regulatory and economic restrictions.

CAPITAL REQUIREMENTS

   At December 31, 1996, WMB, ASB, GWB, and WMBfsb exceeded all current regulatory capital requirements and were categorized as well capitalized, the highest regulatory standard.

   The regulatory capital ratios of the WMB, ASB, GWB, and WMBfsb and minimum regulatory requirements to be categorized as well capitalized were as follows:

                                                DECEMBER 31, 1996
                                    -----------------------------------------     WELL-CAPITALIZED
                                     WMB         ASB         GWB       WMBFSB         MINIMUM
                                    -----       -----       -----      ------         -------
        Capital ratios:
          Leverage............       5.76%       5.17%       5.85%      6.90%           5.00%
          Tier 1 risk-based...      10.28        8.90        9.77      10.50            6.00
          Total risk-based....      11.09       10.92       11.23      11.58           10.00

        In addition, the Company's federal savings banks are required by OTS regulations to maintain core capital of at least 3.00% of assets and tangible capital of at least 1.50% of assets. ASB, GWB and WMBfsb all satisfied this requirement at December 31, 1996.

        WM Life Insurance Co. ("WM Life") is subject to risk-based capital requirements developed by the National Association of Insurance Commissioners. This measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1996, WM Life's capital was 663% of its required regulatory risk-based level.

        The Company's securities subsidiaries are also subject to capital requirements. At December 31, 1996, all of Washington Mutual's securities subsidiaries were in compliance with their applicable capital requirements.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH
                       THE SIX MONTHS ENDED JUNE 30, 1996

                              RESULTS OF OPERATIONS

        For the six months ended June 30, 1997, net income was $370.9 million or $1.44 per fully diluted share compared with $339.0 million or $1.32 per fully diluted share for the first six months of 1996. The Company's earnings during 1997 were reduced by $58.0 million in transaction-related expenses.

NET INTEREST INCOME. The Company's net interest income was $1.3 billion for the six months ended June 30, 1997 up slightly from the same period in 1996. The slight increase in net interest income was primarily due to a 4% increase in average interest-earning assets during the first six months of 1997 compared with the same period in 1996. The Company's net interest margin was 3.07% for the six months ended June 30, 1997 compared with 3.17% for the same period in 1996 (The net interest margin measures the Company's annualized net interest income as a percentage of interest-earning assets.)

        The Company's combined yield on loans and investments was 7.76% for the six months ended June 30, 1997 compared with 7.77% for the same period in 1996. Interest rates on deposits decreased for the six months ended June 30, 1997 as higher cost time deposits matured and money market deposit accounts were added. However, the Company's combined cost of funds for the same period rose from the 1996 level as a result of the Company's increased reliance on borrowings, which typically are more expensive than deposits. Average borrowings outstanding during the first six months of 1997 were $30.3 billion, an increase of 18% from the same period in 1996 while deposits were down 2%. As a result, the Company's combined cost of funds was 4.80% for the six months ended June 30, 1997 compared with 4.79% for the same period in 1996. The net interest spread was 2.96% in the six months of 1997 compared with 2.98% for the same period in 1996. (The net interest spread is the difference between the Company's yield on assets and its cost of funds.) The net interest rate spread decreases in an increasing interest-rate environment as increases in COFI, to which most interest-earning assets are tied, lag behind deposit and borrowing rate increases.

OTHER INCOME. Other income was $381.2 million for the six months ended June 30, 1997 compared with $295.5 million for the same period in 1996.

        Depositor fees for the six months ended June 30, 1997 were $175.0 million, an increase of 33% from $132.0 million during the first half of 1996. The increase reflected expanded use of fee-based products, more active management fee collection, and an increase in retail checking accounts. The profitability of these accounts is tempered somewhat by the amount of deposit account-related losses (included with other expenses) incurred by the Company related to the increased number of checking accounts. Management closely monitors the amount of such losses.

        Loan servicing fees were $43.1 million for the six months ended June 30, 1997, up 5% from the same period a year ago. Loans serviced for others increased to $35.4 billion at June 30, 1997 from $31.4 billion one year earlier due to additions to the servicing portfolio throughout 1996 and the first half of 1997.

        Securities and insurance commissions were $95.8 million for the six months ended June 30, 1997, up from $87.4 million from the same period a year ago. The increase was due in part to increased sales volumes resulting from the addition of non-proprietary annuities and mutual funds in 1996.

        Other operating income increased to $55.9 million for the six months ended June 30, 1997 compared with $40.0 million during the same period in 1996. Included in other operating income during the first half of 1997 was income generated at United Western and several one-time adjustments totaling $2.3 million.

        Gains on the sale of loans were $13.9 million for the first six months of 1997 compared with $14.0 million for the same period in 1996. The Company sold approximately $2.2 billion and $1.9 billion of primarily fixed-rate mortgage loans during the first six months of both 1997 and 1996.

        Sales of assets generated a net gain of $10.0 million during the first six months of 1997 compared with a net loss of $4.2 million for the same period in 1996. The gain during the first half of 1997 included a $4.2 million gain on the sale of corporate property and a $2.7 million gain on the sale of equipment. Both of these transactions occurred at GWB. The year-to-date 1996 loss included $6.9 million of securities transaction losses arising from the Company's efforts to replace fixed-rate assets with adjustable-rate assets at WMB, partially offset by a $4.1 million gain on the sale of Mutual Travel, Inc.

        Write-downs to record losses on loans underlying mortgage-backed securities with full or limited recourse were $12.4 million and $14.5 million for the six months ended June 30, 1997 and 1996.

OTHER EXPENSE. Other expenses for the six months ending June 30, 1997 totaled $972.0 million compared with $937.0 million during the same period in 1996.

        Salaries and employee benefits were $411.6 million for the six months ended June 30, 1997 compared with $421.6 million for the comparable period in 1996. The decrease in expense reflected restructuring efforts by GWB to reengineer their mortgage business and other efficiency initiatives. The staffing level of full-time equivalent employees was 20,389 at June 30, 1997 compared with 20,795 at June 30, 1996.

        Occupancy and equipment expense increased slightly to $158.8 million for the six months ended June 30, 1997 from $153.1 million the same period in 1996, primarily as a result of expenses associated with new financial centers.

        Regulatory assessments were $17.2 million for the six months ended June 30, 1997, a decrease of 70% from $56.4 million for the comparable period in 1996, due to a reduction in the assessment rate on the Company's deposits insured by the Savings Association Insurance Fund ("SAIF").

        Telecommunications and outsourced information services were $86.1 million for the six months ended June 30, 1997 compared with $70.5 million for the same period in 1996. Most of the 1997 increases resulted from higher levels of customer support services and company usage.

        Other operating expense for the first half of 1997 was $204.3 million, up from $186.0 million during the same period a year earlier. The increase was due in part to other professional fees associated with reengineering projects and acquisition-related charges.

        During the first half of 1997, transaction-related expenses of $58.0 million were incurred by Great Western in anticipation of its merger with the Company. The majority of the expense covered various investment banking and legal fees.

        In connection with the closing of the merger with Great Western, the Company recorded pretax transaction-related expenses of $366.9 million in the third quarter of 1997. (This brings the total of such expenses for the first nine months of 1997 to $424.9 million.) As anticipated, the largest of these expense categories were severance and management payments and facilities and equipment impairment.

        Additionally, the Company has begun to implement its plan to securitize and sell approximately $1.1 billion of residential mortgage loans from GWB's portfolio which the Company had previously identified as having both high loan-to-value ratios and borrowers whose credit history is marginal. These loans are being transferred to a special purpose corporation which will issue two classes of securities. One class will be subordinated to the other, thereby providing credit enhancement to the first class. When this securitization is completed, in the fourth quarter of 1997, the securities will be placed in the Company's available-for-sale or trading portfolios, as management deems appropriate. The securities may subsequently be sold, from time to time, based upon management's future judgment of market conditions and execution capabilities. As a result of the foregoing process, the identified loans have been classified as held for sale as of September 30, 1997 and marked to the lower of cost or market with a charge to earnings of approximately $100.0 million.

        In addition to the transaction-related charges and the market adjustment of the loans, during he first nine months of 1997 the Company recorded $116.5 million in tax benefits related to the exercise of options under the great western stock option plan. This benefit was recorded directly as an increase to stockholders' equity as the options were exercised. The net after-tax effect upon stockholders' equity of all adjustments from merger-related activity was a reduction of $267.9 million.

        Transaction-related expenses associated with the merger of Keystone Holdings were recorded in 1996. The following is a reconciliation of the activity related the Keystone Holdings merger during the first six months of 1997:

                                     DECEMBER 31, 1996             JUNE 30, 1997
                                               ACCRUAL  ACTIVITY         BALANCE
       ---------------------------------------------------------------------------
                                                    (DOLLARS IN THOUSANDS)
       Severance                              $42,678    $(36,739)        $ 5,939
       Legal, underwriting and other           36,808     (11,467)         25,341
       ---------------------------------------------------------------------------
                                              $79,486    $(48,206)        $31,280
       ===========================================================================


        In 1996, the Company implemented a restructure plan at GWB. The restructuring initiatives were designed to improve GWB's competitive position, accelerate expense reduction and enhance future revenue growth by streamlining operations, making efficient use of premises and modernizing its system platform. Due to the merger activities with the Company, some of GWB's planned restructure activities have been suspended. Accruals related to these activities have not been reversed.

        Restructure activity consisted of the following:

                                      DECEMBER 31, 1996               JUNE 30, 1997
                                                ACCRUAL    ACTIVITY        BALANCE
          --------------------------------------------------------------------------
                                                      (DOLLARS IN THOUSANDS)
          Severance                             $14,260    $ 1,257*       $15,517
          Premises                               29,456     (7,143)        22,313
          Equipment                               3,413       (257)         3,156
          --------------------------------------------------------------------------
                                                $47,129    $(6,143)       $40,986
          ==========================================================================

*In February 1997, GWB revised its broad-based severance plan and accrued an additional $7.0 million for severance benefits expected to be paid to approximately 475 employees affected by the restructuring plan.

        Amortization of goodwill and intangible assets was $31.4 million for the six months ended June 30, 1997 compared with $32.8 million for the same period in 1996.

        Foreclosed assets generated a net expense of $4.5 million during the first half of 1997 compared with a net expense of $16.6 million during the first half of 1996. During 1997, the Company's yield on foreclosed assets improved and substantial gains were recognized on sales of foreclosed property.

OPERATING EFFICIENCY RATIO. The Company's operating efficiency ratio - other expense as a percentage of net interest income plus other income - was 57.4% for the six months ended June 30, 1997 compared with 59.0% for the same period in 1996. The effect of increases in other expenses during 1997 was offset by substantial increases in net interest income and other income during the first six months of 1997.

NONBANKING SUBSIDIARY OPERATIONS. The Company's principal nonbanking subsidiary is Aristar. During the first six months of 1997, the consumer finance line of business had net income of $23.6 million, down from $33.3 million during the same period in 1996. The decrease was the result of higher borrowing costs and lower yields on consumer finance loans coupled with a continuation of credit quality concerns for the market served by Aristar.

                               FINANCIAL POSITION

ASSETS. At June 30, 1997, due to the record lending activity during the period, the Company's assets were $92.5 billion up 6% from $87.4 billion at year-end 1996.

INVESTMENT ACTIVITIES. Washington Mutual's investment portfolio at June 30, 1997 was $22.2 billion, a 8% increase from the year-end 1996 balance of $20.6 billion. The Company's mortgage-backed securities ("MBS") were $19.8 billion or 89% of the total investment portfolio at June 30, 1997.

        MBS that the Company securitized from its own single-family residential loan origination activity totaled $14.6 billion at June 30, 1997 with the remaining $5.2 billion being purchased in the secondary market. As part of the securitization process, the Company has from time to time retained the credit risk on the loans underlying these securities. As of June 30, 1997, the Company had full or limited recourse on $13.2 billion of loans underlying its U.S. government agency MBS portfolio. Because of the Company's recourse obligations in regard to a portion of its MBS portfolio, WMB and ASB have together taken an impairment of $6.2 million and $11.5 million against their AFS and HTM MBS portfolios to cover potential losses on the loans underlying the securities.
In conjunction with the Great Western merger, the Company has reclassified the identified impairment on MBS where it has retained the credit risk from the reserve for loan losses to MBS to conform the accounting policies of WMB and ASB with that of GWB.


        During the six months ended June 30, 1997, Washington Mutual securitized with either full or limited recourse and retained $2.7 billion of loans and purchased $198.5 million of MBS. Amortization of outstanding MBS principal during the first half of 1997 totaled $1.1 billion.

LOAN ORIGINATIONS. For the first half of 1997, total lending increased 31% to $13.7 billion compared with $10.5 billion for the same period a year earlier. The Company's growing franchise and aggressive marketing strategy together with strong regional economies in its primary markets helped generate increases in lending volumes in all loan categories.

        Loan originations were as follows:

                                                       SIX MONTHS ENDED JUNE 30,
           ------------------------------------------------------------------------
           (DOLLARS IN MILLIONS)                             1997           1996
           ------------------------------------------------------------------------
           Single-family residential ("SFR")             $10,134.2       $ 7,576.9
           SFR custom construction                           406.7           331.1
           SFR builder construction                          307.5           275.7
           Multifamily residential                           312.9           278.8
           Nonresidential real estate                        205.8           145.1
           Consumer                                        1,075.2           806.1
           Consumer finance                                  947.9           914.2
           Commercial business                               325.3           175.2
           ------------------------------------------------------------------------
                                                         $13,715.5       $10,503.1
           ========================================================================


DEPOSITS. Total deposits decreased to $51.8 billion at June 30, 1997 from $52.7 billion at December 31, 1996. Retail money market and checking accounts - both of which have the benefit of lower interest costs - increased $568.9 million partially offsetting a $1.6 billion decline in retail time deposits. Contributing to the increase in retail money market and checking accounts was the acquisition of United Western, which added $299.9 million in total deposits. Retail time deposits declined in part because the Company chose not to aggressively price to maintain the 1996 year-end level. While the vast majority of its deposits are retail in nature, the Company does engage in certain wholesale activities -- primarily accepting time deposits from political subdivisions and public agencies. The Company considers wholesale deposits to be an alternative borrowing source rather than a customer relationship and, as such, their levels are determined by management's decisions as to the most economic funding sources.

BORROWINGS. Washington Mutual's primary sources of borrowing are securities sold under agreements to repurchase, federal funds purchased and commercial paper, and advances from the Federal Home Loan Banks ("FHLB") of Seattle and San Francisco. These three borrowing sources totaled $11.9 billion, $3.4 billion and $14.3 billion at June 30, 1997, compared with $12.0 billion, $2.2 billion and $10.0 billion at year-end 1996, respectively. The exact mix at any given time is dependent upon the market pricing of the various borrowing sources. Specifically, due to relative pricing advantages, the Company primarily used FHLB advances to fund its balance sheet growth during the first half of 1997.

        In January 1997, the Company's trust subsidiary, Great Western Financial Trust II issued $300.0 million of 8.206% Trust Originated Preferred Securities ("Preferred Securities II"). In connection with the subsidiary trust's issuance of the preferred securities, Great Western issued to the subsidiary trust $309.0 million principal amount of its 8.206% subordinated deferrable interest notes, due 2027 (the "subordinated notes"). The sole assets of the subsidiary trust are and will be the subordinated notes. Great Western's obligations under the subordinated notes and related agreements, taken together, constitute a full and unconditional guarantee by Great Western of the subsidiary trust's obligations under the preferred securities.

        In June 1997, the Company's trust subsidiary, Washington Mutual Capital I (the "Trust") issued $400.0 million of 8 3/8% Subordinated Capital Income Securities ("Capital Securities"). In connection with the Trust's issuance of the Capital Securities, WMI issued to the Trust $412.4 million principal amount of its 8.375% Junior Subordinated Debentures, due 2027 (the "Subordinated Debentures"). The sole assets of the Trust are and will be the Subordinated Debentures. WMI's obligations under the Subordinated Debentures and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the subsidiary trust's obligations under the capital securities.

INTEREST RATE RISK MANAGEMENT. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. One of the Company's strategies to reduce the effect of future movements in interest rates is to increase the percentage of adjustable-rate assets in its portfolio. A conventional measure of interest rate sensitivity for thrift institutions is the one-year gap, which is calculated by dividing the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets.

        The Company's assets and liabilities that mature or reprice within one year were as follows:

           (DOLLARS IN MILLIONS)                             JUNE 30, 1997  DECEMBER 31, 1996
           -----------------------------------------------------------------------------------
           Interest-sensitive assets                             $ 70,758           $ 66,698
           Derivative instruments                                   2,296              2,857
           Interest-sensitive liabilities                         (65,191)           (66,759)
           -----------------------------------------------------------------------------------
           Net liability sensitivity                             $  7,863           $  2,796
           ===================================================================================
           One-year gap                                              8.50%              3.20%


                                  ASSET QUALITY

        Nonperforming assets decreased 4% to $771.8 million at June 30, 1997 compared with $805.1 million at December 31, 1996. Nonperforming assets by type consisted of the following:

          (DOLLARS IN THOUSANDS)                             JUNE 30, 1997  DECEMBER 31, 1996
          -------------------------------------------------------------------------------------
            Residential real estate                              $487,424            $461,730
            Custom construction                                     6,205               6,724
            Builder construction                                    3,543               2,511
            Apartment buildings                                    19,973              19,659
            Other commercial real estate                           11,993              14,616
            Consumer and manufactured housing                      19,948              23,067
            Consumer finance                                       45,138              45,622
            Commercial business                                     1,321               1,068
            Foreclosed assets                                     170,762             222,884
            Other nonperforming assets                              5,555               7,232
          -------------------------------------------------------------------------------------
              Total nonperforming assets                         $771,862            $805,113
          =====================================================================================
          Nonperforming assets as a percentage of total assets      0.83%                0.92%

        Contributing to the reduction in nonperforming assets was a change during the second quarter of 1997 in the classification measure to conform the reporting of one of the Company's banking subsidiaries - Washington Mutual Bank ("WMB") - with that of its other banking subsidiaries - American Savings Bank ("ASB") and GWB - and other financial services companies.

        As required by Statement of Financial Accounting Standards No. 114, the Company evaluates all commercial real estate, builder construction and commercial business loans for impairment. A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. At June 30, 1997, loans totaling $423.3 million were impaired compared with $498.3 million at year-end 1996. Impaired loans totaling $333.2 million had specific and allocated reserves of $75.8 million.

        Impaired loans consisted of the following:

     (DOLLARS IN THOUSANDS)                                 JUNE 30,1997  DECEMBER 31, 1996
     --------------------------------------------------------------------------------------
     Nonaccrual loans included in nonperforming assets above    $ 36,261          $ 45,632
     Other impaired loans                                        387,110           452,624
     --------------------------------------------------------------------------------------
       Total impaired loans                                     $423,371          $498,256
     ======================================================================================

        The average balance of impaired loans during the first six months of 1997 was $449.8 million and the Company recognized $28.9 million of related interest income. Interest income is normally recognized on an accrual basis. If the impaired loan is nonperforming, interest income is recorded only on the receipt of cash.

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES. The provision for loan losses for the six months ended June 30, 1997 was $103.8 million compared with $114.0 million for the same period in 1996. The reserve for loan losses was $666.1 million at June 30, 1997 compared with $677.1 million at December 31, 1996. Reserves charged off, net of recoveries, totaled $106.5 million for the first six months of 1997 compared with $147.5 million for the same period in 1996. At June 30, 1997, the reserve for loan losses represented 112% of nonperforming loans compared with 118% six months earlier.

        Changes in the reserve for loan losses were as follows:

                                                                  SIX MONTHS ENDED JUNE 30,
          -----------------------------------------------------------------------------------
          (DOLLARS IN MILLIONS)                                           1997       1996
          -----------------------------------------------------------------------------------
          Balance, beginning of period                                   $677.1      $598.1
          Provision for loan losses                                       103.8       107.9
          Reserves acquired through business combinations                  10.9          --
          Transfer of reserves for write down of MBS                      (17.7)         --
          Transfer of reserves to contingent liability                     (1.5)         --
          Loans charged-off:
            Residential                                                   (56.2)      (98.7)
            Commercial real estate                                        (14.3)      (22.1)
            Consumer                                                       (9.2)       (4.5)
            Consumer finance                                              (37.9)      (34.5)
            Commercial business                                            (0.2)       (0.6)
          -----------------------------------------------------------------------------------
                                                                         (117.8)     (160.4)
          Recoveries of loans previously charged-off:
            Residential                                                     0.7         2.6
            Commercial real estate                                          0.8         1.4
            Consumer                                                        2.2         0.5
            Consumer finance                                                7.6         0.1
            Commercial business                                             --          8.3
          -----------------------------------------------------------------------------------
                                                                           11.3        12.9
          -----------------------------------------------------------------------------------
          Balance, end of period                                         $666.1      $558.5
          ===================================================================================
          Annualized ratio of net charge-offs during the
          period to average loans outstanding during the period            0.32%       0.53%

        As part of the process of determining the adequacy of the reserve for loan losses, management reviews its loan portfolio for specific weaknesses. A portion of the reserve is then designated as either specific or allocated to reflect the loss exposure. The June 30, 1997 analysis of commercial real estate, builder construction and commercial loans resulted in specific and allocated reserves totaling $110.3 million. At December 31, 1996, the Company had specific and allocated reserves of $118.7 million. The remaining reserve of $555.8 million at June 30, 1997 was unallocated and available for potential losses from any of the Company's loans.

        When determining the adequacy of the reserve for loan losses, management has historically looked not only to those loans currently in its loan portfolio, but also to any loan pool where the Company has a full or limited recourse obligation resulting from securitization of its loans. With the Great Western merger, the Company began recording losses on loans repurchased from MBS where it had retained the credit risk as a writedown on the security, rather than as a charge against the reserve for loan losses. A writedown on the MBS is included as a component of other income. GWB had adopted this accounting policy in 1996. Prior periods have been restated so that chargeoffs on single-family residential loans are comparable period to period.

        Also, as part of the Great Western merger, the Company has reclassified the identified impairment on MBS where it has retained the credit risk from the reserve for loan losses to MBS to conform the accounting policies of WMB and ASB with that of GWB. An impairment of $17.6 million was recorded through a transfer from the reserve for loan losses. The impairment was based upon an analysis at June 30, 1997 of the loans underlying MBS where the Company has retained full or limited recourse. Because this reclassification was immaterial to the Company's statement of financial position, prior periods have not been restated. The impairment on MBS will be evaluated periodically in accordance with credit-risk policy. Any subsequent impairment will be recorded as a writedown to MBS.

        An analysis of the reserve for loan losses was as follows:

        (dollars in millions)                        JUNE 30, 1997     DECEMBER 31, 1996
        --------------------------------------------------------------------------------
        Specific and allocated reserves:
          Commercial real estate                         $105.1              $117.4
          Builder construction                              1.9                  --
          Commercial business                               3.3                 1.3
        --------------------------------------------------------------------------------
                                                          110.3               118.7
        Unallocated reserves                              555.8               558.4
        --------------------------------------------------------------------------------
                                                         $666.1              $677.1
        ================================================================================
        Total reserve for loan losses as a percentage of:
           Nonperforming assets                              86%                 84%
           Nonperforming assets, less foreclosed assets     112                 118

        A reserve for losses on foreclosed assets is maintained for any subsequent decline in the value of foreclosed property. The reserve for losses on foreclosed assets was $6.1 million at June 30, 1997, compared with $7.1 million at December 31, 1996. The level is based upon a routine review of foreclosed assets and the strength of national and local economies.

        The Company also maintains a contingent liability to cover potential losses on loans that have been sold to third parties where the Company has retained full or limited recourse. At June 30, 1997, an additional $1.5 million (for a total balance of $10.0 million) was set aside to cover losses on $2.2 billion of loans sold with full or limited recourse.


                       LIQUIDITY AND CAPITAL REQUIREMENTS

LIQUIDITY. Washington Mutual monitors its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At June 30, 1997, the Company had substantial liquidity compared with its established guidelines.

        The Company also computes ratios promulgated by the Federal Deposit Insurance Corporation ("FDIC") to monitor the liquidity position of WMB. The regulatory liquidity ratio measures WMB's ability to use liquid assets to meet unusual cash demands. The regulatory dependency ratio measures WMB's reliance upon potentially volatile liabilities to fund long-term assets. WMB manages both ratios to remain within the acceptable ranges and, at June 30, 1997, was within the established FDIC guidelines.

        Regulations promulgated by the Office of Thrift Supervision ("OTS") require that the Company's federal savings bank subsidiaries maintain for each calendar month an average daily balance of liquid assets at least equal to 5.00% of the prior month's average daily balance of net withdrawable deposits plus borrowings due within one year. For each month during the first half of 1997, the liquidity ratio for each ASB, GWB and WMBfsb was above 5.00%.

        To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At June 30, 1997, the Company's banking subsidiaries were able to borrow approximately an additional $21.9 billion through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources. The ability of the Company's banking subsidiaries to pay dividends to the Company is influenced by legal, regulatory and economic restrictions.

        Because the low interest rate environment of recent years and competition from non-regulated entities (such as mutual funds) has inhibited consumer deposits, Washington Mutual has supported its growth through business combinations with other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, its ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

        As presented in the Supplemental Consolidated Statements of Cash Flows, the sources of liquidity vary between periods. The statement of cash flows includes operating, investing and financing categories. Cash flows from operating activities included net income for the first half of 1997 of $370.9 million, $176.9 million of noncash items and $145.5 million of other net cash outflows from operating activities. During the six months ended June 30, 1997, cash flows from investing activities included sales and principal payments on securities and loans held for investment totaling $7.8 billion. Loans originated and purchased for investment required $11.5 billion and $1.9 billion was used for the purchase of available-for-sale securities. Cash flows from financing activities consisted of the net change in deposit accounts and short-term borrowings, the proceeds and repayments from both securities sold under long-term agreements to repurchase and FHLB advances, and also the repayment of long-term debt. During the six months ended June 30, 1997, the above mentioned financing activities increased cash and cash equivalents by $4.8 billion on a net basis. Cash and cash equivalents were $1.3 billion at June 30, 1997. (See "Supplemental Consolidated Statements of Cash Flows".)

CAPITAL REQUIREMENTS. At June 30, 1997, WMB, ASB, GWB, and WMBfsb exceeded all current regulatory capital requirements and were classified as well capitalized institutions, the highest regulatory standard. The regulatory capital ratios of WMB, ASB, GWB, and WMBfsb and minimum regulatory requirements to be categorized as well capitalized were as follows:

                                       JUNE 30, 1997
     ----------------------------------------------------------------   WELL CAPITALIZED
                           WMB         ASB         GWB      WMBFSB          MINIMUM
     ----------------------------------------------------------------   ----------------
     Capital ratios:
       Leverage            5.62%       5.29%       6.00%     6.16%            5.00%
       Tier 1 risk-based  10.14        8.98       10.09      9.61             6.00
       Total risk-based   10.96       10.89       11.39     10.69            10.00

        In addition, ASB, GWB and WMBfsb are required by the OTS to maintain core capital of at least 3.00% of assets and tangible capital of at least 1.50% of assets. All three banks satisfied this requirement at June 30, 1997.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Washington Mutual, Inc.:

We have audited the accompanying supplemental consolidated statements of financial position of Washington Mutual Inc. and subsidiaries ("the Company") as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Great Western Financial Corporation, with and into a subsidiary of Washington Mutual, Inc. on July 1, 1997, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. We did not audit the consolidated statements of financial condition of Great Western Financial Corporation as of December 31, 1996 and 1995, or the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1996, 1995, and 1994, which statements reflect total assets constituting 49% and 51% of consolidated total assets as of December 31, 1996 and 1995, respectively, and total net income constituting 50%, 47% and 51% for the years ended December 31, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose report, dated, January 22, 1997 (except as to Note 28 to the consolidated financial statements, which is as of March 7,
1997) has been furnished to us, and our opinion, insofar as it relates to the amounts included for Great Western Financial Corporation for 1996, 1995 and 1994, is based solely on the report of such other auditors. We did not audit the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995 or the related consolidated statements of earnings, stockholder's equity, and cash flows for the years ended December 31, 1995, and 1994, which statements reflect total assets constituting 23% of consolidated total assets as of December 31, 1995, and total net income constituting 16% and 12% for the years ended December 31, 1995 and 1994, respectively. Those statements were audited by other auditors whose report, dated, January 26, 1996 (except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996) has been furnished to us, and our opinion, insofar as it relates to the amounts included for Keystone Holdings, Inc. and subsidiaries for 1995 and 1994, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after the financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, on September 30, 1995.



Deloitte & Touche LLP
October 2, 1997
Seattle, Washington

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME


                                                                YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                           1996           1995            1994
                                                      ---------------------------------------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                        AMOUNTS)
INTEREST INCOME
Loans                                                   $4,621,153     $4,449,738      $3,950,702
Notes receivable                                                 -         58,841         141,039
Available-for-sale securities                            1,310,781        694,957         414,042
Held-to-maturity securities                                366,592        882,654         366,843
Other                                                       88,564         72,181          56,225
                                                       -----------    -----------     ------------
    Total interest income                                6,387,090      6,158,371       4,928,851
INTEREST EXPENSE
Deposits                                                 2,240,302      2,351,903       1,802,965
Borrowings                                               1,573,841      1,508,115         839,841
                                                       -----------    -----------     ------------
     Total interest expense                              3,814,143      3,860,018       2,642,806
                                                       -----------    -----------     ------------
       Net interest income                               2,572,947      2,298,353       2,286,045
Provision for loan losses                                  392,435        251,424         327,068
                                                       -----------    -----------     ------------
       Net interest income after provision for loan
         losses                                          2,180,512      2,046,929       1,958,977
OTHER INCOME
Depositor fees                                             282,468        233,879         185,958
Loan servicing fees                                         86,987         84,474          74,100
Securities and insurance commissions                       175,483        168,939         206,203
Other operating income                                      88,836         71,932         111,529
Gain on sale of loans                                       44,897         11,024          29,180
Gain on sale of assets                                      17,832         34,739          88,079
Write-down of mortgage-backed securities                   (38,339)       (19,651)           (821)
Loss on sale of covered assets                                  --        (37,399)             --
Federal Deposit Insurance Corporation ("FDIC")
  assistance on covered assets                                  --         55,630              --
                                                       -----------    -----------     ------------
     Total other income                                    658,164        603,567         694,228
OTHER EXPENSE
Salaries and employee benefits                             819,965        793,971         829,684
Occupancy and equipment                                    321,142        309,368         320,287
Regulatory assessments                                     108,271        121,274         132,338
Savings Association Insurance Fund ("SAIF") special
  assessment                                               312,552             --              --
Telecommunications and outsourced information
  services                                                 151,312        138,564          97,258
Other operating expense                                    405,244        351,952         368,919
Restructure expense                                         68,293              -               -
Transaction-related expense                                158,121          2,000               -
Amortization of intangible assets arising
  from acquisitions                                         65,394         68,592          87,765
Foreclosed asset expense, net                               18,305         17,165          47,097
                                                       -----------    -----------     ------------
Total other expense                                      2,428,599      1,802,886       1,883,348
                                                       -----------    -----------     ------------
Income before income taxes                                 410,077        847,610         769,857
Income taxes                                               141,220        273,006         265,180
Provision (benefit) for payments in lieu of taxes           25,187          7,887            (824)
                                                       -----------    -----------     ------------
Income before minority interest                            243,670        566,717         505,501
Minority interest in earnings of consolidated
  subsidiaries                                              13,570         15,793          13,992
                                                       -----------    -----------     ------------
Net Income                                                $230,100       $550,924        $491,509
                                                       ===========    ===========     ============
Net Income Attributable to Common Stock                   $191,386       $507,325        $447,910
                                                       ===========    ===========     ============
Net income per common share:
  Primary                                                    $0.81          $2.17           $1.98
  Fully diluted                                               0.80           2.15            1.97
Weighted average number of common shares used to
  calculate net income per common share:
  Primary                                              237,513,322    233,344,444     226,637,879
  Fully diluted                                        238,463,909    239,520,022     232,057,126

See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


                                                        DECEMBER 31,
                                             --------------------------------
                                                    1996            1995
                                             --------------------------------
                                                 (DOLLARS IN THOUSANDS)
ASSETS
Cash                                              $1,032,379      $1,526,550
Cash equivalents                                     632,976         551,700
Trading account securities                             1,647             238
Available-for-sale securities, amortized
  cost $15,913,440 and $20,337,573
    Mortgage-backed securities                    13,968,875      18,789,067
    Other investments                              2,126,468       1,960,433
Held-to-maturity securities, fair value
  $4,545,125 and $5,204,768
    Mortgage-backed securities                     4,286,361       4,795,960
    Other investments                                192,695         288,496
Loans                                             61,497,847      54,108,904
Reserve for loan losses                             (677,141)       (598,124)
                                             ---------------    -------------
                                                  60,820,706      53,510,780
Loans held for sale                                  333,262         569,409
Investment in Federal Home Loan Bank
  ("FHLB") stock                                     843,002         755,491
Foreclosed assets                                    222,883         286,706
Premises and equipment                             1,034,813       1,057,415
Intangible assets arising from
  acquisitions                                       419,500         484,840
Other assets                                       1,510,930       2,036,301
                                             ---------------    -------------
     Total assets                                $87,426,497     $86,613,386
                                             ===============    =============

LIABILITIES
Deposits                                         $52,666,914     $53,697,888
Annuities                                            878,057         855,503
Federal funds purchased and commercial paper       2,153,506       1,749,833
Securities sold under agreements to
  repurchase                                      12,033,119      14,853,052
Advances from FHLBs                               10,011,425       5,570,819
Other borrowings                                   3,209,694       2,996,062
Other liabilities                                  1,480,694       1,446,049
                                             ---------------    -------------
     Total liabilities                            82,433,409      81,169,206

Minority interest                                         --          80,000

Commitments and contingencies (Note 27)                   --              --

STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000
  shares authorized -  5,382,500 and
  7,300,000 shares issued and outstanding:
  Convertible liquidation preference                      --         269,375
  Nonconvertible liquidation preference              283,063         283,063
Common stock, no par value: 350,000,000
  shares authorized - 250,230,644 and
  243,239,258 shares issued and outstanding              --              --
Capital surplus - common stock                     1,657,284       1,517,807
Valuation reserve for available for sale
  securities                                         118,625         297,148
Retained earnings                                  2,934,116       2,996,787
                                             ---------------    -------------
     Total stockholders' equity                    4,993,088       5,364,180
                                             ---------------    -------------
     Total liabilities, minority interest
       and stockholders' equity                  $87,426,497     $86,613,386
                                             ===============    =============

See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                                 CAPITAL
                                                                                  CAPITAL        SURPLUS
                                    # OF SHARES                                   SURPLUS        OFF-SET
                                ------------------     CAPITAL      CAPITAL   NONCONVERTIBLE     AGAINST
                                PREFERRED   COMMON    SURPLUS -    SURPLUS -     PREFERRED-        NOTE
                                  STOCK     STOCK       COMMON     PREFERRED     REDEMPTION     RECEIVABLE
                                ---------------------------------------------------------------------------
                                                                (IN THOUSANDS)
Balance at January 1, 1994        7,378    232,811    $1,367,649   $ 269,375      $285,001      $(167,000)
Establishment of valuation
  reserve for available-
  for-sale securities                 -          -             -           -             -              -
Net income                            -          -             -           -             -              -
Miscellaneous stock
  transactions                        -        384         7,762           -             -              -
Cash dividends declared
  on preferred stock                  -          -             -           -             -              -
Cash dividends declared
  on common stock                     -          -             -           -             -              -
Adjustment in valuation
  reserve for available-
  for-sale securities                 -          -             -           -             -              -
Common stock issued
  through stock options
  and employee stock plans            -        680        14,896           -             -              -

Immaterial business
  combination accounted
  for as a pooling of
  interests                           -      1,454         9,595           -             -              -
Tax benefit of
  restricted stock award              -          -           785           -             -              -
Common stock issued
  under dividend
  reinvestment plan                   -      1,276        24,984           -             -              -
Amortization of
  restricted stock                    -          -             -           -             -              -
                                -------    -------     ---------   ---------      --------      ---------
Balance at December 31, 1994      7,378    236,605     1,425,671     269,375       285,001       (167,000)
Net income                            -          -             -           -             -              -
Miscellaneous stock
  transactions                        -         (1)          (13)          -             -              -
Cash dividends declared
  on preferred stock                  -          -             -           -             -              -
Cash dividends declared
  on common stock                     -          -             -           -             -              -
Adjustment in valuation
  reserve for available-
  for-sale securities                 -          -             -           -             -              -
Common stock issued through
  stock options and
  employee stock plans                -      1,173        21,424           -             -              -
Capital surplus previously
  off-set against note rec.           -          -             -           -             -        167,000
Immaterial business
  combination accounted for
  as a pooling of interests           -      3,429        23,562           -             -              -
Repurchase of Series C and
  Series E preferred stock          (78)         -             -           -        (1,938)             -
Tax benefit of restricted
  stock award                         -          -           387           -             -              -
Common stock issued under
  dividend reinvestment plan          -      2,055        47,150           -             -              -
Amortization of restricted
  stock                               -          -             -           -             -              -
Restricted stock awards
  granted, net of
  cancellations                       -        (22)         (374)          -             -              -
                                -------    -------     ---------   ---------      --------      ---------
Balance at December 31, 1995      7,300    243,239     1,517,807     269,375       283,063              -
Net income                            -          -             -           -             -              -
Cash dividends declared
  on preferred stock                  -          -             -           -             -              -
Cash dividends declared
  on common stock                     -          -             -           -             -              -
Adjustment in valuation
  reserve for available-
  for-sale securities                 -          -             -           -             -              -
Common stock issued
  through stock options
  and employee stock plans            -      1,634        42,509           -             -              -
Redemption/conversion of
  preferred stock                (1,918)    12,999       268,270    (269,375)            -              -
Immaterial business
  combination accounted
  for as a pooling of
  interests                           -        347        11,844           -             -              -
Common stock issued under
  dividend reinvestment
  plan                                -         92         2,547           -             -              -
Amortization of
  restricted stock                    -          -             -           -             -              -
Restricted stock awards
  granted, net of
  cancellations                       -         (6)         (130)          -             -              -
Common stock acquired                 -       (306)       (8,831)          -             -              -
Common stock repurchased
  under repurchase plan               -     (5,850)     (176,732)          -             -              -
                                -------    -------    ----------   ---------      --------      ---------
Balance at December 31, 1996      5,382    250,231    $1,657,284   $       -      $283,063      $       -
                                =======    =======    ==========   =========      ========      =========





                                               VALUATION
                                                RESERVE       TOTAL
                                  RETAINED      FOR AFS    STOCKHOLDERS'
                                  EARNINGS     SECURITIES     EQUITY
                              ------------------------------------------
                                             (IN THOUSANDS)
Balance at January 1, 1994       $2,381,628    $  52,308    $4,188,961
Establishment of valuation
  reserve for available-
  for-sale securities                     -       13,836         13,836
Net income                          491,509            -        491,509
Miscellaneous stock
  transactions                       (7,774)           -           (12)
Cash dividends declared
  on preferred stock                (43,599)           -       (43,599)
Cash dividends declared
  on common stock                  (190,359)           -      (190,359)
Adjustment in valuation
  reserve for available-
  for-sale securities                     -     (182,477)     (182,477)
Common stock issued
  through stock options
  and employee stock plans                -            -        14,896

Immaterial business
  combination accounted
  for as a pooling of
  interests                           6,705            -        16,300
Tax benefit of
  restricted stock award                  -            -           785
Common stock issued
  under dividend
  reinvestment plan                       -            -        24,984
Amortization of
  restricted stock                    3,798            -         3,798
                                  ---------    ---------    -----------
Balance at December 31, 1994      2,641,908     (116,333)    4,338,622
Net income                          550,924            -       550,924
Miscellaneous stock
  transactions                            -            -           (13)
Cash dividends declared
  on preferred stock                (43,599)           -       (43,599)
Cash dividends declared
  on common stock                  (182,670)           -      (182,670)
Adjustment in valuation
  reserve for available-
  for-sale securities                     -      413,481       413,481
Common stock issued through
  stock options and
  employee stock plans                    -            -        21,424
Capital surplus previously
  off-set against note rec.               -            -       167,000
Immaterial business
  combination accounted for
  as a pooling of interests          26,645            -        50,207
Repurchase of Series C and
  Series E preferred stock              (52)           -        (1,990)
Tax benefit of restricted
  stock award                             -            -           387
Common stock issued under
  dividend reinvestment plan              -            -        47,150
Amortization of restricted
  stock                               3,257            -         3,257
Restricted stock awards
  granted, net of
  cancellations                         374            -             -
                                  ---------    ---------    -----------
Balance at December 31, 1995      2,996,787      297,148     5,364,180
Net income                          230,100            -       230,100
Cash dividends declared
  on preferred stock                (38,713)           -       (38,713)
Cash dividends declared
  on common stock                  (258,013)           -      (258,013)
Adjustment in valuation
  reserve for available-
  for-sale securities                     -     (178,523)     (178,523)
Common stock issued
  through stock options
  and employee stock plans                -            -        42,509
Redemption/conversion of
  preferred stock                         -            -        (1,105)
Immaterial business
  combination accounted
  for as a pooling of
  interests                               -            -        11,844
Common stock issued under
  dividend reinvestment
  plan                                    -            -         2,547
Amortization of
  restricted stock                    3,934            -         3,934
Restricted stock awards
  granted, net of
  cancellations                          21            -          (109)
Common stock acquired                     -            -        (8,831)
Common stock repurchased
  under repurchase plan                   -            -      (176,732)
                                 ----------    ---------    -----------
Balance at December 31, 1996     $2,934,116    $ 118,625    $4,993,088
                                 ==========    =========    ===========

See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                          1996           1995            1994
                                                      ---------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                             $   230,100    $   550,924     $   491,509

Adjustments to reconcile net income to net cash
 provided by operating activities
   Provision for loan losses                               392,435        251,424         327,068
   (Gain) on sale of loans                                 (44,897)       (11,024)        (29,180)
   (Gain) on sale of assets                                (17,832)       (34,739)        (88,079)
   Depreciation and amortization                           182,694        181,192         197,965
   FHLB stock dividend                                     (57,176)       (39,971)        (37,986)
   Write-down of mortgage backed securities                38,339         19,651             821
   (Increase) decrease in trading account securities        (1,409)           334             526
   Origination of loans held for sale                   (3,386,093)    (2,579,058)     (1,521,542)
   Sale of loans held for sale                           3,622,240      2,317,031       1,968,346
   Decrease (increase) in other assets                     491,476       (553,018)       (114,558)
   Increase (decrease) in other liabilities                148,783       (177,059)       (213,999)
                                                       -----------    -----------     ------------
Net cash provided (used) by operating activities         1,598,660        (74,313)        980,891

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities              (4,130,281)    (3,897,102)     (3,740,307)
Principal payments and maturities of
 available-for-sale securities                           2,342,963      1,315,050       1,241,143
Sales of available-for-sale securities                   7,023,171      3,629,840       1,651,744
Purchases of held to maturity securities                (3,414,473)      (697,470)     (2,429,586)
Principal payments and maturities of held-to-
 maturity securities                                     4,019,873      1,653,413       1,283,101
Sales of loans                                           1,314,090        119,194         282,750
Principal payments on loans                              7,651,371      6,889,663       7,785,602
Origination and purchase of loans                      (17,986,489)   (16,271,872)    (17,216,339)
Payments received on New West Federal Savings and
  Loan Association ("New West") Note                            --      1,682,040       1,569,018
Foreclosed asset expense, net                              544,347        553,621         796,448
(Purchases) dispositions of
  premises and equipment, net                              (94,698)      (164,169)        (55,367)
Cash acquired through acquisitions                           3,506         69,358          40,679
                                                       -----------    -----------     ------------
Net cash (used) by investing activities                 (2,726,620)    (5,118,434)     (8,791,114)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in deposits                         (1,030,974)     1,652,935      (2,831,212)
Increase in annuities                                       22,554         56,325          85,795
Increase in federal funds and
 commercial paper purchased                                403,673        729,372         627,803
(Decrease) increase in securities sold under short
 term agreements  to repurchase                         (2,181,151)    (1,049,527)      7,471,323
Proceeds from securities sold under long term
 agreements to repurchase                                4,011,148      5,347,579       2,517,503
Repayment of securities sold under long term
 agreements to repurchase                               (4,649,930)    (2,381,401)       (260,713)
Proceeds from FHLB advances                             24,676,544      5,472,178      10,234,451
Payments on FHLB advances                              (20,235,938)    (4,217,336)     (9,842,221)
Proceeds (repayments) from other borrowings                229,025        190,852         (83,854)
Repayments to minority interest                            (95,372)            --               -
Common stock repurchased                                  (176,732)            --               -
Other capital transactions                                  38,944         70,215          44,451
Cash dividends paid                                       (296,726)      (226,269)       (233,958)
                                                       -----------    -----------     ------------
Net cash provided by financing operations                  715,065      5,644,923       7,729,368
                                                       -----------    -----------     ------------
(Decrease) increase in cash and cash equivalents          (412,895)       452,176         (80,855)
Cash and cash equivalents at beginning of period         2,078,250      1,626,074       1,706,929
                                                       -----------    -----------     -------------
Cash and cash equivalents at end of period             $ 1,665,355   $  2,078,250    $  1,626,074
                                                       ===========    ===========     =============

See Notes to Supplemental Consolidated Financial Statements

                    WASHINGTON MUTUAL, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)


                                                                 YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                           1996          1995             1994
                                                      ---------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities          $  920,072    $ 8,585,719      $5,685,670
Transfer to available-for-sale securities                       --     10,844,168       2,127,890
Loans transferred to foreclosed assets                     650,079        676,001         839,084
Loans originated to facilitate the sale of
  foreclosed assets                                        145,315        152,059         185,001
Loans originated to refinance existing loans             1,227,974        908,486       1,340,063
Loans transferred to loans held for sale                        --        621,267              --

CASH PAID DURING THE YEAR FOR
Interest on deposits                                     2,215,708      2,340,107       1,802,686
Interest on borrowings                                   1,549,354      1,483,695         784,512
Income taxes                                               269,900        159,468         203,828

See Notes to Supplemental Consolidated Financial Statements

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        On July 1, 1997, Great Western Financial Corporation ("Great Western") merged with and into a subsidiary of Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"), and all of the subsidiaries of Great Western, including Great Western Bank, a Federal Savings Bank ("GWB") and Aristar, Inc. ("Aristar"), became subsidiaries of the Company. The supplemental financial statements reflect the accounting for the merger as a pooling-of-interests and are presented as if the companies were merged as of the earliest period shown. The accompanying Supplemental Consolidated Financial Statements are the same as the restated financial statements that will be issued after the postmerger operating results are published.

        WMI was formed in August 1994 by the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), a Washington state-chartered savings bank, in connection with the reorganization of WMSB into a holding company structure. The reorganization was completed in November 1994 through the merger of WMSB into Washington Mutual Bank ("WMB"), the Company's Washington state-chartered savings bank subsidiary, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI.

        On December 20, 1996, Keystone Holdings, Inc. ("Keystone Holdings") merged with and into Washington Mutual, and all of the subsidiaries of Keystone Holdings, including American Savings Bank, F.A. ("ASB"), became subsidiaries of the Company (the "Keystone Transaction"). The financial statements reflect the accounting for the merger as a pooling-of-interests and are presented as if the companies were merged as of the earliest period shown.

        Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a material pooling-of-interests, current and prior-period financial statements are restated to include the accounts of merged companies. Previously reported balances of the merged companies have been reclassified to conform to the Company's presentation and restated to give effect to the combinations.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

Lines of Business

        Washington Mutual provides a broad range of financial services to consumers and small and mid-sized businesses primarily throughout the Western United States and Florida through its subsidiary operations. Financial services of the Company include accepting deposits from the general public and making residential loans, consumer loans, limited types of commercial real estate loans (primarily loans secured by multi-family properties), and commercial business loans which are offered principally through WMB, GWB, ASB and Washington Mutual Bank fsb ("WMBfsb"). Through Aristar, the Company also conducts consumer finance operations in 23 states. Washington Mutual also sells annuities and other insurance products, offers full service securities brokerage, and acts as the investment advisor to and the distributor of mutual funds.

Derivative Instruments

        The Company uses derivative instruments, such as interest rate exchange agreements and interest rate cap agreements, forward sales of financial instruments, financial futures and options to reduce its exposure to interest rate risk. Interest rate exchange agreements and interest rate cap agreements are used only if they have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated. Such effect is measured either through ongoing correlation or effectiveness tests.

        Interest rate exchange agreements and interest rate cap agreements are designated either against the available-for-sale portfolio or against deposits and borrowings. Agreements designated against available-for-sale securities are included at fair value in the available-for-sale portfolio and any mark-to-market adjustments are reported with the change in value of the available-for-sale portfolio. Interest rate exchange agreements and interest rate cap agreements designated against deposits and borrowings are reported at historical cost using settlement accounting.

        The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense. The purchase premium of interest rate cap agreements is capitalized and amortized and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premiums are paid at the time interest rate exchange agreements are entered into.

        From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost effectively meet policy objectives. Often such instruments are within one year of maturity. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. When the asset or liability is not sold or paid off, the gains or losses are deferred and amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less. When the asset or liability is sold or paid off, the gains or losses are recognized in the current period as an adjustment to the gain or loss recognized on the corresponding asset or liability.

        From time to time, the Company redesignates interest rate exchange agreements and interest rate cap agreements between available-for-sale securities and deposits and borrowings. Such redesignations are recorded at fair value at the time of transfer.

        The Company may also buy put or call options on mortgage instruments. The purpose and criteria for the purchase of options are to manage the interest rate risk inherent in secondary marketing activities. The costs of such options are capitalized and amortized on a straight-line basis as a reduction of other income over the original terms of the options. The fair value of options matched against closed loans are included in the lower of cost or market analysis. Changes in the fair value of options designated against the Company's loan pipeline are deferred to the extent they qualify as hedges, otherwise they are carried at fair value with the corresponding gain or loss recognized in other income.

        The Company may write covered call options on its available-for-sale portfolio. If the option is exercised, the option fee is an adjustment to the gain or loss on the sale of the security. If the option is not exercised, it is recognized as fee income. Covered call options are carried at fair value.

        Additionally, to lock in prices on sales of loans originated for mortgage banking activities, the Company uses forward sales of financial instruments to lock in prices on similar types and coupons of financial instruments and thereby limit market risk until these financial instruments are sold.

        In the event that any of the derivative instruments fail to meet the above established criteria, they are marked to market with the corresponding gain or loss recognized in income.

Investment Securities

        The Company accounts for investment and equity securities in the following three categories: trading, held-to-maturity and available-for-sale.

Trading Securities

        Trading securities are generally purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

Held-To-Maturity Securities

        Investments classified as held-to-maturity are accounted for at amortized cost, but a company must have both the positive intent and the ability to hold those securities to maturity. There are limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Other than temporary declines in fair value are recognized as a reduction to current earnings.

        The Company holds a small amount of tax exempt securities, but has chosen not to report the applicable interest income and yield on a tax equivalent basis.

Available-For-Sale Securities

        Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported (net of tax) as a net amount in a separate component of stockholders' equity until realized.

        The available-for-sale portfolio contains some private-issue securities. Private-issue securities include mortgage-backed securities ("MBS") and collateralized mortgage obligations ("CMOs") that expose the Company to certain risks that are not inherent in agency securities, primarily credit risk and liquidity risk. Because of this added risk, private-issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies because the loan size, underwriting or underlying collateral of these securities often does not meet industry standards. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain CMOs in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain CMOs where the Company holds subordinated tranches, certain CMOs that have been "resecuritized," and certain securities that contain a significant number of jumbo, nonconforming loans. Other than temporary declines in fair value are recognized as a reduction to current earnings.

Loans

        Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as loans held for sale and carried at the lower of net cost or fair value on an aggregate basis, net of their related hedge gains and losses.

        Management generally ceases to accrue interest income on any loan that becomes more than 90 days delinquent and reverses all interest accrued up to that time. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans for which interest is not being accrued are referred to as loans on nonaccrual status.

        On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan as modified by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. This standard is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Loans that are collectively evaluated for impairment by Washington Mutual include single family residential real estate, consumer and consumer finance loans. Residential construction, commercial real estate and commercial business loans are individually evaluated for impairment. Factors involved in determining impairment include, but are not limited to, the financial condition of the borrower, value of the underlying collateral, and current economic conditions. SFAS No. 114 also applies to all loans that are restructured in a troubled debt restructuring subsequent to the adoption of SFAS No. 114, as defined by SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. A troubled debt restructuring is a restructuring in which the creditor grants a concession to the borrower that it would not otherwise consider.

        A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the terms of the loan agreement. SFAS No. 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company bases the measurement of loan impairment on the fair value of the loan's underlying collateral. The amount by which the recorded investment in the loan exceeds the value of the impaired loan's collateral is included in the Company's allocated reserve for loan losses. Any portion of an impaired loan classified as loss under regulatory guidelines is charged-off. The adoption of SFAS No. 114 had no material impact on the results of operations or financial position of the Company.

        The Company has full recourse on certain loans that have been securitized or sold.

Reserve for Loan Losses

        The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

        When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

        Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

        Consumer finance subsidiaries are also reviewed on a systematic basis. In evaluating the adequacy of the reserve, consideration is given to recent loan loss experience and such other factors which, in management's judgment, deserve current recognition in estimating losses. Non-real estate secured loans are charged off based on the number of days contractually delinquent (180 days for substantially all loans).

        The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

Foreclosed Assets

        Foreclosed assets include properties acquired through foreclosure that are transferred at the lower of cost or fair value, less estimated selling costs, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in a reserve for losses. The amount the Company ultimately recovers from foreclosed assets may differ substantially from the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

        Foreclosed commercial real estate that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

Mortgage Servicing Rights

        In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122, Accounting for Mortgage Servicing Rights. The statement eliminates the distinction between servicing rights that are purchased and those that are retained upon the sale or securitization of loans. The statement requires mortgage servicers to recognize the servicing rights on loans as separate assets, no matter how acquired. Banks that sell or securitize loans and retain the servicing rights are required to allocate the total cost of the loans between servicing rights and loans based on relative fair values if their values can be estimated. In September 1995, the Company elected early adoption of SFAS No. 122, as permitted by the Statement, and implemented it as of January 1, 1995.

        Purchased servicing rights represents the cost of acquiring the right to service mortgage loans. Originated servicing rights are recorded when mortgage loans are originated and subsequently sold or securitized with the servicing rights retained. The total cost of the mortgage loans is allocated to the servicing rights and the loans (without the servicing rights) based on relative fair values and recorded in other assets. The cost relating to purchased and originated servicing is capitalized and amortized in proportion to, and over the period of, estimated future net servicing income. "Short servicing" is recorded in other liabilities in instances where the cost of servicing exceeds the servicing fees received and amortized in proportion to, and over the period of, estimated net servicing loss.

        The Company assesses impairment of the capitalized servicing rights based on the fair value of those rights on a stratum-by-stratum basis with any impairment recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the servicing rights are stratified based on the following predominant risk characteristics of the underlying loans: fixed-rate mortgage loans by coupon (less than 6%, 50 or 100 basis point increments between 6% and 12% and greater than 12%); and adjustable-rate mortgage loans ("ARMs") by index, such as the 11th District Cost of Funds Index ("COFI"), Treasury, or the London Interbank Offering Rate ("LIBOR").

        In order to determine the fair value of the servicing rights, the Company primarily uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. The prepayment speeds are determined from market sources for fixed-rate mortgages with similar coupons, and prepayment reports for comparable ARMs. In addition, the Company uses market comparables for estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan, and default rates.

Premises and Equipment

        Land, buildings, leasehold improvements and equipment are carried at amortized cost. Buildings and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

Goodwill and Intangibles

        Because of the earnings power or other identifiable values of certain purchased companies or businesses the Company paid amounts in excess of identifiable fair value for businesses and tangible assets acquired. Generally, such amounts are being amortized by systematic charges to income (periods ranging from six to 40 years) over a period no greater than the estimated remaining life of the assets acquired or not exceeding the estimated average remaining life of the existing deposit base assumed. The Company periodically reviews intangibles to assess recoverability and impairment is recognized in operations if permanent loss of value occurs.

Annuity and Insurance Accounting

        The Company, through its subsidiaries offers various annuity, life and casualty insurance products. The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Supplemental Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuities equal the policy value as defined in the policy contract as of the balance sheet date.

Securities Sold Under Agreements to Repurchase

        The Company enters into sales of securities under agreements to repurchase the same ("reverse repurchase agreements") or similar ("dollar repurchase agreements") securities. Reverse repurchase agreements and dollar repurchase agreements are accounted for as financing arrangements, with the obligation to repurchase securities sold reflected as a liability in the Supplemental Consolidated Statements of Financial Position. The dollar amount of securities underlying the agreements remain in the respective asset accounts.

Trust Assets

        Assets held by the Company in fiduciary or agency capacity for customers are not included in the Supplemental Consolidated Statements of Financial Position as such items are not assets of the Company. Assets totaling $85.8 million and $67.3 million as of December 31, 1996 and 1995 were held by the Company in fiduciary or agency capacity

Income Taxes

        Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the change in the deferred tax liability from the beginning to the end of the year. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries excluding Keystone Holdings and its subsidiaries. Keystone Holdings and its subsidiaries filed a separate consolidated tax return for periods prior to December 20, 1996. The Keystone Holdings returns included losses of ASB's nominee, New West, incurred through October 24, 1995. Net operating losses of New West incurred prior to that date are available for carryforward by ASB and have been included in the schedule of net operating loss carryforwards presented in Note 20. For periods subsequent to the merger with Keystone Holdings, the Company will file a consolidated tax return that includes all of its subsidiaries as of December 20, 1996.

        Great Western and its subsidiaries will file separate consolidated tax returns for periods prior to July 1, 1997. For periods subsequent to the merger with Great Western, the Company will file a consolidated tax return that includes all of its subsidiaries.

NOTE 2:  BUSINESS COMBINATIONS

        On January 31, 1996, the Company acquired Western Bank ("Western") through a merger of Western with and into WMB. At the time of the merger, Western had 42 offices in 35 communities and was Oregon's largest community-based commercial bank. At January 31, 1996 Western had assets of $776.3 million, deposits of $696.4 million and stockholders' equity of $69.5 million. The Company issued 5,865,235 shares of common stock to complete the merger with Western. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Western into the Company. Accordingly, the assets, liabilities and stockholders' equity of Western were recorded on the books of the resulting institution at their values as reported on the books of Western immediately prior to the consummation of the merger with Western. No goodwill was created in the merger with Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented.

        On December 20, 1996, WMI merged with Keystone Holdings. Keystone Holdings was the indirect parent of ASB, a California-based federally chartered savings bank. At November 30, 1996, Keystone Holdings had assets of $21.9 billion, deposits of $12.8 billion and stockholder's equity of $808.6 million. The Company issued 47,883,333 shares of common stock to complete the merger with Keystone Holdings. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Keystone Holdings into the Company. Accordingly, the assets, liabilities and stockholders' equity of Keystone Holdings were recorded on the books of the resulting institution at their values as reported on the books of Keystone Holdings immediately prior to the consummation of the merger with Keystone Holdings. No goodwill was created in the merger with Keystone Holdings. This presentation required the restatement of prior periods as if the companies had been combined for all years presented. Certain amounts in Keystone Holdings' financial statements have been restated to conform to WMI's presentation. The results of operations of Keystone Holdings have been adjusted to (i) eliminate earnings attributable to the warrant holders and (ii) reflect the preferred stock dividends to related parties as minority interest.

        On July 1, 1997, a subsidiary of WMI merged with Great Western the parent of GWB, a California-based federally chartered savings bank, and Aristar, a consumer finance company. At July 1, 1997, Great Western had assets of $48.8 billion, deposits of $27.8 billion and stockholder's equity of $2.7 billion. The Company issued 125,649,551 shares of common stock to complete the merger with Great Western. The merger was treated as a pooling-of-interests. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Great Western into the Company. Accordingly, under generally accepted accounting principles, the assets, liabilities and stockholders' equity of Great Western were recorded on the books of the resulting institution at their values as reported on the books of Great Western immediately prior to the consummation of the merger with Great Western. No goodwill was created in the merger with Great Western. This presentation required the restatement of prior periods as if the companies had been combined for all years presented. Certain amounts in Great Western's financial statements have been restated to conform to WMI's presentation.

        The following information represents the supplemental results of operations of the Company, Great Western and Keystone Holdings for 1996, 1995 and 1994 on an individual as well as a combined basis. This information does not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The operating results of Western are included with those of Washington Mutual. The supplemental results of operations were as follows:


                                             YEAR ENDED DECEMBER 31, 1996
                                ----------------------------------------------------
                                WASHINGTON      GREAT        KEYSTONE
                                  MUTUAL       WESTERN       HOLDINGS      RESTATED
                                ----------------------------------------------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue                   $1,851,394    $3,631,137    $1,562,723    $7,045,254
Net income                         223,934       115,822      (109,656)      230,100
Net income per common share:
Primary                             $2.82              -             -         $0.81
Fully diluted                        2.73              -             -          0.80


                                             YEAR ENDED DECEMBER 31, 1995
                                ----------------------------------------------------
                                WASHINGTON      GREAT        KEYSTONE
                                  MUTUAL       WESTERN       HOLDINGS      RESTATED
                                ----------------------------------------------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue                   $1,705,084    $3,629,263    $1,427,591    $6,761,938
Net income                         199,801       261,022        90,101       550,924
Net income per common share:
Primary                             $2.68              -             -         $2.17
Fully diluted                        2.59              -             -          2.15

                                             YEAR ENDED DECEMBER 31, 1994
                                ----------------------------------------------------
                                WASHINGTON      GREAT        KEYSTONE
                                  MUTUAL       WESTERN       HOLDINGS      RESTATED
                                ----------------------------------------------------
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue                   $1,383,983    $3,099,941    $1,139,155    $5,623,079
Net income                         181,322       251,234        58,953       491,509
Net income per common share:
Primary                             $2.54              -             -         $1.98
Fully diluted                        2.46              -             -          1.97


NOTE 3:  CASH AND CASH EQUIVALENTS

   Cash and cash equivalents consisted of the following:

                                                   DECEMBER 31,
                                            --------------------------
                                               1996            1995
                                            --------------------------
                                              (DOLLARS IN THOUSANDS)
               Cash and demand deposits     $1,032,379      $1,526,550
               Cash equivalents:
                 Overnight investments         381,029         293,000
                 Repurchase agreements         250,000         257,000
                 Time deposits                   1,947           1,700
                                            ----------      ----------
                                               632,976         551,700
                                            ----------      ----------
                                            $1,665,355      $2,078,250
                                            ==========      ==========


        The Company purchases securities under agreements to resell ("repurchase agreements") having terms of up to 90 days; however, they are typically overnight investments. The Company generally takes possession of collateral supporting repurchase agreements. The repurchase agreements were collateralized by federal agency securities with market values at least two percent above the face amounts of the repurchase agreements.

        For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments, repurchase agreements and time deposits. Generally, time deposits are short term, with an original maturity of three months or less.

        Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $149.7 million and $260.8 million at December 31, 1996 and 1995.

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES

        Available-for-sale securities classified by type and, for investment securities, contractual maturity date consisted of the following:

                                                                  DECEMBER 31, 1996
                                               --------------------------------------------------------------
                                                AMORTIZED    UNREALIZED  UNREALIZED       FAIR
                                                  COST         GAINS       LOSSES         VALUE      YIELD(1)
                                               --------------------------------------------------------------
Investment securities:                                         (DOLLARS IN THOUSANDS)
  U.S. government and agency obligations:
       Due within one year                     $   257,884    $    638    $      -       $ 258,522    6.47%
       Due after one year but
        within five years                          606,097       1,262      (1,896)        605,463    6.32
       After five but within 10 years               11,527         150          (4)         11,673    6.79
       After 10 years                                2,671          18          (4)          2,685    6.92
                                               -----------    --------    ---------      ---------   ------
                                                   878,179       2,068      (1,904)        878,343    6.38
    Corporate debt obligations:
       Due within one year                         321,308          98         (24)        321,382    5.67
       Due after one year but
        within five years                          366,067       4,009        (657)        369,419    6.56
       After five but within 10 years              228,241       3,589      (2,243)        229,587    7.14
       After 10 years                              117,260       3,472      (1,872)        118,860    7.44
                                               -----------    --------    ---------      ---------   ------
                                                 1,032,876      11,168      (4,796)      1,039,248    6.51
    Equity securities:
       Preferred stock                             171,029       4,012        (831)        174,210    6.88
       Other securities                             34,621         175        (129)         34,667    5.99
                                               -----------    --------    ---------      ---------   ------
                                                   205,650       4,187        (960)        208,877    6.73
                                               -----------    --------    ---------      ---------   ------
                                                 2,116,705      17,423      (7,660)      2,126,468    6.48

Mortgage-backed securities:
    U.S. government agency                      12,541,352     231,349     (53,412)     12,719,289    6.89
    Corporate                                    1,250,738       8,372     (11,338)      1,247,772    7.38
                                               -----------    --------    ---------      ---------   ------
                                                13,792,090     239,721     (64,750)     13,967,061    6.93

Derivative instruments:
    Interest rate exchange agreements                    -         265        (911)           (646)      -
    Interest rate cap agreements                     4,645         271      (2,456)          2,460       -
                                               -----------    --------    ---------      ---------   ------
                                                     4,645         536      (3,367)          1,814       -
                                               -----------    --------    ---------      ---------   ------
                                               $15,913,440    $257,680    $(75,777)    $16,095,343    6.87%
                                               ===========    ========    =========    ===========   ======

(1) Weighted average yield at end of year.

                                                                     DECEMBER 31, 1995
                                               -------------------------------------------------------------
                                                AMORTIZED    UNREALIZED  UNREALIZED       FAIR
                                                  COST         GAINS       LOSSES         VALUE     YIELD(1)
                                               -------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
Investment securities:
     U.S. government and agency obligations:
       Due within one year                     $   384,151    $  2,218    $   (247)    $   386,122    6.11%
       Due after one year but
         within five years                         466,692       4,345        (189)        470,848    6.46
       After five but within 10 years               19,118         324        (185)         19,257    6.72
       After 10 years                               60,314         121        (770)         59,665    7.02
                                               -----------    --------    ---------    -----------   -------
                                                   930,275       7,008      (1,391)        935,892    6.36
     Corporate debt obligations:
       Due within one year                         248,342         750        (117)        248,975    5.91
       Due after one year but
         within five years                         271,060       8,336        (219)        279,177    7.53
       After five but within 10 years              229,974       9,108        (829)        238,253    7.08
       After 10 years                              110,309       6,735        (150)        116,894    7.38
                                               -----------    --------    ---------    -----------   -------
                                                   859,685      24,929      (1,315)        883,299    6.94
     Equity securities:
       Preferred stock                             110,532       2,535      (2,310)        110,757    7.21
       Other securities                             30,430         173        (118)         30,485    6.10
                                               -----------    --------    ---------    -----------   -------
                                                   140,962       2,708      (2,428)        141,242    6.97
                                               -----------    --------    ---------    -----------   -------
                                                 1,930,922      34,645      (5,134)      1,960,433    6.66

Mortgage-backed securities:
     U.S. government agency                     16,591,264     434,336     (21,163)     17,004,437    7.05
     Corporate                                   1,804,289       9,640     (26,867)      1,787,062    7.20
                                               -----------    --------    ---------    -----------   -------
                                                18,395,553     443,976     (48,030)     18,791,499    7.06
Derivative instruments:
     Interest rate exchange agreements                (848)      2,225     (13,224)        (11,847)      -
     Interest rate cap agreements                   11,946           -      (2,531)          9,415       -
                                               -----------    --------    ---------    -----------   -------
                                                    11,098       2,225     (15,755)         (2,432)      -
                                               -----------    --------    ---------    -----------   -------
                                               $20,337,573    $480,846    $(68,919)    $20,749,500    7.03%
                                               ===========    ========    =========    ===========   =======

(1) Weighted average yield at end of year.

        Proceeds from sales of investment securities in the available-for-sale portfolio during 1996, 1995 and 1994 were $139.1 million, $626.2 million and $513.1 million. The Company realized $1.9 million in gains and $799,000 in losses on these sales during 1996. The Company realized $4.0 million in gains and $2.2 million in losses on sales during 1995. Similarly, the Company realized $3.0 million in gains and $800,000 in losses during 1994. Proceeds from sales of MBS in the available-for-sale portfolio during 1996, 1995 and 1994 were $4.4 billion, $1.5 billion and $337.9 million. The Company realized $40.2 million in gains and $33.3 million in losses on these sales during 1996 and $27.1 million in gains and $7.8 million in losses on these sales during 1995. Similarly, the Company realized $2.8 million in gains and $469,000 in losses on these sales during 1994.

        Available-for-sale MBS with an amortized cost and fair value of $11.4 billion at December 31, 1996 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements, and access to the Federal Reserve discount window.

        During 1995, FASB issued a report entitled A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. During the fourth quarter of 1995, the Company elected to take advantage of this opportunity and reclassified held-to-maturity securities with an amortized cost of $10.8 billion and gross unrealized gains of $225.6 million and gross unrealized losses of $28.2 million. No transfers between the held-to-maturity and available-for-sale categories were made during 1996.

        At December 31, 1996, net unrealized gains on the available-for-sale portfolio were $184.7 million and unrealized losses on the derivative instruments designated against this portfolio were $2.8 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $118.6 million. At December 31, 1995, net unrealized gains on the available-for-sale portfolio were $425.5 million and unrealized losses on the derivative instruments designated against this portfolio were $13.5 million, resulting in a combined net unrealized gain included as a separate component of stockholders' equity (on an after-tax basis) of $297.1 million.

        On December 31, 1996, the Company held $1.2 billion of private-issue
MBS and CMOs. Of that amount, 16% were of the highest investment grade (AAA), 75% were rated investment grade (AA or A), 6% were rated lowest investment grade
(BBB) and 3% were rated below investment grade (BB or below). During 1996, the Company recognized $2.4 million in losses on securities in the below investment grade portfolio. On December 31, 1995, the Company held $1.8 billion of private-issue MBS and CMOs. Of that amount, 25% were of the highest investment grade (AAA), 67% were rated investment grade (AA or A), 5% were rated lowest investment grade (BBB) and 3% were rated below investment grade (BB or below). During 1995, the Company recognized $8.4 million in losses on securities in the below investment grade portfolio.

        As of December 31, 1996, the Company had MBS with an amortized cost of $409.2 million and a fair value of $407.4 million from a single issuer, the Resolution Trust Corporation.

NOTE 5:  HELD-TO-MATURITY SECURITIES

        Held-to-maturity securities classified by type and, for investment securities, contractual maturity date consisted of the following:

                                                                         DECEMBER 31, 1996
                                               -----------------------------------------------------------------------
                                               AMORTIZED     UNREALIZED     UNREALIZED         FAIR
                                                  COST         GAINS          LOSSES           VALUE          YIELD(1)
                                               -----------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Investment securities:
   U.S. government and agency obligations:
        After five but within 10 years         $    6,629     $    559         $     --      $    7,188         8.25%
                                               ----------     --------      -----------      ----------         ----
                                                    6,629          559               --           7,188         8.25
     Corporate debt obligations:
        Due within one year                         6,607            2               --           6,609         5.02
        Due after one year but
          within five years                        41,486        2,432               (5)         43,913         8.90
        After five but within 10 years             14,618          919              (23)         15,514         8.68
        After 10 years                             15,282        1,862               --          17,144         9.19
                                               ----------     --------      -----------      ----------         ----
                                                   77,993        5,215              (28)         83,180         8.61
     Municipal obligations(2):
        Due after one year but
          within five years                         7,096          205               --           7,301         6.24
        After five but within 10 years             30,176        1,385               --          31,561         6.70
        After 10 years                             70,801        2,028             (238)         72,591         6.02
                                               ----------     --------      -----------      ----------         ----
                                                  108,073        3,618             (238)        111,453         6.23
                                               ----------     --------      -----------      ----------         ----
                                                  192,695        9,392             (266)        201,821         7.28

Mortgage-backed securities:
     U.S. government agency obligations         4,186,777       73,534           (7,781)      4,252,530         7.60
     Corporate obligations                         99,584           --           (8,810)         90,774         5.55
                                               ----------     --------      -----------      ----------         ----
                                                4,286,361       73,534          (16,591)      4,343,304         7.56
                                               ----------     --------      -----------      ----------         ----
                                               $4,479,056     $ 82,926         $(16,857)     $4,545,125         7.55%
                                               ==========     ========      ===========      ==========         ====

(1) Weighted average yield at end of year.

(2) The Company holds a small amount of tax exempt securities, but has chosen not to report the applicable interest income and yield on a tax equivalent basis.

                                                                               DECEMBER 31, 1995
                                                   ---------------------------------------------------------------------
                                                        AMORTIZED   UNREALIZED    UNREALIZED         FAIR
                                                          COST        GAINS        LOSSES           VALUE        YIELD(1)
                                                   ---------------------------------------------------------------------
                                                                         (DOLLARS IN THOUSANDS)
Investment securities:
     U.S. government and agency obligations
        Due within one year                         $   19,693      $     --       $     --       $   19,693       5.24%
        After five but within 10 years                   6,592           906             --            7,498       8.09
                                                   -----------   -----------    -----------    -------------       ----
                                                        26,285           906             --           27,191       6.03

     Corporate debt obligations:
        Due within one year                             98,969            --             (9)          98,960       5.70
        Due after one year but within five years        31,173         2,895             (2)          34,066       8.66
        After five but within 10 years                  22,586         2,472             (3)          25,055       8.37
        After 10 years                                  17,162         2,310             (9)          19,463       8.91
                                                   -----------   -----------    -----------    -------------       ----
                                                       169,890         7,677            (23)         177,544       7.00

     Municipal obligations(2):
        Due within one year                              1,090             1             --            1,091       6.85
        Due after one year but within five years         1,658            89             --            1,747       7.44
        After five but within 10 years                  36,202         2,083             --           38,285       6.88
        After 10 years                                  53,371         2,908             --           56,279       6.37
                                                   -----------   -----------    -----------    -------------       ----
                                                        92,321         5,081             --           97,402       6.60
                                                   -----------   -----------    -----------    -------------       ----
                                                       288,496        13,664            (23)         302,137       6.78

Mortgage-backed securities
     U.S. government agency obligations              4,696,373       117,062         (3,381)       4,810,053       7.82
     Corporate obligations                              99,587            --         (7,010)          92,577       5.75
                                                   -----------   -----------    -----------    -------------       ----
                                                     4,795,960       117,062        (10,391)       4,902,631       7.78
                                                   -----------   -----------    -----------    -------------       ----
                                                    $5,084,456      $130,726       $(10,414)      $5,204,768       7.72%
                                                   ===========   ===========    ===========    =============       ====

(1) Weighted average yield at end of year.

(2) The Company holds a small amount of tax exempt securities, but has chosen not to report the applicable interest income and yield on a tax equivalent basis.

        Held-to-maturity MBS with an amortized cost of $3.9 billion and a fair value of $3.9 billion at December 31, 1996 were pledged to secure public deposits, securities sold under agreements to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window. There were no sales out of the held-to-maturity portfolio during 1996 and 1995.

        Impairment charge-offs on MBS are reflected in the write down on MBS shown as a charge to earnings in other income. Prior year amounts have been reclassified to conform with the 1996 presentation. Write-downs on MBS were $35.9 million for the year ended December 31, 1996, $11.3 million for the year ended December 31, 1995 and $821,000 for the year ended December 31, 1994.

NOTE 6:  LOANS

Loans consisted of the following:

                                               DECEMBER 31,
                                     ----------------------------
                                          1996            1995
                                     ----------------------------
                                         (DOLLARS IN THOUSANDS)
Real Estate
  Single family residential ("SFR")  $ 48,689,404    $ 41,907,598
  Residential construction                728,121         629,280
  Commercial real estate                6,488,254       6,467,013
                                     ------------    ------------
                                       55,905,779      49,003,891

Second mortgage and other consumer      2,371,086       2,473,651
Manufactured housing                    1,028,192         885,181
Consumer finance                        2,185,903       2,136,022
Commercial business                       340,149         179,568
Reserve for loan losses                  (677,141)       (598,124)
                                     ------------    ------------
                                     $ 61,153,968    $ 54,080,189
                                     ============    ============

        Included in the table above are loans held for sale of $333.3 million and $569.4 million at December 31, 1996 and 1995.

        Nonaccrual loans totaled $575.0 million and $700.3 million at December 31, 1996 and 1995. If interest on these loans had been recognized, such income would have been $53.5 million in 1996, $48.9 million for 1995 and $58.5 million for 1994.

   At December 31, 1996, loans totaling $498.3 million were impaired, of which $402.1 million had allocated reserves of $79.7 million. The remaining $96.2 million had no reserves allocated to them. Of the $498.3 million of impaired loans, $45.6 million were on nonaccrual status and $452.7 million were performing but judged to be impaired. Similarly, at December 31, 1995, loans totaling $417.6 million were impaired, of which $274.6 million had allocated reserves of $61.8 million. The remaining $143.0 million had no reserves allocated to them. Of the $417.6 million of impaired loans, $67.7 million were on nonaccrual status and $349.9 million were performing but judged to be impaired. The average balance of impaired loans during 1996 and 1995 was $479.2 million and $331.6 million and the Company recognized $30.7 million and $24.3 million of related interest income. Interest income on impaired loans is normally recognized on the accrual basis, unless the loan is more than 90 days past due, in which case interest income is recorded on the cash basis. An immaterial amount of interest income was recorded on the cash basis during 1996 and 1995.

   Loans, exclusive of reserve for loan losses, by geographic concentration were as follows:

                                 CALIFORNIA    WASHINGTON      OREGON       FLORIDA    OTHER STATES      TOTAL
                                ---------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Real estate:
  SFR                           $29,014,429   $ 6,601,428   $ 3,462,981   $ 1,895,336   $ 7,715,230   $48,689,404
  Residential construction            2,728       374,653       256,907           326        93,507       728,121
  Apartment buildings             2,875,530       558,412       279,048        53,905       279,257     4,046,152
  Other commercial real estate    1,327,368       683,205       118,253        52,907       260,369     2,442,102
                                -----------   -----------   -----------   -----------   -----------   -----------
                                 33,220,055     8,217,698     4,117,189     2,002,474     8,348,363    55,905,779

Second mortgage and other
  consumer                          219,381     1,178,797       551,165        32,946       388,797     2,371,086
Manufactured housing                118,415       458,175       236,247            --       215,355     1,028,192
Consumer Finance                    213,440            --            --       236,321     1,736,142     2,185,903
Commercial business                      --       126,841       212,112            --         1,196       340,149
                                -----------   -----------   -----------   -----------   -----------   -----------
                                $33,771,291   $ 9,981,511   $ 5,116,713   $ 2,271,741   $10,689,853   $61,831,109
                                ===========   ===========   ===========   ===========   ===========   ===========

   Loans in California included $19.5 billion of loans in Southern California, $11.4 billion of loans in Northern California, and $2.8 billion of loans in Central California.

   Loans, exclusive of reserve for loan losses, by repricing or maturity date were as follows:

                                                                         DECEMBER 31, 1996
                                                                         -----------------
                                                                      (DOLLARS IN THOUSANDS)
Adjustable rate loans:
  Due within one year                                                      $ 19,157,483
  After one but within five years                                             5,359,891
  After five but within 10 years                                              3,730,360
  After 10 years                                                             21,201,245
                                                                          -------------
                                                                             49,448,979
Fixed rate loans:
  Due within one year                                                         2,305,809
  After one but within five years                                             4,475,005
  After five but within 10 years                                              2,746,817
  After 10 years                                                              2,993,153
                                                                          -------------
                                                                             12,520,784
                                                                          -------------
Deferred loan fees and premiums and discounts                                  (138,654)
                                                                          -------------
                                                                           $ 61,831,109
                                                                          =============

   In addition to loans the Company serviced for its own portfolio, it serviced loans of $34.7 billion and $32.5 billion at December 31, 1996 and 1995 for U.S. government agencies, institutions and private investors.

   Loans of $18.0 billion at December 31, 1996 were pledged to secure advances from FHLBs. Unamortized deferred loan fees were $162.0 million and $163.1 million at December 31, 1996 and 1995.

   At December 31, 1996, the Company had $589.6 million in fixed-rate mortgage loan commitments, $1,251.4 million in adjustable-rate mortgage loan commitments, $655.0 million in residential construction loan commitments, $123.9 million in commercial real estate loan commitments, $169.1 million in commercial business loan commitments, $978.8 million in undisbursed lines of credit and $7.0 million in stand-by lines of credit.

NOTE 7:  RESERVE FOR LOAN LOSSES

   Changes in the reserve for loan losses were as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
                                                        1996         1995        1994
                                                     -----------------------------------
                                                           (DOLLARS IN THOUSANDS)
Balance, beginning of year                           $ 598,124    $ 683,040    $ 747,331
Provision for loan losses                              392,435      251,424      327,068
Reserves added through business combinations             1,077        5,372          921
Loans charged-off:
   SFR                                                (232,653)    (240,489)    (278,786)
   Residential construction                                (16)        (125)        (190)
   Commercial real estate                              (36,354)     (55,888)     (69,816)
   Manufactured housing, second mortgage and other     (11,127)      (8,905)     (14,306)
     consumer
   Commercial business/credits                            (435)        (813)      (2,065)
   Consumer finance                                    (60,520)     (62,206)     (54,041)
                                                     ---------    ---------    ---------
                                                      (341,105)    (368,426)    (419,204)
Recoveries of loans previously charged-off:
   Residential                                           5,693        3,891        3,942
   Residential construction                                 --           47           --
   Commercial real estate                                3,425        5,286        5,110
   Manufactured  housing, second mortgage
     and other consumer                                  1,221          951        1,861
   Commercial business/credits                              74          482          443
   Consumer finance                                     16,197       16,057       15,568
                                                     ---------    ---------    ---------
                                                        26,610       26,714       26,924
                                                     ---------    ---------    ---------
Net charge-offs                                       (314,495)    (341,712)    (392,280)
                                                     ---------    ---------    ---------
Balance, end of year                                 $ 677,141    $ 598,124    $ 683,040
                                                     =========    =========    =========


   In 1996 the Company provided an additional $125.0 million in loan loss provision with the merger of Keystone Holdings. This additional loan loss provision was provided principally because a number of Washington Mutual (prior to the business combination with Keystone Holdings) credit administration and asset management philosophies and procedures differed from those of ASB.

   As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss.

   An analysis of the reserve for loan losses was as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                   -------------------------------------
                                                               1996              1995
                                                   -------------------------------------
                                                          (DOLLARS IN THOUSANDS)
  Allocated reserves:
     Multi-family residential and nonresidential             $117,343          $ 66,397
       real estate
     Builder construction                                           -               158
     Commercial business                                        1,285                 -
                                                   -------------------------------------
        Total allocated reserves                              118,628            66,555
  Unallocated reserves                                        558,513           531,569
                                                   -------------------------------------
        Total loan loss reserves                             $677,141          $598,124
                                                   =====================================

  Total reserve for loan losses as a percentage of:
     Nonperforming loans                                         118%               85%
     Nonperforming assets                                         84                60



NOTE 8:  FORECLOSED ASSETS

   Foreclosed assets consisted of the following:

                                                        DECEMBER 31,
                                                 ----------------------------
                                                         1996          1995
                                                 ----------------------------
                                                     (DOLLARS IN THOUSANDS)
Foreclosed assets                                     $229,237      $322,649
Other repossessed assets                                 2,651         1,019
Reserve for losses                                      (9,005)      (36,962)
                                                 ----------------------------
                                                      $222,883      $286,706
                                                 ============================


   Changes in the reserve for losses on foreclosed assets were as follows:

                                                      YEAR ENDED DECEMBER 31
                                            -------------------------------------------
                                                    1996          1995           1994
                                            -------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
Balance, beginning of year                       $ 36,962      $ 50,057       $ 82,758
Provision for losses on foreclosed assets          (5,935)       12,023         27,491
Reserves charged-off, net of recoveries           (22,022)      (25,118)       (60,192)
                                            -------------------------------------------
                                                 $  9,005      $ 36,962       $ 50,057
                                            ===========================================

   Foreclosed assets operations were as follows:

                                                     YEAR ENDED DECEMBER 31
                                            ------------------------------------------
                                                     1996         1995        1994
                                            ------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
Loss from operations                              $(40,538)    $(29,435)    $(28,738)
Gain on sale of foreclosed assets                   16,298       24,293        9,132
Provision for foreclosed assets losses               5,935      (12,023)     (27,491)
                                            ------------------------------------------
                                                  $(18,305)    $(17,165)    $(47,097)
                                            ==========================================

NOTE 9:  PREMISES AND EQUIPMENT

   Premises and equipment consisted of the following:

                                                        DECEMBER 31,
                                            -------------------------------
                                                   1996               1995
                                            -------------------------------
                                                (DOLLARS IN THOUSANDS)
               Furniture and equipment      $   745,795        $   797,783
               Buildings                        845,262            853,781
               Leasehold improvements            41,968             31,060
               Land                             169,782            168,382
               Construction in progress          17,203             21,298
                                            ------------------------------
                                              1,820,010          1,872,304
               Accumulated depreciation        (785,197)          (814,889)
                                            ------------------------------
                                             $1,034,813         $1,057,415
                                            ==============================


   In January 1995, a wholly owned service corporation subsidiary of ASB purchased from a related limited partnership the Irvine Plaza building structures and adjoining land currently utilized for ASB's executive offices and various departments. The total cash purchase price paid for the property was $45.2 million.

   Depreciation expense for 1996, 1995 and 1994 was $117.3 million, $112.6 million and $110.2 million.

   The Company leases various branch offices, office facilities and equipment under capital and noncancelable operating leases which expire at various dates through 2043. Some leases contain escalation provisions for adjustments in the consumer price index and provide for renewal options for five - to - ten year periods Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $102.4 million, $100.9 million and $99.7 million in 1996, 1995 and 1994.

   Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                        DECEMBER 31, 1996
                                              ----------------------------------
                                                    LAND &          FURNITURE &
                                                  BUILDINGS         EQUIPMENT
                                              ----------------------------------
                                                    (DOLLARS IN THOUSANDS)
          Due within one year                     $ 88,565        $  7,401
          After one but within two years            79,320           5,465
          After two but within three years          68,434           4,139
          After three but within four years         61,036             878
          After four but within five years          52,588             644
          After five years                         278,530              --
                                              ----------------------------------
                                                  $628,473         $18,527
                                              ==================================

   In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement establishes accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. Effective January 1, 1996, the Company adopted SFAS No. 121. The Company periodically evaluates long-lived assets for impairment.

NOTE 10:  GOODWILL AND OTHER INTANGIBLE ASSETS

   Goodwill and other intangible assets consisted of the following:

                                                                       DECEMBER 31,
                                                                -------------------------
                                                                     1996        1995
                                                                -------------------------
                                                                  (DOLLARS IN THOUSANDS)
      Branch acquisitions, net of amortization of $289,612 and
        $251,890                                                   $285,991    $323,713
      Business combinations, net of amortization of $125,542
        and $98,654                                                 132,425     159,259
      Other, net of amortization of $10,258 and $9,474                1,084       1,868
                                                                ------------------------
                                                                   $419,500    $484,840
                                                                ========================

NOTE 11:  MORTGAGE SERVICING RIGHTS

    Mortgage servicing rights are included in other assets and consisted of the following:

                                                         DECEMBER 31,
                                            --------------------------------------
                                               1996         1995          1994
                                            --------------------------------------
                                                    (DOLLARS IN THOUSANDS)
        Balance, beginning of year           $115,145      $ 71,489       $ 75,191
            Additions                          96,166        66,548         38,989
            Sales                              (5,395)            -        (13,087)
            Amortization                      (36,845)      (22,010)       (29,604)
            Impairment of short servicing      (1,643)            -              -
            Impairment valuation allowance     (2,158)         (882)             -
                                            --------------------------------------
        Balance, end of year                 $165,270      $115,145       $ 71,489
                                            ======================================


   With the adoption of SFAS No. 122, the Company provided a valuation allowance for impairment of mortgage servicing rights. No write-downs to mortgage servicing rights were recorded in 1996, 1995 and 1994. The balance of mortgage servicing rights included short servicing of $20.7 million, $21.2 million and $25.4 million at December 31, 1996, 1995 and 1994.


NOTE 12:  DEPOSITS

   Deposits consisted of the following:

                                             DECEMBER 31,
                                      -------------------------
                                          1996          1995
                                      -------------------------
                                         (DOLLARS IN THOUSANDS)
 Checking accounts:
  Interest bearing                    $ 4,980,766   $ 5,194,668
  Noninterest bearing                   2,576,822     2,243,622
                                      -----------   -----------
                                        7,557,588     7,438,290
Savings accounts                        3,265,995     3,668,641
Money market deposit accounts          10,320,276     9,494,137
Time deposit accounts:
  Due within one year                  27,002,176    25,718,918
  After one but within two years        2,525,843     5,245,809
  After two but within three years        713,005       799,580
  After three but within four years       631,922       618,541
  After four but within five years        567,004       615,415
  After five years                         83,105        98,557
                                      -----------   -----------
                                       31,523,055    33,096,820
                                      -----------   -----------
                                      $52,666,914   $53,697,888
                                      ===========   ===========

   Time deposit accounts in amounts of $100,000 or more totaled $7.1 billion and $6.6 billion at December 31, 1996 and 1995. At December 31, 1996, $2.4 billion of these deposits mature within three months, $924.2 million mature in three to six months, $2.3 billion mature in six months to one year, and $1.5 billion mature after one year.

   Financial data pertaining to the weighted average cost of deposits were as follows:

                                           YEAR ENDED DECEMBER 31,
                                          --------------------------
                                            1996     1995    1994
                                          --------------------------
      Weighted daily average interest
      rate during the year                 4.22%    4.40%   3.38%

NOTE 13:  FEDERAL FUNDS PURCHASED AND COMMERCIAL PAPER

   Federal funds purchased and commercial paper consisted of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1996        1995
                                                       -----------------------
                                                       (DOLLARS IN THOUSANDS)
Federal funds purchased                                $1,681,000   $  713,420
Commercial paper                                          472,506    1,036,413
                                                       ----------   ----------
                                                       $2,153,506   $1,749,833
                                                       ==========   ==========

   The Company purchased federal funds from a variety of counterparties during 1996, 1995 and 1994. All federal funds purchased had maturities less than 12 months.

   The Company issued commercial paper during 1996, 1995 and 1994. All commercial paper issued has original maturities of less than 270 days.

   Financial data pertaining to federal funds purchased and commercial paper was as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                                1996         1995           1994
                                                           --------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
Federal funds purchased
   Weighted average interest rate at end of year                 5.78%         5.84%         6.29%
   Weighted daily average interest rate  during the year         5.37          6.16          4.18
   Daily average balance of federal funds purchased        $1,351,427    $  721,015      $328,383
   Maximum amount of federal funds purchased at
      any month end                                         2,242,000       998,000       540,000
   Interest expense during the year                            72,639        44,413        13,726

Commercial paper
   Weighted average interest rate at end of year                 5.70%         5.88%         6.06%
   Weighted daily average interest rate during the year          5.38          6.39          4.56
   Daily average balance of commercial paper                 $699,409    $1,142,851      $431,021
   Maximum amount of commercial paper issued at
        any month end                                         967,962     1,551,200       887,514
   Interest expense during the year                            37,608        73,029        19,664

NOTE 14:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

   Securities sold under agreements to repurchase consisted of the following:

                                                            DECEMBER 31,
                                                       -------------------------
                                                           1996         1995
                                                       -------------------------
                                                        (DOLLARS IN THOUSANDS)
Reverse repurchase agreements                          $11,789,324   $14,461,137
Dollar repurchase agreements                               243,795       391,915
                                                       -----------   -----------
                                                       $12,033,119   $14,853,052
                                                       ===========   ===========


   The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. Securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. Securities underlying agreements with customers were held in a segregated account by a safekeeping agent for the Company.

   Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1996          1995
                                                        -------------------------
                                                          (DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase:
  Due within 30 days                                   $ 5,662,338   $ 8,683,230
  After 30 but within 90 days                            5,455,639     3,671,623
  After 90 but within 180 days                             321,987     1,179,040
  After 180 but within one year                             99,067       814,655
  After one year                                           494,088       504,504
                                                       -----------   -----------
                                                       $12,033,119   $14,853,052
                                                       ===========   ===========

   Financial data pertaining to securities sold under agreements to repurchase were as follows:

                                                                                            DECEMBER 31,
                                                                            -------------------------------------------
                                                                                  1996         1995             1994
                                                                            -------------------------------------------
                                                                                    (DOLLARS IN THOUSANDS)
Weighted average interest rate at end of year                                      5.50%          5.85%            5.89%
Weighted daily average interest rate during the year                               5.51           6.07             4.78
Daily average of securities sold under agreements to repurchase             $14,333,506    $14,910,830       $6,303,244
Maximum securities sold under agreements to repurchase at any month end      15,578,289     16,192,165        2,877,365
Interest expense during the year                                                790,483        904,698          300,820

    SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, was issued in June 1996 and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. In general, SFAS No. 127 defers for one year the effective date of certain provisions of SFAS No. 125. The Company will implement SFAS No. 125, as amended by SFAS No. 127 as required. The adoption is not anticipated to have a material impact on the results of operations or financial position of the Company

NOTE 15:  ADVANCES FROM FHLBs

   As members of the FHLB of Seattle and the FHLB of San Francisco, WMB, WM Life, WMBfsb, GWB and ASB maintain credit lines that are percentages of their total regulatory assets, subject to collateralization requirements. Advances are collateralized in aggregate by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof.

   Scheduled maturities of FHLB advances were as follows:

                                                         DECEMBER 31,
                                  --------------------------------------------------------
                                              1996                        1995
                                  --------------------------------------------------------
                                                   RANGES OF                     RANGES OF
                                                   INTEREST                      INTEREST
                                       AMOUNT       RATES          AMOUNT         RATES
                                  --------------------------------------------------------
                                                       (DOLLARS IN THOUSANDS)
Due within one year                 $ 7,388,583   4.38%-8.45%   $ 3,291,674   4.74%-8.54%
After one but within two years        1,698,891    5.30 -8.50     1,333,843    4.38 -8.45
After two but within three years        267,889    6.17 -8.53       654,642    5.59 -8.50
After three but within four years        59,397    4.98 -9.34        57,000    8.50 -8.63
After four but within five years        450,000    5.40 -5.51        55,137    6.25 -9.34
After five years                        146,665    2.80 -8.65       178,523    2.80 -8.65
                                    -----------   -----------   -----------   -----------
                                    $10,011,425                 $ 5,570,819
                                    ===========   ===========   ===========   ===========

   Financial data pertaining to FHLB advances were as follows:

                                                      YEAR ENDED DECEMBER 31,
                                              ----------------------------------------
                                                  1996          1995          1994
                                              ----------------------------------------
                                                       (DOLLARS IN THOUSANDS)
Weighted average interest rate at end of year         5.51%        5.73%        5.71%
Weighted daily average interest rate
  during the year                                     5.56         5.65         5.41
Daily average of FHLB advances                 $ 6,506,669  $ 3,725,704  $ 4,272,925
Maximum FHLB advances at any month end          10,011,425    5,570,819    5,422,891
Interest expense during the year                   361,695      210,324      231,037


NOTE 16:  OTHER BORROWINGS

   Other borrowings consisted of the following:

                                                                  DECEMBER 31,
                                          ---------------------------------------------------------
                                                       1996                      1995
                                          --------------------------   ----------------------------
                                              AMOUNT   INTEREST RATE     AMOUNT       INTEREST RATE
                                          ----------   -------------   -----------   --------------
                                                             (DOLLARS IN THOUSANDS)
Subordinated floating rate notes, due
    1998, LIBOR plus 2.875%               $   10,000       8.41%       $    20,500         8.81%
Series C floating rate notes, due 2000,
    LIBOR plus 1.375%                        175,000       6.91%           175,000         7.31
Series B 9.60% Notes, due 1999               169,000       9.60            169,000         9.60
Senior Notes due 1996                             --         --            104,995      6.25-8.75
Senior Notes due 1997                        352,229    7.38-9.50          351,965      7.38-9.50
Senior Notes due 1998                        399,728    5.75-8.60          399,564      5.75-8.60
Senior Notes due 1999                        199,890    6.75-7.88           99,864      6.75-7.88
Senior Notes due 2000                        473,706    6.12-6.38          323,873      6.12-6.38
Senior Notes due 2001                        349,704    6.75-7.75          149,917      6.75-7.75
Senior Notes due 2002                        199,410       8.60            199,321         8.60
Senior notes, due 2005                       148,007       7.25            147,845         7.25
Subordinated notes, due 1998                  99,948       8.88             99,920         8.88
Subordinated notes, due 1999                 162,912   10.25-10.50         379,340     10.25-10.50
Subordinated notes, due 2001                 149,708       9.88            149,658         9.88
Notes payable, due 1998                       74,111       8.16             74,482         8.16
Notes payable, due 2006                       98,650       6.63                 --           --
Other                                         47,691    7.60-10.70          50,818      7.60-10.70
                                          ----------                   -----------
                                           3,109,694                     2,896,062
Company-obligated manditorily
redeemable preferred securities
of the Company's subsidiary
trust, holding solely
$103,092,800 aggregate principle
amount of 8.25% subordinated
deferrable interest notes,
due 2025, of the Company                     100,000                       100,000
                                          ----------                  ------------
                                          $3,209,694                  $  2,996,062
                                          ==========                  ============

   In December 1996, Washington Mutual entered into two Revolving Credit Facilities (the "Facilities"): a $100.0 million 364-day facility and a $100.0 million four-year facility. Chase Manhattan Bank is the administrative agent for the Facilities. At December 31, 1996, no monies had been drawn. However, in January 1997, $150.0 million was drawn for the redemption of debt securities mentioned above and in February 1997, another $20.0 million was drawn. The remaining proceeds of the Facilities are available for general corporate purposes, including providing capital at a subsidiary level.

   In December 1995, Great Western Financial Trust I (the "subsidiary trust"), a wholly owned subsidiary of Great Western, issued $100.0 million of 8.25% Trust Originated Preferred Securities (the "preferred securities"). In connection with the subsidiary trust's issuance of preferred securities, Great Western issued to the subsidiary trust $103.1 million principal amount of its 8.25% subordinated deferrable interest notes, due 2025 (the "subordinated notes"). The sole assets of the subsidiary trust are and will be the subordinated notes. Great Western's obligations under the subordinated notes and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the subsidiary trust's obligations under the preferred securities.

NOTE 17:  RESTRUCTURING CHARGES

        In 1996, prior to the business combination with Washington Mutual, GWB implemented restructuring initiatives designed to improve it's competitive position, accelerate expense reduction and enhance future revenue growth by streamlining operations, making efficient use of premises and modernizing its systems platform. The components of the restructuring charge involve severance and write-off of premises and equipment. The restructuring initiatives were planned to be completed by the end of 1997. As a result of the business combination with Washington Mutual, some of GWB's planned restructuring initiatives have been suspended.

        The results of operations in 1996 reflect a $68.3 million restructuring charge. Expenses of approximately $21.2 million were applied to the liability in 1996.

        Restructuring activity consisted of the following:

                                       1996                     BALANCE
                                   RESTRUCTURING     1996      DECEMBER 31,
                                     ACCRUAL       ACTIVITY       1996
                                   ----------------------------------------
                                            (DOLLARS IN THOUSANDS)
Severance                            $17,036      $ (2,776)      $14,260
Premises                              29,456            --        29,456
Equipment                             21,801       (18,388)        3,413
                                     -------      --------       -------
                                     $68,293      $(21,164)      $47,129
                                     =======      ========       =======



NOTE 18:  INTEREST RATE RISK MANAGEMENT

   From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination and purchase of ARMs and the purchase of adjustable-rate MBS; the sale of fixed-rate residential mortgage loan production or fixed-rate MBS; and the use of derivative instruments, such as interest rate exchange agreements, interest rate cap agreements, cash flow swap agreements, put options and forward sales contracts.

   As of December 31, 1996, interest-sensitive assets of $66.7 billion and interest-sensitive liabilities of $66.8 billion were scheduled to mature or reprice within one year. At December 31, 1996, the Company had entered into interest rate exchange agreements, interest rate swap agreements, interest rate cap agreements and forward sales contracts with notional values of $9.4 billion. Without these instruments the Company's one-year gap at December 31, 1996 would have been a negative 0.37% as opposed to a positive gap of 3.20%.

      The Company from time to time uses put options to hedge its exposure to increasing interest rates with respect to its fixed rate loan commitments. Put options grant the Company, for a premium payment, the right to sell to the writer a specified financial instrument at a predetermined price for a predetermined period of time. The cost is recorded in other assets and amortized to gains and losses on loan sales over the life of the hedged assets. Realized gains from options contracts are recorded at the time the hedged instrument expires. The Company had no open positions at December 31, 1996 and 1995 respectively.

      The Company's credit risk exposure in the event of nonperformance by the counterparty is the loss of potential gains on the exercise of the option. The Company's exposure to risk of accounting loss is limited to the premium paid for the option.

     The Company uses forward sales contracts to hedge its exposure to increasing interest rates with respect to its fixed rate loan commitments. The notional amount of the forward sales contract was $8.0 million and $60.7 million at December 31, 1996 and 1995, respectively. Forward sales contracts are used to sell specific financial instruments (fixed-rate loans) at a future date for a specified price. Gains or losses are recognized at the time the contracts mature and are recorded as a component of gain on mortgages.

   Interest rate exchange agreements, cash flow swap agreements, interest rate cap agreements, put options and forward sales contracts expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its various derivative agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

   The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. The Company does not invest in leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

   During 1995, the Company terminated an interest rate exchange agreement with a notional value of $75.0 million and recorded a deferred gain of $845,000. There were no other terminations of interest rate exchange agreements or interest rate cap agreements in 1995. During 1996, the Company did not terminate any interest rate exchange agreements, cash flow swaps or interest rate cap agreements.

   Scheduled maturities of interest rate exchange agreements were as follows:


                                                                       DECEMBER 31, 1996
                                                   --------------------------------------------------------------
                                                    NOTIONAL     SHORT TERM     LONG TERM    CARRYING  FAIR VALUE
                                                    AMOUNT    RECEIPT RATE(1)  PAYMENT RATE   VALUE
                                                   --------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS)

Designated against available-for-sale securities:
    Due within one year                             $  200,000       5.56%         6.83%    $  (799)    $   (799)
    After one but within two years                     300,000       5.60          6.05        (112)        (112)
    After two but within three years                   200,000       5.87          6.09         265          265
Designated against deposits and borrowings:
    Due within one year                                578,948       7.34          6.24        (498)       6,924
    After one but within two years                     506,533       5.45          6.04          52       (1,839)
    After two but within three years                   282,600       5.43          7.79          --      (11,255)
    After three years                                  502,800       5.72          5.45          --       18,066
                                                 -------------     ------          ----     -------     --------
                                                    $2,570,881       5.98%         6.23%    $(1,092)     $11,250
                                                 =============     ======          ====     =======     ========

----------

(1) The terms of each agreement have specific LIBOR reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

                                                              DECEMBER 31, 1995
                                          --------------------------------------------------------------
                                           NOTIONAL    SHORT TERM    LONG TERM   CARRYING   FAIR VALUE
                                           AMOUNT    RECEIPT RATE(1) PAYMENT RATE  VALUE
                                          --------------------------------------------------------------
                                                              (DOLLARS IN THOUSANDS)
Designated against
    Available-for-sale securities:
    Due within one year                   $  465,000       5.13%        5.92%   $  1,528     $   1,528
    After one but within two years           200,000       6.83         5.88      (4,144)       (4,144)
    After two but within three years         300,000       6.05         5.92      (5,244)       (5,244)
    After three years                        200,000       6.88         5.88      (3,987)       (3,987)
Designated against
    Deposits and borrowings:
    Due within one year                      557,990       7.47         6.00        (277)        5,756
    After one but within two  years          602,188       7.05         6.31        (518)       (2,162)
    After two but within three years         385,033       6.01         6.33         112        (8,424)
    After three years                        261,000       7.10         8.27           -        (7,793)
                                          ----------       ----         ----     --------    ----------
                                          $2,971,211       6.11%        5.87%   $(12,350)    $ (24,470)
                                          ==========       ====         ====     ========    ==========

----------

(1) The terms of each agreement have specific LIBOR reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

   Financial data pertaining to interest rate exchange agreements were as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                              1996          1995            1994
                                                         --------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Weighted average net effective cost (benefit)
  at end of year                                               0.24%          (0.24)%          0.62%

Weighted average net effective cost (benefit)
  during the year                                             (0.26)          (0.45)           1.56

Monthly average notional amount of interest rate
  exchange agreements                                   $ 2,882,041     $ 3,049,803     $ 3,094,760

Maximum notional amount of interest rate exchange
  agreements at any month end                             3,436,157       3,208,681       3,365,491

Net cost included with interest expense on
  deposits during the year                                  (14,471)         (9,260)         20,469

Net cost included with interest expense on
  borrowings during the year                                  9,951           5,889          29,181

Net (benefit) included with interest income on
  available-for-sale securities during the year              (2,984)        (10,495)         (1,316)


   Scheduled maturities of interest rate cap agreements were as follows:

                                                                   DECEMBER 31, 1996
                                                 -----------------------------------------------------------
                                                    NOTIONAL  STRIKE    SHORT-TERM     CARRYING     FAIR
                                                    AMOUNT     RATE   RECEIPT RATE)1)   VALUE      VALUE
                                                 -----------------------------------------------------------
                                                                    (DOLLARS IN THOUSANDS)
Designated against available for sale securities:
  Due within one year(2)                          $  875,000     5.85%     5.89%     $   499       $  499
  After one but within two years(3)                  650,000     6.17      5.60        1,961        1,961
Designated against deposits and borrowings:
  Due within one year(4)                           3,001,000     6.12      5.61          707            2
  After one but within two years(5)                  565,500     7.89      5.49        1,881          798
  After two but within three years(6)                855,750     7.17      5.16        5,814        1,396
  After three years(7)                               832,750     8.06      5.04        9,131        1,215
                                                  ----------     ----      ----      -------       ------
                                                  $6,780,000     6.61%     5.51%     $19,993       $5,871
                                                  ==========     ====      ====      =======       ======

----------

(1) The terms of each agreement have specific LIBOR or COFI reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

(2) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%.

(3) Includes $650.0 million notional amount with a weighted average cap ceiling of 7.56%.

(4) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%.

(5) Includes $240.0 million notional amount with a weighted average cap ceiling of 7.83% and $150.0 million notional amount with a weighted average floor of 5.50%.

(6) Includes $839.8 million notional amount with a weighted average cap ceiling of 8.77%.

(7) Includes $571.8 million notional amount with a weighted average cap ceiling of 9.49%.



                                                                          DECEMBER 31, 1995
                                                   --------------------------------------------------------------
                                                    NOTIONAL     STRIKE      SHORT-TERM       CARRYING     FAIR
                                                     AMOUNT       RATE     RECEIPT RATE(1)     VALUE       VALUE
                                                   --------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
Designated against available-for-sale securities:
  Due within one year(2)                           $1,425,000       5.34%      5.90%$        4,484     $    4,484
  After one but within two years(3)                   875,000       5.85       5.83          3,799          3,799
  After two but within three years(4)                 250,000       6.05       5.90          1,132          1,132
Designated against deposits and borrowings:
  Due within one year(5)                            5,193,000       7.43       5.63            151         (1,775)
  After one but within two years(6)                   386,000       9.18       5.60          1,241              2
  After two but within three years(7)                 286,000       8.81       5.49          1,177             42
  After three years(8)                              1,359,000       8.05       5.27         15,122          1,101
                                                   ----------       ----       ----        -------     ----------
                                                   $9,774,000       7.14%      5.64%$       27,106     $    8,785
                                                   ==========       ====       ====        =======     ==========

----------

(1) The terms of each agreement have specific LIBOR or COFI reset and index requirements, which result in different short-term receipt rates for each agreement. The receipt rate represents the weighted average rate as of the last reset date for each agreement.

(2) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%.

(3) Includes $600.0 million notional amount with a weighted average cap ceiling of 7.75%.

(4) Includes $250.0 million notional amount with a weighted average cap ceiling of 7.65%.

(5) Includes $30.0 million notional amount with a weighted average cap ceiling of 9.50% and $5.0 billion notional amount with a weighted average floor of 4.85%.

(6) Includes $45.0 million notional amount with a weighted average cap ceiling of 9.50%.

(7) Includes $40.0 million notional amount with a weighted average cap ceiling of 9.50%.

(8) Includes $1.1 billion notional amount with a weighted average cap ceiling of 9.50%.

   Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                  YEAR ENDED DECEMBER 31, 1996
                                                --------------------------------
                                                  INTEREST          INTEREST
                                                    RATE              RATE
                                                  EXCHANGE             CAP
                                                 AGREEMENTS        AGREEMENTS
                                               ---------------------------------
                                                     (DOLLARS IN THOUSANDS)
             Notional balance, beginning of year  $2,971,211        $9,774,000
               Purchases                             670,160         3,805,500
               Maturities                         (1,070,490)       (6,799,500)
                                                 -----------        ----------
             Notional balance, end of year        $2,570,881        $6,780,000
                                                 ===========        ==========

   The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                    DECEMBER 31, 1996
                                         ---------------------------------------
                                          LOSS ON
                                         AVAILABLE-    LOSS ON
                                          FOR-SALE    DEPOSITS AND
                                         SECURITIES   BORROWINGS       LOSS
                                         ---------------------------------------
                                                  (DOLLARS IN THOUSANDS)
             1997                          $(3,612)     $(1,663)      $(5,275)
             1998                           (1,033)      (1,237)       (2,270)
             1999                              --           (51)          (51)
                                         ----------     --------      --------
               Unamortized deferred loss   $(4,645)     $(2,951)      $(7,596)
                                         ==========     ========      ========

   Financial data pertaining to interest rate cap agreements were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                     1996              1995              1994
                                                 ------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
Monthly average notional amount of interest
  rate cap agreements                            $ 10,433,750      $  6,363,000      $  2,557,625

Maximum notional amount of interest rate cap
  agreements at any month end                      12,514,500         9,774,000         3,584,000
Net cost included with interest expense on
  deposits during the year                              6,206             7,875             2,257

Net cost included with interest expense on
  borrowings during the year                            2,162               415               565

Net (benefit) cost included with interest
  income on available-for-sale securities
  during the year                                      (4,686)           (5,340)            1,365


NOTE 19:  GAIN ON SALE OF ASSETS

   Gain on sale of assets consisted of the following:


                                                                     YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1996         1995          1994
                                                              ------------------------------------
                                                                     (DOLLARS IN THOUSANDS)
Trading account securities                                    $     31      $    529      $     45
Available for sale securities                                    8,009        21,056         4,509
Gain (loss) on sale of branches                                     --        (1,500)       62,248
Gain on sale of leases                                             811        14,909         1,507
Mortgage servicing rights                                        4,030            --        20,396
Premises and equipment                                            (460)       (1,458)       (1,270)
Recognition of deferred gain on
  sale of Mutual Travel, Inc.                                    4,100            --            --
Other                                                            1,311         1,203           644
                                                              --------      --------      --------
                                                              $ 17,832      $ 34,739      $ 88,079
                                                              ========      ========      ========

NOTE 20:  INCOME TAXES

   The provision for income taxes from continuing operations consisted of the following:


                                                                     YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1996         1995          1994
                                                              -----------------------------------
                                                                     (DOLLARS IN THOUSANDS)
Current income tax expense                                    $ 166,713    $197,515      $247,052
Deferred income tax (benefit) expense                           (25,493)     75,491        18,128
                                                              =========    ========      ========
                                                              $ 141,220    $273,006      $265,180
                                                              =========    ========      ========

   In determining taxable income for years prior to 1996, savings banks were allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks selected whichever method resulted in the most tax savings. The Company primarily used the experience method in 1995 and 1994. Effective with the adoption of SFAS No. 109, Accounting for Income Taxes, this bad debt deduction is no longer treated as a permanent difference.

   The recently enacted Small Business Job Protection Act of 1996 (the "Job Protection Act") requires that qualified thrift institutions, such as WMB, GWB, ASB and WMBfsb, generally recapture, for federal income tax purposes, that portion of the balance of their tax bad debt reserves that exceeds the December 31, 1987 balance, with certain adjustments. Such recaptured amounts are to be generally taken into ordinary income ratably over a six-year period beginning in 1997. Accordingly, Washington Mutual will have to pay approximately $4.2 million (based upon current federal income tax rates) in additional federal income taxes each year of the six-year period due to the Job Protection Act.

   The Job Protection Act also repeals the reserve method of accounting for tax bad debt deductions and, thus, requires thrifts to calculate the tax bad debt deduction based on actual current loan losses.

   In addition, the Company will also be required to recapture its post-1987 additions to its tax bad debt reserves, whether such additions were made pursuant to the percentage of taxable income method or the experience method. As of December 31, 1995, these additions were $151.3 million which, pursuant to the Job Protection Act, will be included in taxable income ratably over a six-taxable-year period beginning with the year ending December 31, 1997. The recapture of the post-1987 additions to tax basis bad debt reserves will not result in a charge to earnings as these amounts are included in the deferred tax liability at December 31, 1996.

   The significant components of the Company's net deferred tax asset (liability) were as follows:


                                                      YEAR ENDED DECEMBER 31,
                                                       1996            1995
                                                   ----------------------------
                                                      (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards                 $ 1,269,124      $ 1,632,230
  Book loan loss reserves                              277,360          224,332
  Purchase accounting adjustments                       20,153           41,343
  Deferred losses                                       41,757               --
  Other                                                254,001          244,506
                                                     1,862,395        2,142,411
                                                   -----------      -----------
Valuation allowance                                 (1,192,676)      (1,150,206)
                                                   -----------      -----------
Deferred tax asset, net of valuation allowance         669,719          992,205
Deferred tax liabilities:
  Tax bad debt reserves                                 63,193          467,125
  FHLB stock dividends                                 155,629          123,686
  Financial leases                                      70,035           74,772
  Deferred loan fees                                   229,538          235,774
  Deferred gains                                       172,733          189,741
  Purchase accounting adjustments                       18,098           26,644
  Other                                                173,820          163,018
                                                       883,046        1,280,760
                                                   -----------      -----------
Net deferred tax liability                         $  (213,327)     $  (288,555)
                                                   ===========      ===========

   The valuation allowances of $1.2 billion at December 31, 1996 and 1995 included $45.8 million and $130.6 million related to payments in lieu of taxes which are expected to arise from the realization of the net deferred tax asset. These valuation allowances represented the excess of the gross deferred tax asset over the sum of the taxes and the payments in lieu of taxes related to:
(i) projected future taxable income; (ii) reversing taxable temporary differences; and (iii) tax planning strategies.

   The increase in the valuation allowance of $42.5 million during the year ended December 31, 1996 was due primarily to adjustments for anticipated use of net operating losses and a change in state tax rates.

   Due to Section 382 of the Internal Revenue Code, most of the value of the net operating loss carryforward deductions of Keystone Holdings and its subsidiaries was eliminated due to the Keystone Transaction. Accordingly, the future tax savings attributable to such net operating loss carryforward deductions (other than amounts used to offset bad debt reserve deduction recapture for ASB) will be greatly reduced.

   In August 1996, Keystone Holdings amended prior-year federal tax returns to reduce tax bad debt deductions and to make other amendments. As a result, the net operating loss carryforwards for federal tax purposes were reduced by approximately $756 million. In September 1996, ASB amended prior-year state tax returns to reduce tax bad debt deductions. The result was to decrease state net operating loss carryovers by approximately $545 million. The decrease in the gross deferred tax asset as a result of the amendments which reduced the federal and state net operating loss carryforwards was offset by an equal decrease in the valuation allowance for the deferred tax asset.

   Federal and state income tax net operating loss carryforwards due to expire under current law during the years indicated were as follows:


                                             DECEMBER 31, 1996
                                         -------------------------
                                            FEDERAL       STATE
                                         -------------------------
                                            (DOLLARS IN THOUSANDS)
                                1999     $       --   $      140
                                2000          1,497      613,382
                                2001            140      599,241
                                2002            278      557,803
                                2003      1,544,396          --
                                2004        784,195          --
                                2005        700,619          --
                                2007         12,780          --
                                2008         37,460          --
                                         -------------------------
                                         $3,081,365   $1,770,566
                                         =========================

   In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed most members of the Company's consolidated filing group to defer the recognition of loan fees for income tax purposes.

   Under SFAS No. 115, where actual benefits or liabilities are expected to be realized, the net realizable tax effects of unrealized gains and losses on available-for-sale securities at December 31, 1996 and 1995 were included in the deferred tax liabilities and assets. The tax effect was made directly to stockholders' equity and was not included in the provision for income taxes.

The change in the net deferred tax asset (liability) was as follows:

                                                 YEAR ENDED
                                             DECEMBER  31, 1996
                                            --------------------
                                           (DOLLARS IN THOUSANDS)

Deferred tax (liability), beginning of year      $(288,555)
  Tax effect of valuation adjustment on
    available-for-sale securities                   47,519
  Deferred income tax benefit                       25,493
  Other adjustments                                  2,216
                                                 ---------
Deferred tax liability, end of year              $(213,327)
                                                 =========

   Reconciliations between income taxes computed at statutory rates and income taxes included in the Consolidated Statements of Income were as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------
                                                                           1996           1995           1994
                                                                        ---------------------------------------
                                                                                      (DOLLARS IN THOUSANDS)
Income taxes computed at statutory rates                                $ 155,657      $ 322,412      $ 293,842
  Tax effect of:
     Utilization of tax losses of New West (nominee of ASB)               (31,200)       (17,482)       (55,100)
     Amortization of goodwill and other intangible assets                   7,865         10,430         11,973
     Change in tax laws and rates                                           9,397             --             --
     State franchise tax, net of federal tax benefit                      (38,616)         3,899         (2,890)
     Increase in base year reserve amount                                    (706)       (16,318)       (11,605)
     Valuation allowance change from prior year                            33,073         (7,114)        48,241
     Dividends received deduction                                          (2,460)          (987)          (506)
     Tax exempt income                                                     (2,309)        (1,973)        (1,680)
     Reversal of taxes previously provided                                     --         (2,533)       (11,789)
     Low income housing                                                        --         (5,065)            --
     Adjustment of deferred tax rate                                       (2,239)           422           (813)
     Restructuring adjustments                                              9,321             --             --
     Other                                                                  3,437        (12,685)        (4,493)
                                                                        ---------------------------------------
Income taxes included in the Supplemental
     Consolidated Statements of Income                                  $ 141,220      $ 273,006      $ 265,180
                                                                        =======================================


NOTE 21:  PAYMENTS IN LIEU OF TAXES

   Keystone Holdings and certain of its affiliates are parties to a tax related agreement (the "Assistance Agreement") with a predecessor of the FSLIC Resolution Fund ("FRF") which generally provides that 75.0% of most of the federal tax savings and approximately 19.5% of most of the California tax savings (as computed in accordance with the Assistance Agreement) attributable to ASB's utilization of any current tax losses or tax loss carryovers of New West are to be paid by the Company for the benefit of the FRF. The Assistance Agreement sets forth certain special adjustments to federal taxable income to arrive at "FSLIC taxable income." The principal adjustments effectively permit ASB to (i) recognize loan fees ratably over seven years adjusted for loan dispositions, (ii) treat the income and expenses of N.A. Capital Holdings and New American Capital, Inc., subsidiaries of Keystone Holdings, as income and expenses of ASB, and (iii) for years ending on or before December 31, 1994, to recognize approximately 36.0% of the amortization of the mark-to-market adjustment attributable to the acquired loan portfolio.

   The provision (benefit) for payments in lieu of taxes consisted of the following:

                                      YEAR ENDED DECEMBER 31,
                                   ----------------------------
                                     1996       1995      1994
                                   ----------------------------
                                      (DOLLARS IN THOUSANDS)
                        Federal    $ 4,006     $3,450    $(137)
                        State       21,181      4,437     (687)
                                   ----------------------------
                                   $25,187     $7,887    $(824)
                                   ============================

NOTE 22:  STOCKHOLDERS' EQUITY

Common Stock

   Cash dividends paid per share were as follows:

                                              YEAR ENDED DECEMBER 31, (1)
                                           ----------------------------------
                                             1996        1995      1994
                                           ----------------------------------
                   First quarter             $0.21      $0.19      $0.16
                   Second quarter             0.22       0.19       0.17
                   Third quarter              0.23       0.19       0.18
                   Fourth quarter             0.24       0.20       0.19

----------
(1) Does not include amounts paid by acquired companies prior to business combinations.

   Prior to the business combination with Washington Mutual, acquired companies paid total common cash dividends of $193.0 million, $133.6 million and $148.1 million in 1996, 1995 and 1994.

   In addition to being influenced by legal, regulatory and economic restrictions, Washington Mutual's ability to pay dividends is also predicated on the ability of its subsidiaries to declare and pay dividends to WMI. These subsidiaries are subject to legal, regulatory and debt covenant restrictions on their ability to pay dividends.

   Retained earnings of the Company at December 31, 1996 included a pre-1988 thrift bad debt reserve for tax purposes of $1.2 billion for which no federal income taxes had been provided. In the future, if this thrift bad debt reserve is used for any purpose other than to absorb bad debt losses or if any of the banking subsidiaries no longer qualifies as a bank, the Company will incur a federal income tax liability, at the then prevailing corporate tax rate, to the extent of such subsidiary's pre-1988 thrift bad debt reserve.

   On October 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on October 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

   As part of the business combination with Keystone Holdings, 8,000,000 shares of common stock, with an assigned value of $41.625 per share, were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FRF. Shares will be released from the Litigation Escrow, if and only to, the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and certain of its subsidiaries were pursuing against the United States, which litigation became an asset of the Company in the Keystone Transaction.

Preferred Stock

   In May 1991, the Company issued 2,587,500 depository shares, each representing a one-fifth interest in a share of 8.75% Cumulative Convertible Preferred Stock ("Convertible Preferred Stock"). The Convertible Preferred Stock had a liquidation value of $250 per share. The Convertible Preferred Stock was redeemable prior to May 1, 1996. Each share of Convertible Preferred Stock, $1.00 par value, was redeemable at the option of the Company, in whole or in part, at prices declining to $250 per share on or after May 1, 2001, from $260.94 per share on or after May 1, 1996, plus accrued and unpaid dividends. Each share of Convertible Preferred Stock was convertible at the option of the holder into shares of common stock of the Company at a conversion price of $20.40 per share of common stock, subject to adjustment in certain events. Dividends were cumulative from the date of issue and were payable quarterly. In September 1996, substantially all of the depository shares were converted to approximately 5,666,000 shares of common stock.

   In September 1992, Great Western issued 6,600,000 depository shares, each representing a one-tenth interest in a share of 8.30% Cumulative Preferred Stock ("Cumulative Preferred Stock"). The Cumulative Preferred Stock has a liquidation value of $250 per share. Each share of Cumulative Preferred Stock, $1.00 par value, is redeemable at the option of the Company on or after November 1, 1997, at $250 per share, plus accrued and unpaid dividends. Dividends are cumulative from the date of issue and are payable quarterly. Dividends have been declared and paid in all quarters since issuance. On July 1, 1997, in connection with the acquisition of Great Western by the Company, each outstanding share of Cumulative Preferred Stock was converted into one share of Washington Mutual, Inc. 8.30% Cumulative Preferred Stock, Series F ("Series F Preferred Stock"). The terms, preferences, limitations, privileges and rights of the Series F Preferred Stock are substantially identical to those of the Cumulative Preferred Stock. As in the case of the Cumulative Preferred Stock, each share of Series F Preferred Stock is represented by depository shares (the "New Washington Mutual Depository Shares"), each representing a one-tenth interest in a share of the Series F Preferred Stock. The Company has issued a notice of redemption with a redemption date of November 1, 1997.

   In December 1992, the Company issued 2,800,000 shares of 9.12% Noncumulative Perpetual Preferred Stock, Series C ("Series C Preferred Stock"), at $25 per share for net proceeds of $67.4 million. The Series C Preferred Stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the Series C Preferred Stock on or after December 31, 1997 at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 47,500 shares of the Series C Preferred Stock.

   Also in December 1992, the Company issued 1,400,000 shares of $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D ("Series D Preferred Stock"), at $100 per share for net proceeds of $136.4 million. The Series D Preferred Stock had a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The Series D Preferred Stock was convertible at a rate of 3.870891 shares of common stock per share of Series D Preferred Stock. Dividends were at an annual rate of $6.00 per share. Prior to December 31, 1996, substantially all of the Series D Preferred Stock was converted into shares of common stock and the Company redeemed the remaining shares.

   In September 1993, the Company issued 2,000,000 shares of 7.60% Noncumulative Perpetual Preferred Stock, Series E ("Series E Preferred Stock"), at $25 per share for net proceeds of $48.2 million. The Series E Preferred Stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the Series E Preferred Stock on or after September 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption. In November 1995, the Company purchased and retired 30,000 shares of the Series E Preferred Stock.

   In December 1988, a subsidiary of Keystone Holdings issued $80.0 million of Cumulative Redeemable Preferred Stock. The Cumulative Redeemable Preferred Stock was presented as a minority interest in the Company's Consolidated Financial Statements at December 31, 1995. The Cumulative Redeemable Preferred Stock was redeemed on December 20, 1996.

   The Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.


NOTE 23:  EARNINGS PER COMMON SHARE

   Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of any dilutive outstanding convertible preferred stock.

   Information used to calculate earnings per share was as follows:


                                                                                  YEAR ENDED DECEMBER 31, 1996
                                                                      ----------------------------------------------------
                                                                           1996               1995               1994
                                                                      ----------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS)
Net income                                                                 $230,100           $550,924           $491,509
Preferred stock dividends:
  Series C Preferred Stock                                                   (6,276)            (6,384)            (6,384)
  Series E Preferred Stock                                                   (3,743)            (3,800)            (3,800)
  Series D Preferred Stock                                                   (8,400)            (8,400)            (8,400)
  8.30% Cumulative Preferred Stock (5)                                      (13,695)           (13,695)           (13,695)
  8.75% Convertible Preferred Stock (6)                                      (6,600)           (11,320)           (11,320)
                                                                      ----------------------------------------------------
Net income attributable to primary common stock                            $191,386           $507,325           $447,910
                                                                      ====================================================

Net income                                                                 $230,100           $550,924           $491,509
Preferred stock dividends:
  Series C Preferred Stock                                                   (6,276)            (6,384)            (6,384)
  Series E Preferred Stock                                                   (3,743)            (3,800)            (3,800)
  Series D Preferred Stock (1)                                               (8,400)                --                 --
  8.30% Cumulative Preferred Stock (5)                                      (13,695)           (13,695)           (13,695)
  8.75% Convertible Preferred Stock (2) (6)                                  (6,600)           (11,320)           (11,320)
                                                                      ----------------------------------------------------
Net income attributable to fully diluted common stock                      $191,386           $515,725           $456,310
                                                                      ====================================================
Average common shares used to calculate earnings per share(3)(4):
  Primary                                                               237,513,322        233,344,444        226,637,879
  Fully diluted                                                         238,463,909        239,520,022        232,057,126

----------
(1) In 1996, for purposes of calculating fully diluted earnings per share, the assumed conversion of the Series D Preferred Stock was anti-dilutive.

(2) In 1996, 1995 and 1994, for purposes of calculating fully diluted earnings per share, the assumed conversion of the 8.75% Cumulative Convertible Preferred Stock was anti-dilutive.

(3) As part of the business combination with Keystone Holdings, 8,000,000 shares of common stock, with a assigned value of $41.625 per share, were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FRF and their transferees. The Company will use the treasury stock method to determine the effect of the shares upon the Company's financial statements. At December 31, 1996, the dilutive effect of the 8,000,000 shares of common stock on primary and fully diluted earnings per share was minimal.

(4) If the conversion of the Series D Preferred Stock and the 8.75% Convertible Preferred Stock had taken place on January 1, 1996, primary earnings per common share for 1996 would have been $0.84.

(5) On July 1, 1997, each share of Cumulative Preferred Stock was converted into one share of Series F Preferred Stock. The terms, preferences limitations, privileges and rights of the

    Series F Preferred Stock are substantially identical to those of the Preferred Stock. As in the case of the Cumulative Preferred Stock, each share of Series F Preferred Stock is represented by depository shares each representing a one-tenth interest in a share of the Series F Preferred Stock.

(6) In September 1996, the Company called for the redemption of the Convertible Preferred Stock. In the third quarter of 1996, 2,561,642 depository shares, or 512,328 shares, were converted to 6,278,421 shares of common stock with a conversion price of $20.40 per share while 19,058 depository shares, or 3,812 shares, were redeemed for cash totaling $994,589 or $260.94 per share. In the second quarter of 1996, 6,800 depository shares, or 1,360 shares, were converted to 16,666 shares of common stock totaling $340,000, or $20.40 per share.

NOTE 24: REGULATORY CAPITAL REQUIREMENTS

   WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to the FDIC capital requirements while GWB, ASB and WMBfsb are subject to the Office of Thrift Supervision ("OTS") capital requirements. WM Life is subject to National Association of Insurance Commissioners ("NAIC") capital requirements.

   The capital adequacy requirements are quantitative measures established by regulation that require GWB, WMB, ASB and WMBfsb to maintain minimum amounts and ratios of capital. The FDIC requires WMB to maintain minimum ratios of Tier 1 and total capital to risk-weighted assets as well as Tier 1 capital to average assets. The OTS requires GWB, ASB and WMBfsb to maintain minimum ratios of total capital to risk-weighted assets, as well as ratios of core capital and tangible capital to total assets.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") created a statutory framework that increased the importance of meeting applicable capital requirements. For GWB, WMB, ASB and WMBfsb, FDICIA established five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure, and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations that implement this statutory framework. Under these regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10.00% or more, its ratio of core capital to risk-weighted assets is 6.00% or more, its ratio of core capital to adjusted total assets is 5.00% or more and it is not subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00%, a Tier 1 risk-based capital ratio of not less than 4.00%, and a leverage ratio of not less than 4.00%. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized.

   Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized. Failure by GWB, WMB, ASB or WMBfsb to comply with applicable capital requirements would, if unremedied, result in restrictions on their activities and lead to enforcement actions against WMB by the FDIC or against GWB, ASB or WMBfsb by the OTS, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels. FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Additionally, FDIC or OTS approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

   The actual regulatory capital ratios calculated for GWB, WMB, ASB and WMBfsb, along with the minimum capital amounts and ratios for capital adequacy purposes and to be categorized as well capitalized under the regulatory framework for prompt corrective action were as follows:

                                                                                                            MINIMUM TO BE
                                                                                                            CATEGORIZED AS
                                                                                    MINIMUM                WELL CAPITALIZED
                                                                                   FOR CAPITAL               UNDER PROMPT
                                                                                    ADEQUACY              CORRECTIVE ACTION
                                                          ACTUAL                   PURPOSES(1)               PROVISIONS
                                                  ----------------------     -----------------------    ---------------------
                                                    AMOUNT      RATIO          AMOUNT        RATIO       AMOUNT      RATIO
                                                  ----------  ----------     ----------   ----------   ----------  ----------
                                                                    (DOLLARS IN THOUSANDS)
DECEMBER 31, 1996:
GWB
  Total capital to risk-weighted assets           $2,688,715     11.23%      $1,901,485       8.00%    $2,376,857      10.00%
  Tier I capital to risk-weighted assets           2,322,464      9.77             n.a.       n.a.      1,426,114       6.00
  Tier I capital to average assets                 2,327,236      5.85             n.a.       n.a.      1,987,458       5.00
  Core capital to total assets                     2,327,236      5.85        1,192,475       3.00           n.a.       n.a.
  Tangible capital to total assets                 2,327,236      5.85          596,238       1.50           n.a.       n.a.
WMB
  Total capital to risk-weighted assets            1,320,577     11.09          952,810       8.00      1,191,013      10.00
  Tier I capital to risk-weighted assets           1,224,620     10.28          476,405       4.00        714,608       6.00
  Tier I capital to average assets                 1,224,620      5.76          850,027       4.00      1,062,533       5.00
ASB
  Total capital to risk-weighted assets (2)        1,395,814     10.92        1,022,484       8.00      1,278,105      10.00
  Tier I capital to risk-weighted assets           1,137,311      8.90             n.a.       n.a.        766,863       6.00
  Tier I capital to average assets                 1,137,311      5.17             n.a.       n.a.      1,099,506       5.00
  Core capital to total assets                     1,137,311      5.17          659,704       3.00           n.a.       n.a.
  Tangible capital to total assets                 1,136,202      5.17          329,835       1.50           n.a.       n.a.
WMBfsb
  Total capital to risk-weighted assets               71,327     11.58           49,285       8.00         61,607      10.00
  Tier I capital to risk-weighted assets              64,707     10.50             n.a.       n.a.         36,964       6.00
  Tier I leverage capital to average assets           64,707      6.90             n.a.       n.a.         46,923       5.00
  Core capital to total assets                        64,707      6.90           28,154       3.00           n.a.       n.a.
  Tangible capital to total assets                    64,707      6.90           14,077       1.50           n.a.       n.a.

                                                                                                       MINIMUM TO BE
                                                                                                      CATEGORIZED AS
                                                                                 MINIMUM             WELL CAPITALIZED
                                                                               FOR CAPITAL             UNDER PROMPT
                                                                                ADEQUACY             CORRECTIVE ACTION
                                                        ACTUAL                 PURPOSES(1)              PROVISIONS
                                               -----------------------   -----------------------  ------------------------
                                                  AMOUNT        RATIO      AMOUNT        RATIO      AMOUNT         RATIO
                                               ----------    ---------   ----------    ---------  ----------    ----------
                                                                                 (DOLLARS IN THOUSANDS)
DECEMBER 31, 1995:
GWB
Total capital to risk-weighted assets           $2,695,824      11.81%   $2,008,232       8.00%   $2,510,290       10.00%
  Tier I capital to risk-weighted assets         2,360,614       9.40          n.a.       n.a.     1,506,174        6.00
  Tier I capital to average assets               2,365,971       5.66          n.a.       n.a.     2,089,681        5.00
  Core capital to total assets                   2,365,971       5.66     1,253,809       3.00          n.a.        n.a.
  Tangible capital to total assets               2,365,971       5.66       626,905       1.50          n.a.        n.a.
WMB
  Total capital to risk-weighted assets          1,280,948      11.58       885,259       8.00     1,106,573       10.00
  Tier I capital to risk-weighted assets         1,184,144      10.70       442,629       4.00       663,944        6.00
  Tier I capital to average assets               1,184,144       5.72       828,789       4.00     1,035,987        5.00
ASB
  Total capital to risk-weighted assets(2)       1,131,295      10.12       894,190       8.00     1,117,738       10.00
  Tier I capital to risk-weighted assets         1,049,987       9.39          n.a.       n.a.       670,643        6.00
  Tier I leverage capital to average assets      1,049,987       5.41          n.a.       n.a.       970,949        5.00
  Core capital to total assets                   1,049,987       5.41       582,569       3.00          n.a.        n.a.
  Tangible capital to total assets               1,046,658       5.39       291,235       1.50          n.a.        n.a.
WMBfsb
  Total capital to risk-weighted assets(2)          49,620      12.64        31,401       8.00        39,252       10.00
  Tier I capital to risk-weighted assets            44,696      11.39          n.a.       n.a.        23,551        6.00
  Tier I leverage capital to average assets         44,696       6.76          n.a.       n.a.        33,065        5.00
  Core capital to total assets                      44,696       6.76        19,839       3.00          n.a.        n.a.
  Tangible capital to total assets                  44,696       6.76         9,920       1.50          n.a.        n.a.

----------

(1) Regulatory requirements listed under this column are not the same as capital adequacy requirements under prompt corrective action provisions.

(2) The OTS requires institutions to maintain Tier 1 capital of not less than one-half of total capital.

   Management believes, as of December 31, 1996, that GWB, WMB, ASB and WMBfsb individually met all capital adequacy requirements to which they were subject. Additionally, as of December 31, 1996 and December 31, 1995, the most recent notification from the FDIC (for WMB) and the OTS (for GWB, ASB and WMBfsb) individually categorized GWB, WMB, ASB and WMBfsb as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table above. There are no conditions or events since that notification that management believes have changed GWB's, WMB's, ASB's and WMBfsb's category.

   Federal law requires that the federal banking agencies' risk-based capital guidelines take into account various factors including interest rate risk, concentration of credit risk, risks associated with nontraditional activities, and the actual performance and expected risk of loss of multi-family mortgages. In 1994, the federal banking agencies jointly revised their capital standards to specify that concentration of credit and nontraditional activities are among the factors that the agencies will consider in evaluating capital adequacy. In that year, the OTS and FDIC amended their risk-based capital standards with respect to the risk weighting of loans made to finance the purchase or construction of multi-family residences. The OTS adopted final regulations adding an interest rate risk component to the risk-based capital requirements for savings associations (such as GWB, ASB and WMBfsb), although implementation of the regulation has been delayed. Management believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause GWB, ASB or WMBfsb to cease to be well capitalized. In June 1996, the FDIC and certain other federal banking agencies (not including the OTS) issued a joint policy statement providing guidance on prudent interest rate risk management principles. The agencies stated that they would determine banks' interest rate risk on a case-by-case basis, and would not adopt a standardized measure or establish an explicit minimum capital charge for interest rate risk.

   WM Life is subject to risk-based capital requirements developed by the NAIC. The NAIC measure uses four major categories of risk to calculate an appropriate level of capital to support an insurance company's overall business operations. The four risk categories are asset risk, insurance risk, interest rate risk and business risk. At December 31, 1996, WM Life's actual capital was 663% of its required regulatory risk-based level.

NOTE 25: STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE PLAN

   On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is generally similar to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

   Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

   On April 26, 1988, Great Western's stockholders approved the adoption of the 1988 Stock Option and Incentive Plan ("the 1988 plan"). Options are granted at the market value of the common stock on the date of grant. The 1988 plan consists of two separate plans: the Key Employee Program under which options (both incentive and nonqualified), stock appreciation rights, dividend equivalents and certain other performance and incentive awards may be granted to officers, key employees and certain other individuals; and the Non-employee Director Program under which non-qualified options will be automatically granted to non-employee directors under certain circumstances. Options may be exercised either by payment of cash, or the optionee may deliver WMI common stock of an equivalent market value at the date of exercise. The exercise price of each option equals the market price of the Company's stock on the date of grant, and an option's maximum term is 10 years. As of July 1, 1997, no further grants will be made to this plan.

   Stock options are generally exercisable on a phased-in schedule over three to five years, depending upon the date of grant, and expire 10 years from the grant date. At December 31, 1996, options to purchase 4,505,386 shares were fully exercisable.

   Stock options granted, exercised, or terminated were as follows:

                                                               WEIGHTED          WEIGHTED
                                                                AVERAGE           AVERAGE
                                                               EXERCISE         FAIR VALUE
                                            NUMBER OF            PRICE           OF OPTION
                                             OPTION            OF OPTION          SHARES
                                             SHARES             SHARES            GRANTED
                                          ------------       ------------      ------------
Outstanding December 31, 1993                5,925,276         $16.82
  Granted in 1994                            2,250,656          19.40
  Exercised in 1994                           (360,469)         14.36
  Forfeited in 1994                           (188,874)         20.09
                                          ------------         ------
Outstanding December 31, 1994                7,626,589          17.65
  Granted in 1995                              823,012          20.01              $5.62
  Exercised in 1995                           (925,468)         16.58
  Forfeited in 1995                           (279,312)         20.10
                                          ------------         ------
Outstanding December 31, 1995                7,244,821          18.01
  Granted in 1996                            4,406,339          31.48               9.10
  Exercised in 1996                         (1,156,121)         18.07
  Forfeited in 1996                           (195,752)         21.30
                                          ------------         ------
Outstanding December 31, 1996               10,299,287         $23.70
                                          ============         ======

   Financial data pertaining to outstanding stock options were as follows:

                                           DECEMBER 31, 1996
 ------------------------------------------------------------------------------------------------------------
                                                                                             WEIGHTED AVERAGE
                                                                                                 EXERCISE
                         NUMBER OF  WEIGHTED AVERAGE     WEIGHTED AVERAGE       NUMBER OF        PRICE OF
     RANGES OF            OPTION       REMAINING          EXERCISE PRICE       EXERCISABLE      EXERCISABLE
  EXERCISE PRICES         SHARES    CONTRACTUAL LIFE     OF OPTION SHARES     OPTION SHARES    OPTION SHARES
 -----------------     ----------   ----------------     ----------------    --------------  ----------------
 $ 6.03  - $ 8.44         404,375          3.7 years         $ 8.07                404,375          $ 8.07
  11.52  -  17.29       1,030,934          2.7                14.68              1,030,934           14.68
  17.50  -  26.25       6,158,680          7.0                21.29              3,070,078           19.38
  26.53  -  38.50       2,093,298          9.8                32.72                     --              --
  42.62  -  42.75         612,000         10.0                42.64                     --              --
                       ----------        -----------        -------            -----------         -------
                       10,299,287          7.2 years         $23.70              4,505,387          $17.29
                       ==========        ===========        =======            ===========         =======

   Under the terms of the employee stock purchase plan, an employee can purchase WMI common stock at a 15% discount without paying brokerage fees or commissions on purchases. The Company pays for the program's administrative expenses. The plan is open to all employees who are at least 18 years old, have completed at least one year of service, and work at least 20 hours per week. Participation can be by either payroll deduction or lump sum payments with a maximum annual contribution of 10% of employees previous year's eligible cash compensation. Under the employee stock purchase plan, dividends are automatically reinvested.

   In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-based Compensation. The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS No. 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees but they are now required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS No. 123. Effective January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB Opinion 25. Accordingly, no compensation cost has been recognized for its stock option plan and its employee stock purchase plan. Had compensation cost for the Company's compensation plans been determined consistent with SFAS 123, the Company's net income available to fully diluted common stock and fully diluted earning per share would have been reduced to the pro forma amounts indicated below:

                                                     YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                      1996            1995
                                                   ----------      ----------
                                                     (DOLLARS IN THOUSANDS,
                                                    EXCEPT PER SHARE AMOUNTS)
Net income attributable to common stock:
    Primary:
      As reported                                    $191,386        $507,325
      Pro forma                                       186,568         506,503
    Fully diluted:
      As reported                                     191,386         515,725
      Pro forma                                       186,568         514,903
Net income per common share:
    Primary:
      As reported                                       $0.81           $2.17
      Pro forma                                          0.79            2.17
    Fully diluted:
      As reported                                        0.80            2.15
      Pro forma                                          0.78            2.15

   The compensation expense included in the pro forma net income attributable to fully diluted common stock and fully diluted earnings per share is not likely to be representative of the effect on reported net income for future years because options vest over several years and additional awards generally are made each year.

   The fair value of options granted under the Company's stock option plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: annual dividend yield of 2.5% for both years; expected volatility of 23.99% for 1996 and 24.71% for 1995; risk-free interest rates of 5.78% for 1996 and 7.28% for 1995; and expected lives of five years for both years.

NOTE 26: EMPLOYEE BENEFITS PROGRAMS

   Washington Mutual maintains a noncontributory cash balance defined benefit pension plan (the "Pension Plan") for substantially all eligible employees. ASB provided a substantially similar plan (the "ASB Plan") which was terminated effective June 30, 1995. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Pension Plan on a current basis to the extent deductible under federal income tax regulations. The combined net periodic pension cost for the plans was $2.1 million, $2.0 million and $1.3 million for 1996,

1995 and 1994; the weighted average discount rate was 7.25% for 1996 and 1995 and 8.00% for 1994; the long-term rate of return on assets was 8.00% for 1996, 1995 and 1994; and the assumed rate of increase in future compensation levels was 6.00% for all years presented. The plan's assets consist primarily of listed common stocks, U.S. government obligations, asset-backed securities, corporate debt obligations, and annuity contracts.

   Great Western maintains a substantially similar plan (the "Great Western Plan"). In 1996, the Great Western Plan was converted from a final average pay plan to a cash balance plan, under which participants' accounts are credited with pay-related contributions and interest. It is the Company's policy to fund the plan on a current basis to the extent deductible under federal income tax regulations The net periodic pension cost for the Great Western Plan was $0.4 million, $7.6 million and $10.2 million for 1996, 1995 and 1994; the weighted average discount rate was 7.81%, 8.25%, and 7.75% for 1996, 1995 and 1994; the long-term rate of return on assets was 9.0% for all three years presented; and the assumed rate of increase in future compensation levels was 5.25% for 1996 and 5.5% for both 1995 and 1994. The plan's assets consist primarily of listed common stocks, U.S. government obligations, asset-backed securities, corporate debt obligations, and annuity contracts.

   At the termination date of the ASB plan, all participants' accrued benefits became fully vested. The net assets of the ASB plan were allocated as prescribed by the Employee Retirement Income Security Act of 1974 and the Pension Benefit Guaranty Corporation and their related regulations. All participants received full benefits. The termination resulted in a settlement under SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. ASB recognized a gain of $1.7 million as a result of the settlement. The benefit obligation was settled in 1996.

   The plans' status and amounts recognized in the Company's financial statements were as follows:

                                                                         DECEMBER 31,
                                                                -----------------------------
                                                                   1996              1995
                                                                -----------       -----------
                                                                     (DOLLARS IN THOUSANDS)
Benefit obligations:
  Vested benefits                                                 $(214,687)        $(211,644)
  Nonvested benefits                                                (12,571)           (6,883)
                                                                  ---------         ---------
Accumulated benefit obligation                                     (227,258)         (218,527)
Effect of future compensation increases                              (1,168)           (1,598)
                                                                  ---------         ---------
Projected benefit obligation                                       (228,426)         (220,125)
Plan assets at fair value                                           307,168           273,806
                                                                  ---------         ---------
Plan assets in excess of projected benefit obligation                78,742            53,681
Unrecognized (gain) loss due to past experience
  different from assumptions                                         (7,800)           (2,103)
Unrecognized prior service cost                                     (29,221)            2,093
Unrecognized net asset at transition being
  recognized over 18.6 years                                         (2,918)           (3,300)
Unrecognized net gain                                                10,103            20,467
                                                                  ---------         ---------
Prepaid pension asset                                             $  48,906         $  70,838
                                                                  =========         =========

   The assumptions used in determining the actuarial present value of the projected benefit obligation at December 31 were: weighted average discount rate 7.5% for 1996 and 1995 and 8.25% for 1994; rate of increase in future compensation level was 5.25% for 1996 and 1995 and 5.5% for 1994; and expected long-term rate of return on plan assets was 9.0% for all years presented.

   Net periodic pension expense for the Plans included the following:

                                                                YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                        1996             1995             1994
                                                     ----------       ----------       ----------
                                                                 (DOLLARS IN THOUSANDS)
Service cost--benefits earned during the period        $ 12,294         $ 12,600         $ 14,352
Interest cost on projected benefit obligation            16,953           18,196           17,364
Actual (gain) loss on Plan assets                       (27,253)         (28,534)         (15,067)
Amortization and deferral, net                              517            7,348           (5,138)
                                                       --------         --------         --------
                                                       $  2,511         $  9,610         $ 11,511
                                                       ========         ========         ========

   During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's Pension Plan. The fair value of the Pacific First plan assets exceeded the projected benefit obligation, and the accrued pension cost was reduced by $10.8 million.

   The Company sponsors unfunded defined benefit postretirement plans that provide medical and life insurance coverage to eligible employees and dependents based on age and length of service. Medical coverage options are the same as available to active employees. The cost of the plan coverage for retirees and their qualifying dependents is based upon a point system that combines age and years of service which results, generally, in lower costs to retirees in conjunction with higher accumulated points within limits. Postretirement benefits, such as retiree health benefits, are accrued during the years an employee provides services.

   The funded status of these benefits were as follows:

                                                        DECEMBER 31,
                                                  ------------------------
                                                     1996          1995
                                                  ----------    ----------
                                                  (DOLLARS IN THOUSANDS)

Accumulated postretirement benefit obligation       $(57,836)    $(58,484)
Unrecognized transition obligation                     2,356        2,503
Unrecognized (gain)                                   (4,782)        (764)
                                                    --------     --------
Prepaid postretirement liability                    $(60,262)    $(56,745)
                                                    ========     ========

   Net periodic postretirement expense included the following:

                                                     YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                              1996             1995              1994
                                           ----------       ----------       ----------
                                                      (DOLLARS IN THOUSANDS)
Service cost                                  $2,445          $2,513          $2,569
Interest cost                                  3,998           4,240           4,052
Amortization of transition obligation            147             147             147
Curtailment gain                                (580)           (570)             --
                                              ------          ------          ------
                                              $6,010          $6,330          $6,768
                                              ======          ======          ======

   Net periodic postretirement expense was calculated using the following assumptions: the weighted average discount rate was 7.5% for all years presented; and the medical trend rate was expected to increase at a rate of 9.0% in 1996, and 8.0% in 1997 thereafter decreasing 1% per year until a stable 5.0% medical inflation rate is reached in 2000. The effect of a 1.00% increase in the trend rates is not significant.

   Great Western has unfunded retirement restoration plans for employees whose benefits under the principal funded plan are reduced because of compensation deferral elections or limitations under federal tax laws. At December 31, 1996, the projected benefit obligation for these plans was $3.7 million.

   Great Western sponsors a nonqualified, unfunded, Supplemental Executive Retirement Plan ("SERP")for certain senior officers and a nonqualified unfunded directors' retirement plan. Great Western has purchased cost recovery life insurance, primarily with one carrier, on the lives of the participants of the supplemental executive retirement plan, directors' retirement plan and deferred compensation plan and it is sole owner and beneficiary of said policies. The amount of coverage is designed to provide sufficient revenues to fund said plans. The net cash surrender value of this life insurance, recorded in other assets, was $180.3 million at December 31, 1996 and $163.7 million at December 31, 1995, and net premium income related to insurance purchased was $8.4 million in 1996, $6.8 million in 1995 and $2.6 million in 1994.

   ASB maintains a SERP, the SERP is a nonqualified, noncontributory defined benefit plan where benefits are paid to certain officers using a target percentage which is based upon the number of years of service with ASB. This percentage is applied to the participant's average annual earnings for the highest three out of the final ten years of employment. These benefits are reduced to the extent a participant receives benefits from the ASB Plan.

   Washington Mutual maintains a retirement savings and investment plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15.00% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. ASB maintains a substantially similar plan. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years.

   Great Western maintains a savings plan for substantially all eligible employees that allows participants to make contributions equal to 14.00% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. The Company's partial matching contributions vest over three years.

   Great Western provides an optional deferred compensation plan for certain employees. Eligible employees can defer a portion of their compensation and Great Western agrees to pay interest on the balance of funds deferred. An enhanced rate is paid on funds deferred over three years.

   In 1990, ASB implemented a Phantom Share Plan (the "PSP") for the benefit of certain of its officers. As a result of the Keystone Transaction, the phantom shares became immediately exercisable and ASB incurred an expense of $12.0 million in December 1996.

   ASB established a Short-Term Incentive Plan ("STI") for the benefit of certain of its executives. The STI provides a short-term incentive to its participants based upon the achievement of both overall company and individual goals.

   Total employee benefit plan expense was as follows:

                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                               1996          1995         1994
                                               ----          ----         ----
                                                      (DOLLARS IN THOUSANDS)
Net periodic pension expense                  $ 2,511      $ 9,610       $11,511
Net periodic postretirement expense             6,010        6,330         6,768
Company's contributions to savings plan        21,934       19,163        22,137
SERP expense                                    6,494        5,821         6,490
STI expense                                     3,609        3,247         2,219
Restricted stock pension expense                4,736        3,958         4,844
Retirement restoration plan pension expense       587          945           213
Deferred compensation expense                   3,341        3,175         3,009
                                              -------      -------       -------
                                              $49,222      $52,249       $57,191
                                              =======      =======       =======

NOTE 27:  CONTINGENCIES

   The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a material adverse effect on the Company's financial position.

   As part of the administration and oversight of the Assistance Agreement and other agreements among ASB, certain of its affiliates and the FDIC, the FDIC has a variety of review and audit rights, including the right to review and audit computations of payments in lieu of taxes. ASB and certain of its affiliates have entered into settlement agreements with the FDIC for all periods through June 30, 1994, pursuant to which ASB, its affiliates and the FDIC have mutually settled and released various claims in consideration of certain nominal payments. The Office of Inspector General has completed its audit of transactions and payments under the Assistance Agreement and other agreements occurring during the period beginning July 1, 1994 and ending June 30, 1996. Keystone Holdings has received no notice of any issues involving more than nominal amounts arising after June 30, 1994.

   As part of the Keystone Transaction, 8,000,000 shares of common stock, with an assigned value of $41.6125 per share (the "Litigation Escrow Shares"), were issued to an escrow for the benefit of the general and limited partners of Keystone Holdings and the FRF and their transferees (the "Litigation Escrow"). Shares will be released from the Litigation Escrow if and only to the extent that Washington Mutual receives net cash proceeds from certain litigation that Keystone Holdings and certain of its subsidiaries are pursuing against the United States (the "Case"), which litigation became an asset of the Company in the Keystone Transaction. Upon Washington Mutual's receipt of net cash proceeds from a judgment or settlement of the Case, if any ("Case Proceeds"), all or part of the Litigation Escrow Shares will be released, 64.9% to the general and limited partners of Keystone Holdings and 35.1% to the FRF. The number of Litigation Escrow Shares released will be equal to the Case Proceeds, reduced by certain tax and litigation-related expenses, divided by $41.6125. If not all of the Litigation Escrow Shares are distributed prior to the expiration of the Litigation Escrow, any remaining Litigation Escrow Shares will be returned to Washington Mutual for cancellation. The Litigation Escrow expires the earlier of the date that is the sixth anniversary of the Keystone Transaction or that the Litigation Escrow Shares are released. In general, the Litigation Escrow will be automatically extended to 10 years if, prior to the sixth anniversary of the Keystone Transaction, there has been any judgment or final settlement in the Case granted or entered in favor of Washington Mutual or any of its subsidiaries.

    The operations of the Company are significantly influenced by general economic conditions, by the related monetary and fiscal policies of the federal government, and by the regulatory policies of financial institution regulatory authorities. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending and other investment activities are affected by the demand for mortgage financing and consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

NOTE 28: SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   The results of operations on a quarterly basis have been restated to give effect to the business combination with Great Western Financial Corporation. Results of operations on a quarterly basis were as follows:

                                                                                   YEAR ENDED DECEMBER 31, 1996
                                                         ---------------------------------------------------------------------------
                                                                     FIRST QUARTER                           SECOND QUARTER
                                                          ------------------------------------   -----------------------------------
                                                          WASHINGTON     GREAT                   WASHINGTON    GREAT
                                                            MUTUAL      WESTERN      RESTATED      MUTUAL     WESTERN      RESTATED
                                                          ----------    --------    ----------   ----------   --------    ----------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income                                             $764,622    $825,240    $1,589,862    $776,269    $808,617    $1,584,886
Interest expense                                             477,620     472,642       950,262     476,508     454,994       931,502
                                                            --------    --------    ----------    --------    --------    ----------
Net interest income                                          287,002     352,598       639,600     299,761     353,623       653,384
Provision for loan losses                                     19,910      36,021        55,931      19,396      32,566        51,962
Other income                                                  58,594      85,792       144,386      60,893      90,221       151,114
Other expense                                                183,657     283,575       467,232     189,040     280,707       469,747
                                                            --------    --------    ----------    --------    --------    ----------
Income before income taxes and minority interest             142,029     118,794       260,823     152,218     130,571       282,789
Income taxes                                                  49,695      47,500        97,195      49,151      51,300       100,451
Minority interest in earnings of consolidated subsidiary       3,527          --         3,527       3,450          --         3,450
                                                            --------    --------    ----------    --------    --------    ----------
Net income                                                  $ 88,807    $ 71,294    $  160,101    $ 99,617    $ 79,271    $  178,888
                                                            ========    ========    ==========    ========    ========    ==========
Net income attributable to common stock                     $ 84,202    $ 65,040    $  149,242    $ 95,013    $ 73,029    $  168,042
                                                            ========    ========    ==========    ========    ========    ==========
Net income per common share
  Primary                                                   $   0.75                $     0.63    $   0.84                $     0.71
  Fully diluted                                                 0.74                      0.62        0.83                      0.70

                                                                                   YEAR ENDED DECEMBER 31, 1996
                                                         ---------------------------------------------------------------------------
                                                                     THIRD QUARTER                            FOURTH QUARTER
                                                         ----------------------------------   --------------------------------------
                                                         Washington   Great                    Washington      Great
                                                           Mutual    Western     Restated        Mutual       Western    Restated
                                                         ---------- ---------   -----------   -------------   --------  -----------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income                                           $797,694  $ 801,486   $ 1,599,180   $     810,651   $802,511  $ 1,613,162
Interest expense                                           501,074    461,742       962,816         503,027    466,536      969,563
                                                          --------  ---------   -----------   -------------   --------  -----------
Net interest income                                        296,620    339,744       636,364         307,624    335,975      643,599
Provision for loan losses                                   15,270     41,671        56,941         141,701     85,900      227,601
Other income                                                69,017     82,995       152,012          76,377    134,275      210,652
Other expense                                              320,089    449,343       769,432         343,370    378,818      722,188
                                                          --------  ---------   -----------   -------------   --------  -----------
Income before income taxes and minority interest            30,278    (68,275)      (37,997)       (101,070)     5,532      (95,538)
Income taxes                                                12,963    (28,400)      (15,437)        (16,202)       400      (15,802)
Minority interest in earnings of consolidated subsidiary     3,527         --         3,527           3,066         --        3,066
                                                          --------  ---------   -----------   -------------   --------  -----------
Net income                                                $ 13,788  $ (39,875)  $   (26,087)  $     (87,934)  $  5,132  $   (82,802)
                                                          ========  =========   ===========   =============   ========  ===========
Net income attributable to common stock                   $  9,183  $ (44,250)  $   (35,067)  $     (92,539)  $  1,708  $   (90,831)
                                                          ========  =========   ===========   =============   ========  ===========

Net income per common share
  Primary                                                 $   0.08              $     (0.15)  $       (0.81)            $     (0.38)
  Fully diluted                                               0.08                    (0.15)          (0.81)                  (0.38)

                                                                                   YEAR ENDED DECEMBER 31, 1995
                                                         ---------------------------------------------------------------------------
                                                                     FIRST QUARTER                            SECOND QUARTER
                                                         -------------------------------------  ------------------------------------
                                                          Washington    Great                   Washington     Great
                                                            Mutual     Western       Restated     Mutual      Western      Restated
                                                          ----------   --------     ----------  ----------    --------    ----------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income                                             $673,182    $757,336    $1,430,518    $720,743    $809,119    $1,529,862
Interest expense                                             446,644     449,974       896,618     483,078     497,064       980,142
                                                            --------    --------    ----------    --------    --------    ----------
Net interest income                                          226,538     307,362       533,900     237,665     312,055       549,720
Provision for loan losses                                     21,669      47,145        68,814      18,489      40,811        59,300
Other income                                                  60,221      84,696       144,917      50,244      90,773       141,017
Other expense                                                176,755     272,929       449,684     181,833     278,781       460,614
                                                            --------    --------    ----------    --------    --------    ----------
Income before income taxes and minority interest              88,335      71,984       160,319      87,587      83,236       170,823
Income taxes                                                  20,716      28,500        49,216      22,672      32,800        55,472
Minority interest in earnings of consolidated subsidiary       3,948          --         3,948       3,948          --         3,948
                                                            --------    --------    ----------    --------    --------    ----------
Net income                                                  $ 63,671    $ 43,484    $  107,155    $ 60,967    $ 50,436    $  111,403
                                                            ========    ========    ==========    ========    ========    ==========
Net income attributable to common stock                     $ 59,025    $ 37,230    $   96,255    $ 56,321    $ 44,182    $  100,503
                                                            ========    ========    ==========    ========    ========    ==========
Net income per common share
  Primary                                                   $   0.60                $     0.42    $   0.62                $     0.43
  Fully diluted                                                 0.58                      0.42        0.60                      0.43

                                                                                  YEAR ENDED DECEMBER 31, 1995
                                                         ---------------------------------------------------------------------------
                                                                     THIRD QUARTER                            FOURTH QUARTER
                                                         -------------------------------------  ------------------------------------
                                                          Washington    Great                   Washington     Great
                                                            Mutual     Western       Restated     Mutual      Western      Restated
                                                          ----------   --------     ----------  ----------    --------    ----------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income                                             $751,981    $839,995    $1,591,078    $770,180    $835,835    $1,606,015
Interest expense                                             495,556     505,498     1,001,054     498,158     484,046       982,204
                                                            --------    --------    ----------    --------    --------    ----------
Net interest income                                          256,425     334,497       590,922     272,022     351,789       623,811
Provision for loan losses                                     17,302      43,167        60,469      16,914      45,927        62,841
Other income                                                  48,358      88,124       136,482      57,766     123,385       181,151
Other expense                                                173,114     266,119       439,233     177,675     275,680       453,355
                                                            --------    --------    ----------    --------    --------    ----------
Income before income taxes and minority interest             114,367     113,335       227,702     135,199     153,567       288,766
Income taxes                                                  33,079      44,800        77,879      43,326      55,000        98,326
Minority interest in earnings of consolidated subsidiary       3,948          --         3,948       3,949          --         3,949
                                                            --------    --------    ----------    --------    --------    ----------
Net income                                                  $ 77,340    $ 68,535    $  145,875    $ 87,924    $ 98,567    $  186,491
                                                            ========    ========    ==========    ========    ========    ==========
Net income attributable to common stock                     $ 72,694    $ 62,281    $  134,975    $ 83,278    $ 92,313    $  175,591
                                                            ========    ========    ==========    ========    ========    ==========

Net income per common share
  Primary                                                   $   0.66                $     0.58    $   0.71                $     0.74
  Fully diluted                                                 0.64                      0.57        0.69                      0.73

NOTE 29:  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

   The fair value of financial instruments were as follows:

                                                                           DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                              1996                              1995
                                                 ---------------------------------------------------------------
                                                    CARRYING           FAIR           CARRYING           FAIR
                                                     AMOUNT            VALUE           AMOUNT            VALUE
                                                 ------------     ------------     ------------     ------------
                                                                      (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and cash equivalents                      $  1,665,355     $  1,665,355     $  2,078,250     $  2,078,250
  Trading account securities                            1,647            1,647              238              238
  Available-for-sale securities                    16,093,529       16,093,529       20,751,932       20,751,932
  Held-to-maturity securities                       4,479,056        4,545,126        5,084,456        5,204,768
  Investment in FHLB stock                            843,002          843,002          755,491          755,491
  Mortgage servicing rights                           165,270          213,121          115,145          123,270
  Loans, exclusive of reserve for loan losses      61,831,109       61,849,717       54,678,313       54,602,961
                                                 ------------     ------------     ------------     ------------
                                                   85,078,968       85,211,497       83,463,825       83,516,910
Financial liabilities:
  Deposits                                         52,666,914       52,779,563       53,697,888       53,898,792
  Annuities                                           878,057          878,057          855,503          855,503
  Federal funds purchased and commercial
   paper                                            2,153,506        2,153,506        1,749,833        1,749,906
  Securities sold under agreements to
    repurchase                                     12,033,119       12,050,518       14,853,052       14,853,498
  Advances from the FHLB                           10,011,425       10,028,513        5,570,819        5,588,002
  Other borrowings                                  3,209,694        3,385,876        2,996,062        3,201,870
                                                 ------------     ------------     ------------     ------------
                                                   80,952,715       81,276,033       79,723,157       80,147,571
Derivative instruments(1):
  Interest rate exchange agreements:
     Designated against available-for-sale
       securities                                        (646)            (646)         (11,847)         (11,847)
     Designated against deposits and
       borrowings                                        (446)          11,896             (683)         (12,623)
  Interest rate cap agreements:
     Designated against available-for-sale
       securities                                       2,460            2,460            9,415            9,415
     Designated against deposits and
       borrowings                                      17,533            3,411           17,691             (630)
                                                 ------------     ------------     ------------     ------------
                                                       18,901           17,121           14,576          (15,685)
Standby letters of credit                                                  (42)                              (62)
Forward sales contracts                                                     83                               384
Off-balance sheet loan commitments                         --            7,714               --           16,683
                                                 ------------     ------------     ------------     ------------
Net financial instruments                        $  4,145,154     $  3,960,340     $  3,755,244     $  3,370,659
                                                 ============     ============     ============     ============

----------

(1) See Note 18: Interest Rate Risk Management.

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of December 31, 1996 and 1995:

   Cash and cash equivalents -- The carrying amount represented fair value.

   Trading account securities -- Fair values were based on quoted market prices.

   Available-for-sale securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities. In certain circumstances, the fair value of servicing spreads on securitized loans is also included.

   Held-to-maturity securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

   Investment in FHLB stock -- The carrying amount represented fair value.

   Mortgage servicing rights -- The fair value of mortgage servicing rights is estimated using projected cash flows, adjusted for the effects of anticipated prepayments, using a market discount rate.

   Loans -- Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

   Deposits -- The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products. Core deposit intangibles are not included.

   Annuities -- The carrying amount represented fair value.

   Federal funds purchased and commercial paper -- Federal funds purchased were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings. The carrying amount of commercial paper represented fair value.

   Securities sold under agreements to repurchase -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

   Advances from FHLBs -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

   Other borrowings -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

   Derivative instruments -- The fair value for interest rate exchange agreements was determined using dealer quotations, when available, or the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

   Standby letters of credit -- The fair value of standby letters of credit is based on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

   Forward sales contracts -- The fair value of forward sales contracts purchased as a hedge of fixed rate commitments and commitments to fund real estate loans is estimated using current market prices adjusted for various risk factors and market volatility.

   Off-balance sheet loan commitments -- Loan commitments are commitments the Company made to borrowers at locked-in rates. The fair value of loan commitments was estimated based on current levels of interest rates versus the committed interest rates. The balance shown represents the differential between committed value and fair value.

NOTE 30:  SUPPLEMENTAL FINANCIAL INFORMATION -- WMI

   WMI was formed August 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

                        SUPPLEMENTAL STATEMENTS OF INCOME

                                                                            PERIOD OF
                                                                         AUGUST 17, 1994
                                                                         (INCEPTION) TO
                                          YEAR ENDED DECEMBER 31,         DECEMBER 31,
                                       ----------------------------      ---------------
                                          1996             1995               1994
                                       -----------      -----------      ---------------
                                                      (DOLLARS IN THOUSANDS)
INTEREST INCOME
Available-for-sale securities             $  6,777         $  8,033             $  1,641
Cash equivalents                             5,378              471                   44
                                       -----------      -----------      ---------------
  Total interest income                     12,155            8,504                1,685
INTEREST EXPENSE
Deposits                                      (683)              --                   --
Borrowings                                  15,079            9,072                  884
  Total interest expense                    14,396            9,072                  884
                                       -----------      -----------      ---------------
     Net interest (expense) income          (2,241)            (568)                 801
OTHER INCOME
Equity in net earnings of
 subsidiaries(1)                           248,123          554,652              135,369
Other operating income                         122                8                   --
(Loss) on sale of other assets                  --             (171)                  --
                                       -----------      -----------      ---------------
  Total other income                       248,245          554,489              135,369
OTHER EXPENSE
Salaries and employee benefits               3,561            2,716                   --
Occupancy and equipment                         11                1                   --
Other operating expense                     18,013            3,289                  228
Amortization of goodwill                       629               --                   --
                                       -----------      -----------      ---------------
  Total other expense                       22,214            6,006                  228
                                       -----------      -----------      ---------------
     Income before income taxes            223,790          547,915              135,942
Income tax (benefit) expenses               (8,105)            (865)                 201
                                       -----------      -----------      ---------------
Net income(1)                             $231,895         $548,780             $135,741
                                       ===========      ===========      ===============

----------

(1) Contains intercompany transactions eliminated upon consolidation.

                  SUPPLEMENTAL STATEMENTS OF FINANCIAL POSITION

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1996             1995
                                                                ----------       ----------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents                                       $  109,356       $   90,096
Available-for-sale securities                                       82,033           99,932
Loans                                                               92,083          147,867
Investment in subsidiaries(1)                                    4,940,159        5,274,432
Other assets                                                        12,917              929
                                                                ----------       ----------
  Total assets                                                  $5,236,548       $5,613,256
                                                                ==========       ==========
LIABILITIES
Securities sold under agreements to repurchase                  $   68,326       $   82,481
Other borrowings                                                   148,007          147,845
Other liabilities                                                   12,230            5,647
                                                                ----------       ----------
  Total liabilities                                                228,563          235,973
STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares
  authorized -- 5,382,500 and 6,782,500 shares issued and
  outstanding                                                           --               --
Common stock, no par value: 350,000,000 shares
  authorized -- 250,230,644 and 243,239,258 issued and
  outstanding                                                           --               --
Capital surplus - preferred stock(1)                               273,141          413,141
Capital surplus - common stock(1)                                1,772,053        1,761,951
Valuation reserve for available-for-sale securities                  1,156            2,390
Valuation reserve for available-for-sale
  securities -- subsidiaries                                       117,469          294,758
Retained earnings(1)                                             2,844,166        2,905,043
                                                                ----------       ----------
  Total stockholders' equity                                     5,007,985        5,377,283
                                                                ----------       ----------
  Total liabilities and stockholders' equity                    $5,236,548       $5,613,256
                                                                ==========       ==========

----------

(1) Contains intercompany transactions eliminated upon consolidation.

                      SUPPLEMENTAL STATEMENTS OF CASH FLOWS

                                                                                                PERIOD OF
                                                             YEAR ENDED DECEMBER 31,          AUGUST 17, 1994
                                                          ------------------------------       (INCEPTION) TO
                                                               1996             1995          DECEMBER 31, 1994
                                                          ------------      ------------      -----------------
                                                                           (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(1)                                                $ 231,895         $ 548,780            $ 135,741
Adjustments to reconcile net income to net cash
  (used) provided by operating activities:
  (Increase) decrease in interest receivable                       (69)               80                 (693)
  Increase in interest payable                                     530             3,167                  884
  (Decrease) in income taxes payable                            (8,105)             (865)              (1,151)
  Equity in undistributed earnings of
     subsidiaries                                             (248,123)         (554,652)            (135,369)
  (Increase) decrease in other assets                          (16,619)            9,910                   39
  Increase in other liabilities                                 14,867               720                  252
                                                             ---------         ---------            ---------
     Net cash (used) provided by operating activities          (25,624)            7,140                 (297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                          --                --             (111,984)
Principal payments of available-for-sale
  securities                                                    16,118            12,594                4,486
Principal repayments on loans                                  147,867
Origination and purchases of loans                             (92,083)         (147,867)                  --
Investment in subsidiary                                      (170,000)
Dividends received from subsidiaries                           280,026           136,521                   --
Acquisition of wholly owned subsidiary(1)                           --                --              (82,877)
                                                             ---------         ---------            ---------
     Net cash provided (used) by investing
       activities                                              181,928             1,248             (190,375)
CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) increase in securities sold under
  agreements to repurchase                                     (14,155)           (1,848)              84,329
Proceeds of other borrowings                                        --           147,845                   --
Issuance of common stock through stock options and
  employee stock plans                                          20,604             8,379                  994
Repurchase of preferred stock                                       --            (1,990)                  --
Conversion of preferred stock to common stock                     (107)               --                   --
Cash dividends paid                                           (143,386)          (76,581)                  --
Contribution from wholly owned subsidiaries(1)                      --                --              111,252
                                                             ---------         ---------            ---------
     Net cash (used) provided by financing activities         (137,044)           75,805              196,575
                                                             ---------         ---------            ---------
     Increase in cash and cash equivalents                      19,260            84,193                5,903
     Cash and cash equivalents at beginning of year             90,096             5,903                   --
                                                             ---------         ---------            ---------
     Cash and cash equivalents at end of year                $ 109,356         $  90,096            $   5,903
                                                             =========         =========            =========

----------

(1) Contains intercompany transactions eliminated upon consolidation.

NOTE 31:  SUBSEQUENT EVENTS

BUSINESS COMBINATIONS

        On June 13, 1997, the shareholders of Washington Mutual voted to approve the issuance of Washington Mutual common stock in connection with a proposed merger pursuant to which Great Western will merge with and into New American Capital, Inc. a wholly owned subsidiary of Washington Mutual. The merger was completed July 1, 1997. At July 1, 1997, Great Western had assets of $43.8 billion, deposits of $27.8 billion and stockholder's equity of $2.7 billion.

        In connection with the closing of the merger with Great Western, the Company recorded pretax transaction-related expenses of $355.9 million in the third quarter of 1997. (This brings the total of such expenses for the first nine months of 1997 to $424.9 million.) As anticipated, the largest of these expense categories were severance and management payments and facilities and equipment impairment.

        Additionally, the Company has begun to implement its plan to sell approximately $1.1 billion of residential mortgage loans from GWB's portfolio which the Company had previously identified as having both high loan-to-value ratios and borrowers whose credit history is marginal. These loans are being transferred to a special purpose corporation which will issue two classes of securities. One class will be subordinated to the other, thereby providing credit enhancement to the first class. When this securitization is completed in the fourth quarter of 1997, the securities will be placed in the Company's available-for-sale or trading portfolios, as management deems appropriate. The securities may subsequently be sold, from time to time, based upon management's future judgment of market conditions and execution capabilities. As a result of the foregoing process, the identified loans have been classified as held for sale as of September 30, 1997 and marked to the lower of cost or market with a charge to earnings of approximately $100.0 million.

        In addition to the transaction-related charges and the market adjustment of the loans, during he first nine months of 1997 the Company recorded $116.5 million in tax benefits related to the exercise of options under the Great Western stock option plan. This benefit was recorded directly as an increase to stockholders' equity as the options were exercised. The net after-tax effect upon stockholders' equity of all adjustments from merger-related activity was a reduction of $267.9 million.

        On January 15, 1997, Washington Mutual acquired United Western Financial Group, Inc. ("United Western") of Salt Lake City and its United Savings Bank and Western Mortgage Loan Corporation subsidiaries for $79.5 million in cash. At January 15, 1997, United Western had assets of $404.1 million, deposits of $299.9 million, and stockholders' equity of $53.7 million. The acquisition of United Western was treated as a purchase for accounting purposes. Accordingly on January 15, 1997, the assets and liabilities and stockholders' equity of United Western were recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of United Western. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $4.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $420,000 per year.

FINANCING MATTERS

        On January 27, 1997, Great Western Financial Trust II (the "subsidiary trust II"), a wholly-owned subsidiary of Great Western, issued $300.0 million of 8.206% Trust Originated Preferred Securities (the "preferred securities II").
In connection with the subsidiary trust II's issuance of the preferred securities II, Great Western issued to the subsidiary trust II $309.0 million principal amount of its 8.206% subordinated deferrable interest notes, due 2027 (the "subordinated notes II"). The sole assets of the subsidiary trust II are and will be the subordinated notes II. Great Western's obligations under the subordinated notes II and related agreements, taken together, constitute a full and unconditional guarantee by Great Western of the subsidiary trust II's obligations under the preferred securities II.

        On May 31, 1997, Washington Mutual Capital I (the "Trust"), a wholly-owned subsidiary of Washington Mutual, Inc., issued $400.0 million of 8.375% Subordinated Capital Income Securities (the "Capital Securities"). In connection with the Trust's issuance of the Capital Securities, Washington Mutual, Inc. issued to the Trust $412.0 million principal amount of its 8.375% Junior Subordinated Debentures, due 2027 (the "Subordinated Debentures"). The sole assets of the Trust are and will be the Subordinated Debentures. Washington Mutual, Inc.'s obligations under the Subordinated Debentures and related agreements, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

        On September 16, 1997 the Board of Directors approved a resolution to redeem all of the issued and outstanding shares of 8.30% Cumulative Preferred Stock, Series F. The Company has issued a notice of redemption with a redemption date of November 1, 1997.

LEGAL MATTERS

        On February 3, 1997, Great Western received preliminary approval in Federal Court of a $17.2 million settlement reached with plaintiffs in connection with the sale of uninsured investment products. Final approval of the settlement is set for April 14, 1997.

EMPLOYEE BENEFITS

        Effective February 25, 1997, prior to being acquired by the Company, Great Western approved a Broad Based Plan (the Plan) for eligible employees who are not covered by an existing severance plan and are not offered a comparable position by an acquiring company or whose employment is terminated within 12 months of a change in control, as defined by the Plan. The minimum pay will equate to six months with the maximum of 18 months obtainable under the Plan. As a result of the adoption of the Plan, Great Western will record an increase to the restructuring liability in the first quarter of 1997 of approximately $10 million.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

        On July 8, 1997, the shareholders of Washington Mutual approved an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of common stock from 350,000,000 shares to 800,000,000 shares.

DISPOSAL OF  SUBSIDIARY

        On September 3, 1997, Washington Mutual signed a definitive agreement to sell WM Life, Inc., a wholly-owned insurance subsidiary of the Company to SAFECO Corporation. The transaction is valued at $140.0 million. The sale is subject to the approvals or non-objections of state insurance regulators and federal antitrust regulators. The transaction is expected to completed in the fourth quarter of 1997.

            UNAUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                          as of June 30, 1997 and 1996

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME


                                                                   Six Months Ended June 30,
------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                      1997           1996
------------------------------------------------------------------------------------------------
                                                                          (Unaudited)
Interest income
  Loans                                                              $2,505,301      $2,250,323
  Available-for-sale securities                                         532,018         698,237
  Held-to-maturity securities                                           196,928         188,090
  Other                                                                  51,518          38,098
------------------------------------------------------------------------------------------------
    Total interest income                                             3,285,765       3,174,748
Interest expense
  Deposits                                                            1,081,280       1,131,189
  Borrowings                                                            891,558         750,575
------------------------------------------------------------------------------------------------
    Total interest expense                                            1,972,838       1,881,764
------------------------------------------------------------------------------------------------
      Net interest income                                             1,312,927       1,292,984
  Provision for loan losses                                             103,809         107,893
------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses             1,219,118       1,185,091

Other income
  Depositor fees                                                        174,978         131,957
  Loan servicing fees                                                    43,084          40,884
  Securities and insurance commissions                                   95,764          87,361
  Other operating income                                                 55,871          39,979
  Gain on sale of loans                                                  13,942          13,980
  Gain (loss) on sale of assets                                           9,973          (4,176)
  Write-down of mortgage-backed securities                              (12,422)        (14,485)
------------------------------------------------------------------------------------------------
    Total other income                                                  381,190         295,500
Other expense
  Salaries and employee benefits                                        411,563         421,550
  Occupancy and equipment                                               158,847         153,091
  Regulatory assessments                                                 17,204          56,439
  Telecommunications and outsourced information services                 86,073          70,510
  Other operating expense                                               204,336         185,965
  Transaction-related expense                                            58,026               -
  Amortization of goodwill and other intangible assets                   31,446          32,789
  Foreclosed asset expense, net                                           4,544          16,635
------------------------------------------------------------------------------------------------
    Total other expense                                                 972,039         936,979
------------------------------------------------------------------------------------------------
     Income before income taxes and minority interest                   618,269         543,612
Income taxes                                                            238,780         173,430
Provision for payments in lieu of taxes                                   8,616          24,216
------------------------------------------------------------------------------------------------
     Income before minority interest                                    370,873         345,966
Minority interest in earnings of consolidated subsidiaries                    -           6,977
------------------------------------------------------------------------------------------------
Net income                                                             $370,873        $338,989
================================================================================================
Net income attributable to common stock                                $359,015        $317,283
================================================================================================
Net income per common share:
  Primary                                                                $1.45            $1.34
  Fully diluted                                                           1.44             1.32

Dividends declared per common share                                       0.51             0.43

See Notes to Supplemental Consolidated Financial Statements

           SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


(dollars in thousands)                                                           June 30, 1997       Dec. 31, 1996
                                                                                 ---------------------------------
                                                                                            (Unaudited)
ASSETS
  Cash                                                                           $    964,478         $  1,032,379
  Cash equivalents                                                                    375,901              632,976
  Trading account securities                                                            1,170                1,647
  Available-for-sale securities, amortized cost $15,750,753 and $15,913,440
    Mortgage-backed securities                                                     13,619,914           13,968,875
    Other investments                                                               2,254,479            2,126,468
  Held-to-maturity securities, fair value $6,368,539 and $4,545,125
    Mortgage-backed securities                                                      6,178,431            4,286,361
    Other investments                                                                 195,019              192,695
  Loans                                                                            65,031,098           61,497,847
  Reserve for loan losses                                                            (666,057)            (677,141)
                                                                                 ---------------------------------
                                                                                   64,365,041           60,820,706
  Loans held for sale                                                                 434,303              333,262
  Investment in FHLB stock                                                            881,040              843,002
  Foreclosed assets                                                                   174,786              222,883
  Premises and equipment                                                            1,028,864            1,034,813
  Intangible assets arising from acquisitions                                         391,729              419,500
  Other assets                                                                      1,669,320            1,510,930
                                                                                 ---------------------------------
      Total assets                                                               $ 92,534,475         $ 87,426,497
                                                                                 =================================

LIABILITIES
  Deposits                                                                       $ 51,768,113         $ 52,666,914
  Annuities                                                                           888,454              878,057
  Federal funds purchased and commercial paper                                      3,441,374            2,153,506
  Securities sold under agreements to repurchase                                   11,871,883           12,033,119
  Advances from FHLBs                                                              14,296,469           10,011,425
  Other borrowings                                                                  3,452,037            3,209,694
  Other liabilities                                                                 1,574,457            1,480,694
                                                                                 ---------------------------------
      Total liabilities                                                            87,292,787           82,433,409

STOCKHOLDERS' EQUITY
  Preferred stock, no par value: 10,000,000 shares authorized -
    5,382,500 and 5,382,500 shares issued and outstanding:
       Nonconvertible liquidation preference                                          283,063              283,063
  Common stock, no par value: 350,000,000 shares authorized -
    252,013,170 and 250,230,644 shares issued and outstanding                          --                   --
  Capital surplus - common stock                                                    1,717,198            1,657,284
  Valuation reserve for available-for-sale securities                                  80,986              118,625
  Retained earnings                                                                 3,160,441            2,934,116
                                                                                 ---------------------------------
      Total stockholders' equity                                                    5,241,688            4,993,088
                                                                                 ---------------------------------
      Total liabilities and stockholders' equity                                 $ 92,534,475         $ 87,426,497
                                                                                 =================================

See Notes to Supplemental Consolidated Financial Statements

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                        Number of Shares
                                       ---------------------        Common
                                       Preferred        Common      Capital
(in thousands)                         Stock            Stock       Surplus
                                       ---------------------------------------
                                        (Unaudited)
Balance at December 31, 1996                  5,382     250,231   $ 1,657,284
Net income                                      --          --           --
Cash dividends on common stock                  --          --           --
Cash dividends on preferred stock               --          --           --
Common stock issued through stock
  options and employee stock plans              --        2,689        91,104
Common stock issued under dividend
  reinvestment plan                             --           20           847
Common stock acquired                           --         (908)      (32,016)
Miscellaneous stock transactions                --         --            --
Adjustment in valuation reserve
  for available-for-sale securities             --         --            --
Restricted stock activity, net                  --          (19)          (21)
                                       --------------------------------------
Balance at June 30, 1997                      5,382     252,013   $ 1,717,198
                                       =======================================

Balance at December 31, 1995                  7,300     243,239   $ 1,517,807
Net income                                      --         --            --
Cash dividends on common stock                  --         --            --
Cash dividends on preferred stock               --         --            --
Common stock issued through stock
  options and employee stock plans              --          542        11,598
Common stock issued under dividend
  reinvestment plan                             --          34            878
Common stock acquired                           --        (201)        (5,229)
Conversion of preferred stock to common         (2)         15            340
Miscellaneous stock transactions                --         --            --
Adjustment in valuation reserve
  for available-for-sale securities             --         --            --
Restricted stock activity, net                  --          (6)          (130)
                                       ---------------------------------------
Balance at June 30, 1996                      7,298     243,623   $ 1,525,264
                                       =======================================










                                       Convertible      Non convertible               Valuation      Total
                                       Preferred        Preferred       Retained      Reserve for    Stockholders'
(in thousands)                         Stock            Stock           Earnings      Securities     Equity
                                       --------------------------------------------------------------------------

Balance at December 31, 1996                    $--      $   283,063    $ 2,934,116    $   118,625    $ 4,993,088
Net income                                       --             --          370,873           --          370,873
Cash dividends on common stock                   --             --         (133,128)          --         (133,128)
Cash dividends on preferred stock                --             --          (11,855)          --          (11,855)
Common stock issued through stock
  options and employee stock plans               --             --             --             --           91,104
Common stock issued under dividend
  reinvestment plan                              --             --             --             --              847
Common stock acquired                            --             --             --             --          (32,016)
Miscellaneous stock transactions                 --             --              108           --              108
Adjustment in valuation reserve
  for available-for-sale securities              --             --             --          (37,639)       (37,639)
Restricted stock activity, net                   --             --              327           --              306
                                       --------------------------------------------------------------------------
Balance at June 30, 1997                        $--      $   283,063    $ 3,160,441    $    80,986    $ 5,241,688
                                       ==========================================================================

Balance at December 31, 1995              $   269,375    $   283,063    $ 2,996,787    $   297,148    $ 5,364,180
Net income                                       --             --          338,989           --          338,989
Cash dividends on common stock                   --             --         (156,856)          --         (156,856)
Cash dividends on preferred stock                --             --          (21,706)          --          (21,706)
Common stock issued through stock
  options and employee stock plans               --             --             --             --           11,598
Common stock issued under dividend
  reinvestment plan                              --             --             --             --              878
Common stock acquired                            --             --             --             --           (5,229)
Conversion of preferred stock to common          (350)          --             --             --              (10)
Miscellaneous stock transactions                 --             --             --             --             --
Adjustment in valuation reserve
  for available-for-sale securities              --             --             --         (274,533)      (274,533)
Restricted stock activity, net                   --             --            1,993           --            1,863
                                       --------------------------------------------------------------------------
Balance at June 30, 1996                  $   269,025    $   283,063    $ 3,159,207    $    22,615    $ 5,259,174
                                       ==========================================================================

See Notes to Supplemental Consolidated Financial Statements

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                       Six Months Ended June 30,
                                                                       -------------------------
(dollars in thousands)                                                       1997         1996
                                                                       ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES                                          (unaudited)
Net income                                                                 $370,873     $338,989
Adjustments to reconcile net income to net cash provided by
  operating activities:
      Provision for loan losses                                             103,809      107,893
      (Gain) on sale of loans                                               (13,942)     (13,980)
      (Gain) loss on sale of assets                                          (9,973)       4,176
      Depreciation and amortization                                          85,723       95,444
      FHLB stock dividend                                                   (25,104)     (38,572)
      Write-down of mortgage backed securities                              12,422       14,485
      Decrease (increase) in trading account securities                         477       (3,477)
      Origination of loans held for sale                                 (2,224,732)  (1,391,626)
      Sale of loans held for sale                                         2,123,691    1,379,363
      (Increase) decrease in other assets                                  (137,318)     341,228
      Increase in other liabilities                                         116,297      239,970
                                                                       ------------  -----------
Net cash provided by operating activities                                   402,223    1,073,893

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                               (1,854,614)  (2,483,721)
Principal payments and maturities of available-for-sale securities          929,684    1,571,434
Sales of available-for-sale securities                                    1,619,278    2,891,543
Purchases of held-to-maturities securities                                  (19,773)    (888,563)
Principal payments and maturities of held-to-maturity securities            235,094    1,165,471
Sales of loans                                                               53,409      534,831
Principal payments on loans                                               5,009,082    4,254,966
Origination and purchases of loans                                      (11,566,859)  (8,674,949)
REO operations, net                                                         234,846      271,356
(Purchases) dispositions of premises and equipment, net                     (48,327)     (43,961)
                                                                       ------------  -----------
Net cash (used) by investing activities                                  (5,408,180)  (1,401,593)

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) in deposits                                                     (898,801)    (949,651)
Increase in annuities                                                        10,397       10,846
Increase (decrease) in federal funds and commercial paper purchased       1,287,868      (34,803)
(Decrease) in securities sold under short-term agreements to
  repurchase                                                             (3,016,656)  (1,223,726)
Proceeds from securities sold under long-term agreements to
  repurchase                                                              3,954,254      574,081
Repayment of securities sold under long-term agreements to
  repurchase                                                             (1,098,834)    (202,672)
Proceeds from FHLB advances                                              22,980,633    8,992,910
Payments on FHLB advances                                               (18,695,589)  (7,418,126)
Proceeds (repayments) from other borrowings                                 242,343      106,155
Other capital transactions                                                   60,349        9,100
Cash dividends paid                                                        (144,983)    (178,562)
                                                                       ------------  -----------
      Net cash provided by financing activities                           4,680,981     (314,448)
                                                                       ------------  -----------
      (Decrease) in cash and cash equivalents                              (324,976)    (642,148)
      Cash and cash equivalents at beginning of period                    1,665,355    2,078,250
                                                                       ------------  -----------
      Cash and cash equivalents at end of period                       $  1,340,379  $ 1,436,102
                                                                       ============  ===========

              SUPPLEMENTAL DISCLOSURES RELATED TO THE SUPPLEMENTAL
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     Six Months Ended June 30,
-----------------------------------------------------------------------------------------------
(dollars in thousands)                                                        1997        1996
-----------------------------------------------------------------------------------------------
                                                                           (Unaudited)
NONCASH INVESTING ACTIVITIES
  Loans exchanged for mortgage-backed securities and held for
    investment                                                         $2,696,300   $920,072
  Loans transferred to foreclosed assets                                  231,966    338,731
  Loans originated to facilitate the sale of foreclosed properties            --      75,614
  Loans originated to refinance existing loans                            628,210    590,529
CASH PAID DURING THE PERIOD FOR
  Interest on deposits                                                  1,068,831  1,094,051
  Interest on borrowings                                                  871,111    740,260
  Income taxes                                                            157,628    157,552

See Notes to Supplemental Consolidated Financial Statements

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  ACCOUNTING ADJUSTMENTS

        The information included in the supplemental consolidated statements of financial position as of June 30, 1997 and December 31, 1996 and the supplemental consolidated statements of income, stockholders' equity and cash flows of Washington Mutual, Inc. ("Washington Mutual" or the "Company") for the quarter and six months ended June 30, 1997 and 1996 reflect all adjustments, including only normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the period presented.

2.  EARNINGS PER SHARE

        Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock. Information used to calculate earnings per share was as follows:

                                                                    Six Months Ended June 30,
-----------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1997            1996
-----------------------------------------------------------------------------------------------
                                                                           (Unaudited)
DATA USED TO COMPUTE PER SHARE AMOUNTS
Net income                                                            $370,873       $338,989
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (3,138)        (3,138)
  Noncumulative Perpetual, Series E                                     (1,872)        (1,872)
  Noncumulative Convertible Perpetual, Series D                              -         (4,200)
  Convertible (Great Western)                                                -         (5,648)
  Nonconvertible cumulative, Series F (Great Western)                   (6,848)        (6,848)
-----------------------------------------------------------------------------------------------
Net income available to primary common stock                          $359,015       $317,283
===============================================================================================

Net income                                                            $370,873       $338,989
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (3,138)        (3,138)
  Noncumulative Perpetual, Series E                                     (1,872)        (1,872)
  Nonconvertible cumulative, Series F (Great Western)                   (6,848)        (6,848)
-----------------------------------------------------------------------------------------------
Net income available to fully diluted common stock                    $359,015       $327,131
===============================================================================================

Average common shares outstanding:
  Primary                                                          247,375,744    236,951,504
  Fully diluted                                                    249,055,435    248,175,044

        In February 1997, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock such as options, warrants, convertible securities or contingent stock agreements if those securities trade in a public market. This standard specifies computation and presentation requirements for both basic EPS and, for entities with complex capital structures, diluted EPS. SFAS No. 128 is effective for reporting periods ending after December 15, 1997 and early adoption of the standard is not permitted. The adoption of SFAS No. 128 will have no material impact on the Company's results of operations on a per share basis.

3.  CAPITAL STRUCTURE

        In February 1997, FASB issued SFAS No. 129, Disclosure of Information about Capital Structure. SFAS No. 129 establishes standards for disclosing information about an entities capital structure. Effective for periods ending after December 31, 1997, the Company does not anticipate the adoption of SFAS No. 129 to have a material impact on its financial position or results of operations.

4.  COMPREHENSIVE INCOME

        In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 is effective for periods beginning after December 15, 1997 and requires disclosure of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company does not anticipate the adoption of SFAS No. 130 to have a material impact on its financial position or results of operations.

5.  SEGMENT DISCLOSURES

        In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 is effective for periods beginning after December 15, 1997 and requires disclosure of results of operations and other key information, such as products and services, geographic operations and major customers, by key operating segments. The Company does not anticipate the adoption of SFAS No. 131 to have a material impact on its financial position or results of operations.

6.  SUBSEQUENT EVENT

        In connection with the closing of the merger with Great Western, the Company recorded pretax transaction-related expenses of $366.9 million in the third quarter of 1997. (This brings the total of such expenses for the first nine months of 1997 to $424.9 million.) As anticipated, the largest of these expense categories are severance and management payments and facilities and equipment impairment.

        Additionally, the company has begun to implement its plan to sell approximately $1.1 billion of residential mortgage loans from GWB's portfolio which the Company had previously identified as having both high loan-to-value ratios and borrowers whose credit history is marginal. these loans are being transferred to a special purpose corporation which will issue two classes of securities. One class will be subordinated to the other, thereby providing credit enhancement to the first class. When this securitization is completed, in the fourth quarter of 1997, the securities will be placed in the Company's available-for-sale or trading portfolios, as management deems appropriate. The securities may subsequently be sold, from time to time, based upon management's future judgment of market conditions and execution capabilities. As a result of the foregoing process, the identified loans have been classified as held for sale as of September 30, 1997 and marked to the lower of cost or market with a charge to earnings of approximately $100.0 million.

        In addition to the transaction-related charges and the market adjustment of the loans, during he first nine months of 1997 the Company recorded $116.5 million in tax benefits related to the exercise of options under the great western stock option plan. This benefit was recorded directly as an increase to stockholders' equity as the options were exercised. The net after-tax effect upon stockholders' equity of all adjustments from merger-related activity was a reduction of $267.9 million.

        On September 3, 1997, Washington Mutual signed a definitive agreement to sell WM Life Co., a wholly-owned subsidiary of the Company to SAFECO Corporation. The transaction is valued at $140.0 million. The sale is subject to the approvals or non-objection of state insurance regulators and federal antitrust regulators. The transaction is expected to completed in the fourth quarter of 1997.

        On September 16, 1997, Washington Mutual's Board of Directors approved a resolution to redeem all of the issued and outstanding shares of 8.30% Cumulative Preferred Stock, Series F. The Company has issued a notice of redemption with a redemption date of November 1, 1997.

                         Independent Auditors' Consent

The Board of Directors
Washington Mutual, Inc.
  as successor to
  Keystone Holdings, Inc.

We consent to the incorporation by reference on Form 8-K of Washington Mutual, Inc. dated October 10, 1997, of our report dated January 26, 1996, except as to Note 27 to the consolidated financial statements, which is as of February 8, 1996, with respect to the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of earnings, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the Annual Report on Form 10-K/A of Washington Mutual, Inc., dated April 25, 1997.

                                        KPMG Peat Marwick LLP

Los Angeles, California
October 10, 1997